SCHEDULE 14A
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INTEL CORPORATION
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INTEL CORPORATION
2200 Mission College Blvd.
Santa Clara, CA 95054-1549
(408) 765-8080

April 3, 2009

Dear Stockholder:

We look forward to your attendance in person, virtually via the Internet, or by proxy at the 2009 Annual Stockholders’ Meeting. We will hold the meeting at 8:30 a.m. Pacific Time on Wednesday, May 20, 2009 at Intel Corporation, Building SC-12, 3600 Juliette Lane, Santa Clara, California 95054. One of the steps we have taken this year to reduce operating expenses is to hold the meeting at an Intel building rather than at a rented facility, and only stockholders will be allowed to attend the meeting in person. In addition, unlike prior years, there will be no food service at the meeting. We are offering a live webcast of the annual meeting for our stockholders at www.intc.com where you will be able to vote electronically and submit questions during the meeting.

We also are pleased to be furnishing proxy materials to stockholders primarily over the Internet. We believe that this process expedites stockholders’ receipt of proxy materials, significantly lowers the costs of our annual meeting, and conserves natural resources. On April 3, 2009, we mailed our stockholders a notice containing instructions on how to access our 2009 Proxy Statement and 2008 Annual Report and vote online. The notice also included instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card. If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the Internet, both of which are available at www.intel.com/intel/annualreports.

At this year’s annual meeting, the agenda includes the following items:

Agenda Item	Board Recommendation
Election of Directors	FOR
Ratification of Ernst & Young LLP as our independent registered public accounting firm	FOR
Amendment and extension of the 2006 Equity Incentive Plan	FOR
Approval of an employee stock option exchange program	FOR
Advisory vote on executive compensation	FOR
Stockholder proposal: Cumulative voting	AGAINST
Stockholder proposal: Human right to water	AGAINST

Please refer to the proxy statement for detailed information on each of the proposals and the annual meeting. Your Intel stockholder vote is important, and we strongly urge you to cast your vote.

If you are a stockholder of record, meaning that you hold shares directly with Computershare Investor Services, LLC (“registered holders”), the inspector of elections will have your name on a list, and you will be able to gain entry with a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. Stockholders holding stock in brokerage accounts (“street name” or “beneficial holders”) will need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date.

Sincerely yours,

Craig R. Barrett
Chairman of the Board

INTEL CORPORATION
2200 Mission College Blvd.
Santa Clara, California 95054-1549

NOTICE OF 2009 ANNUAL STOCKHOLDERS’ MEETING

TIME AND DATE	8:30 a.m. Pacific Time on Wednesday, May 20, 2009

PLACE	Intel Corporation, Building SC-12, 3600 Juliette Lane, Santa Clara, CA 95054

INTERNET	Attend the annual meeting online, including submitting questions, at www.intc.com

AGENDA	• Elect a Board of Directors

• Ratify Ernst & Young LLP as our independent registered public accounting firm

• Amend and extend the 2006 Equity Incentive Plan

• Approve an employee stock option exchange program

• Hold an advisory vote on executive compensation

• Act on stockholder proposals, if properly presented at the meeting

• Transact other business that may properly come before the annual meeting (including adjournments and postponements)

RECORD DATE	March 23, 2009

MEETING ADMISSION	You are entitled to attend the annual meeting only if you were an Intel stockholder as of the close of business on March 23, 2009 or hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted to the annual meeting, but can attend the meeting via the webcast available at www.intc.com.

VOTING	Please vote as soon as possible to record your vote promptly, even if you plan to attend the annual meeting in person or on the Internet. You have three options for submitting your vote before the annual meeting:

• Internet

• Phone

• Mail

By Order of the Board of Directors

Cary I. Klafter
Corporate Secretary

Santa Clara, California
April 3, 2009

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet. On April 3, 2009, we mailed to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to access your proxy card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

ATTENDING THE ANNUAL MEETING

Attending in person	Attending and participating via the Internet
• Doors open at 8:00 a.m. Pacific Time	• www.intc.com
• Meeting starts at 8:30 a.m. Pacific Time	• Webcast starts at 8:30 a.m. Pacific Time
• Proof of Intel Corporation stock ownership will be required to attend the annual meeting	• Stockholders may vote and submit questions while attending the meeting on the Internet
• You do not need to attend the annual meeting to vote if you submitted your proxy in advance of the annual meeting	• Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.intc.com
• Security measures may include bag search, metal detector, and hand-wand search	• Anyone can view the annual meeting live via the Internet at www.intc.com
• The use of cameras is not allowed	• Webcast replay available until June 20, 2009

QUESTIONS

For questions regarding	Contact

Annual meeting	Intel Investor Relations, (408) 765-1480

Stock ownership	Computershare Investor Services, LLC www.computershare.com/contactus (800) 298-0146 (within the U.S. and Canada) or (312) 360-5123 (outside the U.S. and Canada)

Voting	D. F. King & Co., Inc. (800) 967-7921 (within the U.S. and Canada) or (212) 269-5550 (outside the U.S. and Canada)

INTEL CORPORATION
2200 Mission College Blvd.
Santa Clara, CA 95054-1549

PROXY STATEMENT

Our Board of Directors solicits your proxy for the 2009 Annual Stockholders’ Meeting and at any postponement or adjournment of the meeting for the purposes set forth in “Notice of Annual Stockholders’ Meeting.” The 2009 Annual Stockholders’ Meeting will be held at 8:30 a.m. Pacific Time on Wednesday, May 20, 2009 at Intel Corporation, Building SC-12, 3600 Juliette Lane, Santa Clara, CA 95054 and on the Internet at www.intc.com. We made this proxy statement available to stockholders beginning on April 3, 2009.

Record Date	March 23, 2009

Quorum	Majority of shares outstanding on the record date must be present in person or by proxy

Shares Outstanding	5,584,662,628 shares of common stock outstanding as of March 23, 2009

Voting by Proxy	Internet, phone, or mail

Voting at the Meeting	Stockholders can vote in person or via the Internet during the meeting. Stockholders of record will be on a list held by the inspector of elections. Beneficial holders must obtain a proxy from their brokerage firm, bank, or other stockholder of record and present it to the inspector of elections with their ballot. Stockholders attending via the Internet will need to follow the instructions at www.intc.com in order to vote or submit questions at the meeting. Voting in person or via the Internet by a stockholder will replace any previous votes submitted by proxy.

Polls Close	9:30 a.m. Pacific Time on May 20, 2009

Changing Your Vote	Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person or electronically at the annual meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the annual meeting. If you hold shares through a bank or brokerage firm, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on each of the 11 director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of each of the other matters on the agenda requires the affirmative vote of the majority of the shares of common stock present or represented by proxy.

Effect of Abstentions and Broker Non-Votes	Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For each of the other proposals, abstentions have the same effect as negative votes. Broker non-votes (shares held by brokers that do not have discretionary authority to vote on a matter and have not received voting instructions from their clients) have no effect.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment. We have published rules about when to submit agenda items for the annual meeting, and we have not received timely notice of any other matters that may be properly presented for voting at the annual meeting.

Voting Results	We will announce preliminary results at the annual meeting. We will report final results at www.intc.com and in our Form 10-Q for the second quarter of 2009.

PROPOSAL 1: ELECTION OF DIRECTORS

Our nominees for the election of directors at the annual meeting include 10 independent directors, as defined in the applicable rules for companies traded on The NASDAQ Global Select Market* (NASDAQ), and our Chief Executive Officer (CEO). Stockholders elect all directors annually. At the recommendation of our Corporate Governance and Nominating Committee, our Board has selected the nominees listed below to serve as directors for the one-year term beginning at our annual meeting on May 20, 2009 or until their successors, if any, are elected or appointed.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee named in this section. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the proxies may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board. Alternatively, the Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Intel’s Bylaws require that in order to be elected, a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not elect the director. In that situation, our Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.

Director Changes in 2008 and 2009. In May 2008, D. James Guzy retired at age 72 in accordance with the Board’s retirement age policy. In January 2009, Dr. Craig R. Barrett, Chairman of the Board, announced his intention to retire as Chairman and member of the Board in May 2009 at the annual stockholders’ meeting. Dr. Jane E. Shaw, if re-elected, will become the new Chairman of the Board beginning in May 2009. In March 2009, Carol A. Bartz resigned as a member of the Board in connection with her taking a new job as CEO of Yahoo! Inc., and the Board elected Mr. John J. Donahoe and Mr. Frank D. Yeary to the Board.

The Board recommends that you vote “FOR” the election of each of the following nominees.

Ambassador Charlene Barshefsky, age 58

•	Intel Board member since 2004
•	2001 – present, Senior International Partner at Wilmer Cutler Pickering Hale and Dorr LLP, multinational law firm, Washington, D.C.
•	1997 – 2001, United States Trade Representative, chief trade negotiator, and principal trade policy maker for the United States, and a member of the President’s cabinet
•	Member of American Express Company, Estée Lauder Companies, and Starwood Hotels & Resorts Worldwide Boards of Directors

Susan L. Decker, age 46

•	Intel Board member since 2006
•	2007 – 2009, President of Yahoo! Inc., global Internet company, Sunnyvale, California
•	2006 – 2007, Executive Vice President of the Advertiser and Publisher Group of Yahoo! Inc.
•	2000 – 2007, Executive Vice President of Finance and Administration, and Chief Financial Officer of Yahoo! Inc.
•	Member of Berkshire Hathaway Inc. and Costco Wholesale Corporation Boards of Directors

John J. Donahoe, age 49

•	Intel Board member since 2009
•	2008 – present, President and Chief Executive Officer of eBay, Inc., online marketplace, San Jose, California
•	2005 – 2008, President of eBay Marketplaces
•	2000 – 2005, Worldwide Managing Director, Bain & Company

Reed E. Hundt, age 61

•	Intel Board member since 2001
•	1998 – present, Principal of Charles Ross Partners, LLC, private investor and advisory service, Washington, D.C.
•	1998 – present, independent adviser to McKinsey & Company, Inc., worldwide management consulting firm, Washington, D.C.
•	1993 – 1997, Chairman of Federal Communications Commission
•	Member of Data Domain, Inc. and Infinera Corporation Boards of Directors

Paul S. Otellini, age 58

•	Intel Board member since 2002
•	2005 – present, President and Chief Executive Officer of Intel Corporation
•	2002 – 2005, President and Chief Operating Officer
•	Member of Google, Inc. Board of Directors
•	Joined Intel 1974

James D. Plummer, age 64

•	Intel Board member since 2005
•	1999 – present, Dean of the School of Engineering at Stanford University, Stanford, California
•	1978 – present, Professor of Electrical Engineering at Stanford University
•	Member of National Academy of Engineering
•	Member of International Rectifier Corporation and Leadis Technology, Inc. Boards of Directors

David S. Pottruck, age 60

•	Intel Board member since 1998
•	2005 – present, Chairman and Chief Executive Officer of Red Eagle Ventures, Inc., private equity firm, San Francisco, California
•	2004 – present, Senior Fellow at Wharton School of Business Center for Leadership and Change Management
•	2005 – 2008, Chairman of Eos Airlines
•	1984 – 2004, served in various capacities at The Charles Schwab Corporation, including President, Chief Executive Officer, and member of the Board of Directors

Jane E. Shaw, age 70

•	Intel Board member since 1993
•	1998 – 2005, Chairman and Chief Executive Officer of Aerogen, Inc., specialty medical device company, Mountain View, California
•	Member of McKesson Corporation Board of Directors

John L. Thornton, age 55

•	Intel Board member since 2003
•	2003 – present, Professor and Director of Global Leadership at Tsinghua University, Beijing, China
•	1981 – 2003, served in various capacities at Goldman Sachs Group, Inc., including President, Co-Chief Operating Officer, and member of the Board of Directors
•	Member of HSBC Holdings plc, China Unicom (Hong Kong) Limited, Ford Motor Company, and News Corporation Boards of Directors

Frank D. Yeary, age 45

•	Intel Board member since 2009
•	2008 – present, Vice Chancellor, University of California, Berkeley, California
•	2004 – 2008, Managing Director, Global Head of Mergers and Acquisitions, Citigroup Investment Banking

David B. Yoffie, age 54

•	Intel Board member since 1989
•	1993 – present, Professor of International Business Administration, Harvard Business School, Cambridge, Massachusetts
•	1981 – present, member of Harvard University faculty

CORPORATE GOVERNANCE

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interests of the company and our stockholders. The Board’s responsibilities include:

•	selecting and evaluating the performance of the CEO and other senior executives;

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives and strategic and operating plans and other significant actions;

•	overseeing the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

The Board believes that different people should hold the positions of Chairman of the Board and CEO to aid in the Board’s oversight of management. In May 2008, the Board designated Dr. Shaw as our Lead Independent Director. We anticipate that Dr. Shaw will become Chairman of the Board beginning in May 2009. The duties of non-executive Chairman of the Board include:

•	presiding over all meetings of the Board;

•	preparing the agenda for Board meetings with the Corporate Secretary and in consultation with the CEO and other members of the Board;

•	calling and presiding over meetings of the independent directors;

•	managing the Board’s process for annual director self-assessment and evaluation of the Board; and

•	presiding over all meetings of stockholders.

The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. The Board held four regularly scheduled sessions for the independent directors to meet without management present, and the Lead Independent Director led those sessions in 2008. Dr. Shaw will lead these sessions in her capacity as Chairman of the Board following the annual meeting. Board members have access to all of our employees outside of Board meetings, and the Board has a program that encourages each director to visit different Intel sites and events worldwide on a regular basis and meet with local management at those sites and events.

Board Committees and Charters

The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board currently has, and appoints the members of, standing Audit, Compensation, Corporate Governance and Nominating, Executive, and Finance Committees. The Board has determined that each member of the Audit, Compensation, Corporate Governance and Nominating, and Finance Committees is an independent director in accordance with NASDAQ standards.

Each of the Board committees has a written charter approved by the Board, and each committee conducts an annual evaluation of the committee’s performance. We post each charter and the charter describing the position of Lead Independent Director on our web site at www.intel.com/intel/finance/corp_docs.htm. Each committee can engage outside experts, advisers, and counsel to assist the committee in its work. The following table identifies the current committee members.

Corporate
Governance
Name	Audit	Compensation	and Nominating	Executive	Finance
Craig R. Barrett				✓
Charlene Barshefsky					✓
Susan L. Decker	✓		✓
John J. Donahoe	✓
Reed E. Hundt		Chair	✓
Paul S. Otellini				✓
James D. Plummer	✓				✓
David S. Pottruck		✓			✓
Jane E. Shaw	Chair			Chair	✓
John L. Thornton		✓	✓
Frank D. Yeary	✓
David B. Yoffie		✓	Chair
Number of Committee Meetings Held in 2008	7	3	4	4	3

Audit Committee. The Audit Committee assists the Board in its general oversight of our financial reporting, financial risk assessment, internal controls, and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. The Board has determined that each member of the Audit Committee, with the exception of Dr. Plummer, meets the U.S. Security and Exchange Commission (SEC) qualifications to be an “audit committee financial expert,” including meeting the relevant definition of an “independent director.” The Board determined that each Audit Committee member has sufficient knowledge in reading and understanding the company’s financial statements to serve on the Audit Committee. The responsibilities and activities of the Audit Committee are described in detail in “Report of the Audit Committee” and the Audit Committee’s charter.

Compensation Committee. The Compensation Committee has authority for reviewing and determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers, and administering our stock option plans, including reviewing and granting stock options to our executive officers. The Compensation Committee also reviews and determines various other compensation policies and matters, including making recommendations to the Board and to management related to employee compensation and benefit plans, making recommendations to the Board on stockholder proposals related to compensation matters, and administering the employee stock purchase plan.

The Compensation Committee is responsible for executive compensation, and the Corporate Governance and Nominating Committee recommends the compensation for non-employee directors.

The Compensation Committee can designate one or more of its members to perform duties on its behalf, subject to reporting to or ratification by the Compensation Committee.

Since 2005, the Compensation Committee has engaged the services of Professor Brian Hall of the Harvard Business School to advise the committee with respect to executive compensation philosophy, cash and equity incentive design, the amount of cash and equity compensation awarded, and committee process. The Compensation Committee selected Professor Hall, and he reports directly to the Compensation Committee and interacts with management at the direction of the Compensation Committee. Professor Hall has not performed work for Intel other than pursuant to his engagement by the committee.

During 2008, Professor Hall’s work with the Compensation Committee included:

•	advice and recommendations on the cash and equity compensation programs and instruments;

•	advice on an employee stock option exchange program (see Proposal 4); and

•	recommendations for Chairman and CEO compensation.

The Compensation Committee has continued to engage Professor Hall in 2009 to advise it with regard to executive compensation programs, review and analysis of compensation data, and related matters.

The CEO makes a recommendation to the Compensation Committee on the base salary, annual incentive cash baselines, and equity awards for each executive officer other than himself, based on his assessment of each executive officer’s performance during the year and his review of compensation data gathered from compensation surveys. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Report of the Compensation Committee,” and “Executive Compensation” in this proxy statement, and the Compensation Committee’s charter.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance and corporate responsibility, such as environmental, sustainability, workplace, and stakeholder issues. The committee also reviews and assesses the effectiveness of the Board’s Corporate Governance Guidelines, makes recommendations to the Board regarding proposed revisions to the Guidelines and committee charters, reviews the policy related to the implementation of a “poison pill,” and makes recommendations to the Board regarding the size and composition of the Board and its committees. In addition, the committee makes recommendations to the Board regarding the agendas for our annual meetings, reviews stockholder proposals, makes recommendations to the Board for action on such proposals, and reviews and makes recommendations concerning compensation for our non-employee directors. The Corporate Governance and Nominating Committee’s charter describes the responsibilities and activities of the committee in detail.

The Corporate Governance and Nominating Committee is responsible for reviewing with the Board, from time to time, the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board. This assessment includes issues of diversity in numerous factors such as age; understanding of and experience in manufacturing, technology, finance, and marketing; and international experience and culture. The committee reviews these factors, and others considered useful by the committee, in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the committee and of the Board may change from time to time to take into account changes in business and other trends, as well as the portfolio of skills and experience of current and prospective Board members. The committee establishes procedures for the nomination process and recommends candidates for election to the Board.

Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members typically suggest candidates for nomination to the Board. In 2008, we employed a professional search firm in connection with seeking Board candidates; however, neither of our new directors was identified by this search firm. Our CEO first suggested Mr. Donahoe as a prospective Board candidate, and one of our independent directors suggested Mr. Yeary. The committee considers candidates proposed by stockholders and evaluates them using the same criteria as for other candidates. A stockholder seeking to suggest a prospective nominee for the committee’s consideration should submit the candidate’s name and qualifications to our Corporate Secretary. The Corporate Secretary’s contact information can be found in “Other Matters; Communicating with Us.”

Executive Committee. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by applicable law.

Finance Committee. The Finance Committee reviews and recommends matters related to our capital structure, including the issuance of debt and equity securities; banking arrangements, including the investment of corporate cash; and management of the corporate debt structure. In addition, the Finance Committee reviews and approves finance and other cash management transactions. The Finance Committee appoints the members of, and oversees, the Retirement Plans Investment Policy Committee, which sets the investment policy and chooses investment managers for the company’s domestic profit sharing and retirement plans. Mr. Pottruck is chairman of the Retirement Plans Investment Policy Committee, whose other members are Intel employees.

Attendance at Board, Committee, and Annual Stockholders’ Meetings. The Board held six meetings in 2008. We expect each director to attend every meeting of the Board and the committees on which he or she serves as well as the annual stockholders’ meeting. In 2008, each director attended the 2008 Annual Stockholders’ Meeting, with the exception of Dr. Shaw. All directors attended at least 75% of the meetings of the Board and the committees on which they served in 2008.

Director Independence. Each of the non-employee directors qualifies as “independent” in accordance with the published listing requirements of NASDAQ: Ambassador Barshefsky, Ms. Decker, Mr. Donahoe, Mr. Hundt, Dr. Plummer, Mr. Pottruck, Dr. Shaw, Mr. Thornton, Mr. Yeary, and Dr. Yoffie. Because Mr. Otellini is employed by Intel, he does not qualify as independent.

The NASDAQ rules have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if he or she:

•	is an employee of the company; or

•	is a partner in, or an executive officer of, an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation.

Transactions Considered in Independence Determinations. In making its independence determinations, the Board considered transactions occurring since the beginning of 2006 between Intel and entities associated with the independent directors or members of their immediate family. All identified transactions that appear to relate to Intel and a family member of, or entity with a known connection to, a director are presented to the Board for consideration.

None of the non-employee directors was disqualified from “independent” status under the objective tests. In making its subjective determination that each non-employee director is independent, the Board reviewed and discussed additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Intel and Intel’s management. The Board considered the transactions in the context of the NASDAQ objective standards, the special standards established by the SEC for members of audit committees, and the SEC and U.S. Internal Revenue Service (IRS) standards for compensation committee members. Based on all of the foregoing, as required by NASDAQ rules, the Board made a subjective determination that, because of the nature of the director’s relationship with the entity and/or the amount involved, no relationships exist that, in the opinion of the Board, would impair the director’s independence. The Board’s independence determinations included reviewing the following transactions.

Ambassador Barshefsky is a partner at the law firm of Wilmer Cutler Pickering Hale and Dorr LLP. Intel paid this firm less than 1% of this firm’s revenue in 2008, 2007, and 2006 for professional services. Ambassador Barshefsky does not provide any legal services to Intel, and she does not receive any compensation related to our payments to this firm. Ambassador Barshefsky’s husband is an officer of American Honda Motor Co., Inc. (which is wholly owned by Honda Motor Co., Ltd.). Intel and the Intel Foundation participated in loans to Honda Finance Corp., a subsidiary of Honda Motor Co., Ltd., in 2006, 2007, and 2008 by purchasing short-term debt instruments as part of our cash management portfolio.

Ms. Decker, Mr. Donahoe, Mr. Hundt, Dr. Plummer, Mr. Pottruck, Dr. Shaw, Mr. Thornton, Mr. Yeary, Dr. Yoffie, or one of their immediate family members have each served as a trustee, director, employee, or advisory board member for one or more colleges or universities. Intel has a variety of dealings with these institutions, including:

•	sponsored research and technology licenses;

•	charitable contributions (matching and discretionary);

•	fellowships and scholarships;

•	facility, engineering, and equipment fees; and

•	payments for training, event hosting, and organizational participation or membership dues.

Payments to each of these institutions (including discretionary contributions by Intel and the Intel Foundation) constituted less than the greater of $200,000 or 1% of that institution’s 2008 annual revenue.

With the exception of Mr. Donahoe, Mr. Pottruck, Mr. Yeary, and Dr. Yoffie, each of our non-employee directors is, or was during the previous three fiscal years, a non-management director of another company that did business with Intel at some time during those years. These business relationships were as a supplier or purchaser of goods or services, licensing or research arrangements, or financing arrangements in which Intel or the Intel Foundation participated as a creditor.

Code of Conduct. It is our policy that all employees must avoid any activity that is or has the appearance of being hostile, adverse, or competitive with Intel, or that interferes with the proper performance of their duties, responsibilities, or loyalty to Intel. Our Code of Conduct contains these policies and applies to our directors (with respect to their Intel-related activities), executive officers, and other employees.

Each director and executive officer must inform our Board when confronted with any situation that may be perceived as a conflict of interest with Intel, even if the person does not believe that the situation would violate our Code of Conduct. If in a particular circumstance the Board concludes that there is or may be a perceived conflict of interest, the Board will instruct our Legal department to work with our relevant business units to determine if there is a conflict of interest and, if there is, how the conflict should be resolved.

Any waivers of these conflict rules with regard to a director or an executive officer require the prior approval of the Board or the Audit Committee. Our Code of Conduct is our code-of-ethics document. We have posted our Code of Conduct on our web site at www.intc.com under the “Corporate Governance & Ethics” section.

Communications from Stockholders to Directors. The Board recommends that stockholders initiate communications with the Board, the Chairman, or any committee of the Board in writing to the attention of our Corporate Secretary at the address set forth in “Other Matters; Communicating with Us.” This process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The Board has instructed our Corporate Secretary to review such correspondence and, at his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

Corporate Governance Guidelines. The Board has adopted a set of Corporate Governance Guidelines. The Corporate Governance and Nominating Committee is responsible for overseeing the Guidelines and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties.

We have posted the Guidelines on our web site at www.intc.com under the “Corporate Governance & Ethics” section. Among other matters, the Guidelines include the following items concerning the Board:

•	Independent directors may not stand for re-election after age 72, and management directors, other than former CEOs, may not stand for re-election after age 65. Corporate officers may continue as such no later than age 65.

•	Directors are limited to service on four public company boards, including Intel’s but excluding not-for-profit and mutual fund boards. If the director serves as an active CEO of a public company, the director is limited to service on three public company boards, including Intel’s.

•	The CEO reports at least annually to the Board on succession planning and management development.

•	The Chairman of the Board manages a process whereby the Board and its members are subject to annual evaluation and self-assessment.

•	The Board will obtain stockholder approval before adopting any poison pill. If the Board later repeals this policy and adopts a poison pill without prior stockholder approval, the Board will submit the poison pill to an advisory vote by Intel’s stockholders within 12 months from the date that the Board adopts the poison pill. If the company’s stockholders fail to approve the poison pill, the Board may elect to terminate, retain, or modify the poison pill in the exercise of its fiduciary responsibilities.

In addition, the Board has adopted a policy committing not to issue shares of preferred stock to prevent an unsolicited merger or acquisition.

DIRECTOR COMPENSATION

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. Intel does not pay management directors for Board service in addition to their regular employee compensation. The Corporate Governance and Nominating Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The Board reviews the committee’s recommendations and determines the amount of director compensation.

Intel’s Legal department, Corporate Secretary, and Compensation and Benefits Group in the Human Resources department support the committee in setting director compensation and creating director compensation programs. In addition, the committee can engage the services of outside advisers, experts, and others to assist the committee. During 2008, the committee did not use an outside adviser to aid in setting director compensation.

To assist the committee in its annual review of director compensation, Intel’s Compensation and Benefits Group provides director compensation data compiled from the annual reports and proxy statements of companies that the Board uses as its “peer group” for determining director compensation. The director peer group consists of companies within the Standard & Poor’s 100 Index (S&P 100) and technology companies generally considered comparable to Intel. The committee targets cash and equity compensation at the median of the peer group. The director peer group consists of the following companies:

				Market
				Capitalization on
	Reported	Revenue	Net Income (Loss)	March 3, 2009
Company	Fiscal Year	($ in billions)	($ in billions)	($ in billions)
American International Group Inc.	12/31/08	11.1	(99.3)	1.2
Bank of America Corporation	12/31/08	72.8	4.0	18.3
Chevron Corporation	12/31/08	273.0	23.9	117.3
Cisco Systems Inc.	7/26/08	39.5	8.1	84.0
Dell Inc.	2/1/08	61.1	2.9	17.8
Hewlett-Packard Company	10/31/08	118.4	8.3	67.9
International Business Machines Corporation	12/31/08	103.6	12.3	117.8
Johnson & Johnson	12/28/08	63.7	12.9	131.8
JP Morgan Chase & Co.	12/31/08	67.3	5.6	78.4
Microsoft Corporation	6/30/08	60.4	17.7	141.2
Motorola, Inc.	12/31/08	30.1	(4.2)	7.5
The Procter & Gamble Company	6/30/08	83.5	12.1	136.7
Texas Instruments Incorporated	12/31/08	12.5	1.9	18.1
Wal-Mart Stores, Inc.	1/31/08	374.5	12.7	185.9
Intel 2008	12/27/08	37.6	5.3	68.3
Intel 2008 Peer Group Percentile Rank		21st	37th	38th

After reviewing peer group director compensation data in June 2008, the committee did not recommend any changes to director compensation, as the current level of compensation was deemed competitive. The Board followed the recommendation of the committee and determined that no changes would be made to non-employee director compensation in 2008. The Board recognizes that the market capitalization for many of the peer group companies has changed significantly since June 2008, and the Board will review the composition of the peer group again in 2009.

Non-employee director compensation consists of the following elements:

•	annual cash retainer of $75,000

•	annual restricted stock unit (RSU) grant with a market value of approximately $145,000

•	Audit Committee chair annual fee of $20,000

•	all other committee chair annual fees of $10,000 per committee

•	non-chair Audit Committee member annual fee of $10,000

•	Lead Independent Director annual RSU grant with a market value of approximately $30,000

The following table details the total compensation of Intel’s non-employee directors for the year ended December 27, 2008.

Director Summary Compensation for Fiscal Year 2008

			Change in Pension Value
	Fees Earned		and Non-Qualified	All
	or Paid	Stock	Deferred Compensation	Other
	in Cash	Awards	Earnings	Compensation	Total
Name	($)	($)(1)	($)(2)	($)(3)	($)
Charlene Barshefsky(4)	75,000	117,200	—	—	192,200

Carol A. Bartz(5)	85,000	41,400	—	—	126,400

Susan L. Decker	75,000	89,600	—	—	164,600

D. James Guzy(6)	47,500	—	—	—	47,500

Reed E. Hundt(7)	85,000	261,100	—	—	346,100

James D. Plummer	85,000	112,600	—	20,000	217,600

David S. Pottruck	95,000	137,800	—	—	232,800

Jane E. Shaw	100,000	166,300	—	—	266,300

John L. Thornton	75,000	122,100	—	10,000	207,100

David B. Yoffie	90,000	137,800	—	10,000	237,800

Total	812,500	1,185,900	—	40,000	2,038,400

(1)	Grant date fair value of RSUs granted in 2008: $137,800 for each director other than Ms. Bartz ($206,800), who received a prorated grant for the 2008 compensation cycle upon joining the Board in 2008, and Dr. Shaw ($166,300), who received an additional grant as Lead Independent Director for 2008. Because awards to Mr. Hundt, Mr. Pottruck, Dr. Shaw, and Dr. Yoffie would accelerate in full upon their retirement under the terms of the awards, we recognized all of the compensation expense associated with their 2008 RSUs at the time of grant.

(2)	The following directors had a loss in pension value of the following amounts: Mr. Guzy ($41,000), Dr. Shaw ($5,000), and Dr. Yoffie ($13,000).

(3)	Intel Foundation made matching charitable contributions on behalf of Dr. Plummer ($10,000 for charitable contributions that he made in 2007 were matched in January 2008, and another $10,000 matching contribution was made for his 2008 contributions), Mr. Thornton ($10,000), and Dr. Yoffie ($10,000).

(4)	Ambassador Barshefsky received 3,455 RSUs on July 17, 2008. This grant was in lieu of one-half of her 2007 and 2008 annual cash retainers. She will receive the other half of her 2008 retainer in the form of RSUs in July 2009. These shares vest in equal annual installments over three years.

(5)	Ms. Bartz retired from the Board effective March 2009.

(6)	Mr. Guzy retired from the Board effective May 2008.

(7)	In 2008, Mr. Hundt became eligible for full vesting of all his shares upon retirement from the Board.

Fees Earned or Paid in Cash. Directors receive cash fees in quarterly installments and forfeit unpaid portions of cash upon termination, retirement, disability, or death. The following table provides a breakdown of fees earned or paid in cash.

	Annual	Committee Chair	Audit Committee
	Retainers	Fees	Member Fees	Total
Name	($)	($)	($)	($)
Charlene Barshefsky	75,000	—	—	75,000

Carol A. Bartz	75,000	—	10,000	85,000

Susan L. Decker	75,000	—	—	75,000

D. James Guzy	37,500	5,000	5,000	47,500

Reed E. Hundt	75,000	10,000	—	85,000

James D. Plummer	75,000	—	10,000	85,000

David S. Pottruck	75,000	10,000 (1)	10,000	95,000

Jane E. Shaw	75,000	25,000	—	100,000

John L. Thornton	75,000	—	—	75,000

David B. Yoffie	75,000	15,000	—	90,000

  (1) Mr. Pottruck chairs the Retirement Plans Investment Policy Committee.

Under the “RSU in Lieu of Cash Election” program, directors can elect annually to receive all of their cash compensation in the form of RSUs. This election must be either 100% or 0%, and must be made in the tax year prior to receiving compensation. The Board grants RSUs elected in lieu of cash on the same grant date and with the same vesting terms as the annual RSU grant to directors. Ambassador Barshefsky participated in this program in 2008.

Equity Awards. In accordance with Intel’s 2006 Equity Incentive Plan, equity grants to non-employee directors may not exceed 30,000 shares per director per year. The current practice is to grant each non-employee director RSUs each July with a market value of the underlying shares on the grant date of approximately $145,000 and that vest in equal annual installments over a three-year period from the grant date. On July 17, 2008, Intel granted each independent director 6,675 RSUs; the closing price of Intel’s common stock was $21.99 on that date. The Board awarded Dr. Shaw an additional 1,380 RSUs for her service as Lead Independent Director for 2008. Vesting of all shares accelerates upon retirement from the Board if a director is 72 years of age or has at least seven years of service on Intel’s Board. Directors do not receive dividends on unvested RSUs.

The amounts included in the “Stock Awards” column in the Director Summary Compensation table reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 27, 2008 in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)), excluding forfeitures. The “Stock Awards” column generally includes amounts from awards granted in 2008, 2007, and 2006, except as indicated in footnote 1 to the Director Summary Compensation table. The following table includes the assumptions used in the calculation of these amounts.

	Assumptions
	Risk-Free
	Interest	Dividend
Grant	Rate	Yield
Date	(%)	(%)
7/21/06	5.2	2.3
1/18/07	5.0	2.2
7/19/07	5.0	1.8
1/17/08	2.8	2.6
7/17/08	2.3	2.6

The following table provides information on the outstanding equity awards for non-employee directors at fiscal year-end. Intel previously granted stock options to non-employee directors, but beginning in 2006, Intel began granting RSUs instead of stock options. Market value for option awards is calculated by taking the difference between the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year ($14.18 on December 26, 2008) and the option exercise price and multiplying it by the number of exercisable options. Market value for stock awards (consisting solely of RSUs) is determined by multiplying the number of shares by the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year.

Outstanding Equity Awards for Directors at Fiscal Year-End 2008

	Option Awards					Stock Awards
		Number of					Number of	Market Value of
		Securities					Shares or	Shares or
		Underlying	Option		Market		Units of Stock	Units of Stock
		Unexercised	Exercise	Option	Value of		That Have	That Have
	Grant	Options	Price	Expiration	Unexercised	Grant	Not Vested	Not Vested
Name	Date	(#) Exercisable	($)	Date	Options ($)	Date	(#)	($)
Charlene Barshefsky	5/19/04	15,000	27.53	5/19/11	—	7/21/06	2,824	40,000
	7/20/05	19,000	27.15	7/20/12	—	7/19/07	4,827	68,400
	1/21/04	5,000	32.06	1/21/14	—	7/17/08	10,130	143,600

Total		39,000			—		17,781	252,000

Carol A. Bartz		—			—	1/17/08	3,695	52,400
						7/17/08	6,675	94,700

Total		—			—		10,370	147,100

Susan L. Decker		—			—	1/18/07	2,337	33,100
						7/19/07	3,837	54,400
						7/17/08	6,675	94,700

Total		—			—		12,849	182,200

D. James Guzy(1)	5/19/99	15,000	29.39	5/19/09	—		—	—
	5/17/00	15,000	61.45	5/20/09	—
	5/23/01	15,000	29.41	5/20/09	—
	5/22/02	15,000	29.19	5/20/09	—
	5/21/03	15,000	18.73	5/20/09	—
	5/19/04	15,000	27.53	5/20/09	—
	7/20/05	19,000	27.15	5/20/09	—

Total		109,000			—		—	—

Reed E. Hundt	5/19/04	15,000	27.53	5/19/11	—	7/21/06	2,824	40,000
	5/24/01	35,000	28.76	5/24/11	—	7/19/07	3,837	54,400
	5/22/02	15,000	29.19	5/22/12	—	7/17/08	6,675	94,700
	7/20/05	19,000	27.15	7/20/12	—
	5/21/03	15,000	18.73	5/21/13	—

Total		99,000			—		13,336	189,100

James D. Plummer	7/20/05	15,000	27.15	7/20/12	—	7/21/06	2,824	40,000
						7/19/07	3,837	54,400
						7/17/08	6,675	94,700

Total		15,000			—		13,336	189,100

David S. Pottruck	1/26/99	20,000	33.58	1/26/09	—	7/21/06	2,824	40,000
	5/19/99	15,000	29.39	5/19/09	—	7/19/07	3,837	54,400
	5/17/00	15,000	61.45	5/17/10	—	7/17/08	6,675	94,700
	5/19/04	15,000	27.53	5/19/11	—
	5/23/01	15,000	29.41	5/23/11	—
	5/22/02	15,000	29.19	5/22/12	—
	7/20/05	19,000	27.15	7/20/12	—
	5/21/03	15,000	18.73	5/21/13	—

Total		129,000			—		13,336	189,100

	Option Awards					Stock Awards
		Number of					Number of	Market Value of
		Securities					Shares or	Shares or
		Underlying	Option		Market		Units of Stock	Units of Stock
		Unexercised	Exercise	Option	Value of		That Have	That Have
	Grant	Options	Price	Expiration	Unexercised	Grant	Not Vested	Not Vested
Name	Date	(#) Exercisable	($)	Date	Options ($)	Date	(#)	($)
Jane E. Shaw	5/19/99	15,000	29.39	5/19/09	—	7/21/06	2,824	40,000
	5/17/00	15,000	61.45	5/17/10	—	7/19/07	3,837	54,400
	5/19/04	15,000	27.53	5/19/11	—	7/17/08	8,055	114,200
	5/23/01	15,000	29.41	5/23/11	—
	5/22/02	15,000	29.19	5/22/12	—
	7/20/05	19,000	27.15	7/20/12	—
	5/21/03	15,000	18.73	5/21/13	—

Total		109,000			—		14,716	208,600

John L. Thornton	5/19/04	15,000	27.53	5/19/11	—	7/21/06	2,824	40,000
	7/20/05	19,000	27.15	7/20/12	—	7/19/07	3,837	54,400
	7/23/03	12,500	24.58	7/23/13	—	7/17/08	6,675	94,700

Total		46,500			—		13,336	189,100

David B. Yoffie	5/19/99	15,000	29.39	5/19/09	—	7/21/06	3,407	48,300
	5/17/00	15,000	61.45	5/17/10	—	7/19/07	4,630	65,700
	5/19/04	15,000	27.53	5/19/11	—	7/17/08	6,675	94,700
	5/23/01	15,000	29.41	5/23/11	—
	5/22/02	15,000	29.19	5/22/12	—
	7/20/05	19,000	27.15	7/20/12	—
	5/21/03	15,000	18.73	5/21/13	—

Total		109,000			—		14,712	208,700

(1)	Mr. Guzy retired from the Board effective May 2008; however, the information shown in this table is as of fiscal year-end.

Director Stock Ownership Guidelines. The Board has established stock ownership guidelines for the non-employee directors. Within five years of joining the Board, the director must acquire and hold at least 15,000 shares of Intel common stock. After each succeeding five years of Board service, non-employee directors must own an additional 5,000 shares (for example, 20,000 shares after 10 years of service). Unexercised stock options and unvested RSUs do not count toward this requirement. As of December 27, 2008, with the exception of Mr. Thornton (who is expected to be compliant with these ownership guidelines by the end of 2009), each director had either satisfied these ownership guidelines or had time remaining to do so.

Deferred Compensation. Intel has a deferred compensation plan that allows non-employee directors to defer their cash and equity compensation. The Cash Deferral Election allows participants to defer up to 100% of their cash compensation and receive an investment return on the deferred funds as if the funds were invested in Intel common stock. Participants receive credit for reinvestment of dividends under this option. Plan participants must elect irrevocably to receive the deferred funds either in a lump sum or in equal annual installments over five or 10 years, and to begin receiving distributions either at retirement or at a future date not less than 24 months from the election date. This deferred cash compensation is an unsecured obligation for Intel. None of the directors chose the Cash Deferral Election with respect to their 2008 fees. The RSU Deferral Election allows directors to defer their RSUs until termination of service. This election must be either 100% or 0% and applies to all RSUs granted during the year. Deferred RSUs count toward Intel’s stock ownership guidelines once they vest. Directors do not receive dividends on deferred RSUs. Ambassador Barshefsky and Dr. Shaw participated in the RSU Deferral Election program in 2008.

Retirement. In 1998, the Board ended its retirement program for independent directors. Mr. Guzy, Dr. Shaw, and Dr. Yoffie, who were serving at that time, were vested with the number of years served. They will receive an annual benefit equal to the annual retainer fee in effect at the time of payment, to be paid beginning upon the director’s departure from the Board. The payments will continue for the lesser of the number of years served as a non-employee director through 1998 or the life of the director. The amounts in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column in the Director Summary Compensation table represent the actuarial increase in pension value accrued under this program. Assumptions used in determining these increases include a discount rate of 6.7%, a retirement age of 65 or current age if older, RP2000 Mortality table projected to 2008, and an annual benefit amount of $75,000.

Travel Expenses. Intel does not pay meeting fees. We reimburse the directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as Intel site visits and sponsored events, as well as continuing education programs.

Charitable Matching. Directors’ charitable contributions to schools and universities that meet the guidelines of Intel’s employee charitable matching gift program are eligible for matching funds of up to $10,000 per director per year, which is the same limit for employees generally.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock as of February 23, 2009 by each of our directors and listed officers and all of our directors and executive officers as a group. Amounts reported under “Number of Shares of Common Stock Beneficially Owned as of February 23, 2009” include the number of shares subject to stock options and RSUs that become exercisable or vest within 60 days of February 23, 2009 (which are shown in the columns to the right). Our listed officers are the CEO, Chief Financial Officer (CFO), and three other most highly compensated executive officers in a particular year. To our knowledge, none of our stockholders owns more than 5% of our common stock. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment power with respect to the securities listed.

				Number of Shares
				Subject to Options
				Exercisable as of
	Number of Shares of			February 23, 2009 or
	Common Stock			Which Become	Number of RSUs That
	Beneficially Owned as of		Percent	Exercisable Within 60	Vest Within 60 Days
Stockholder	February 23, 2009		of Class	Days of This Date	of February 23, 2009
Craig R. Barrett, Director and Chairman of the Board	6,249,619	(1)	**	2,939,696	10,640

Paul S. Otellini, Director, President, and Chief Executive Officer	4,162,805	(2)	**	3,374,586	40,000

Sean M. Maloney, Executive Vice President, General Manager, Sales and Marketing Group, and Chief Sales and Marketing Officer	2,501,464	(3)	**	2,328,383	22,875

Andy D. Bryant, Executive Vice President, Finance and Enterprise Services, and Chief Administrative Officer	2,203,312	(4)	**	1,965,204	22,875

David Perlmutter, Executive Vice President and General Manager, Mobility Group	768,593		**	698,340	22,125

Stacy J. Smith, Vice President and Chief Financial Officer	397,351		**	367,940	15,875

Jane E. Shaw, Director	281,893	(5)	**	109,000	—

David B. Yoffie, Director	259,528		**	109,000	—

David S. Pottruck, Director	139,552	(6)	**	109,000	—

Reed E. Hundt, Director	126,564		**	99,000	—

Charlene Barshefsky, Director	56,823	(7)	**	39,000	—

John L. Thornton, Director	54,064		**	46,500	—

James D. Plummer, Director	25,564		**	15,000	—

Carol A. Bartz, Director	7,997	(8)	**	—	—

Susan L. Decker, Director	4,254		**	—	—

John J. Donahoe, Director	—		**	—	—

Frank D. Yeary, Director	—		**	—	—

All directors and executive officers as a group (23 individuals)	23,305,878		**	17,407,681	228,515

**	Less than 1%.

(1)	Includes 100,000 shares owned by a private charitable foundation for which Dr. Barrett shares voting authority.

(2)	Includes 1,404 shares held by Mr. Otellini’s spouse, and Mr. Otellini disclaims beneficial ownership of these shares.

(3)	Includes 4,000 shares held by Mr. Maloney’s spouse, and Mr. Maloney disclaims beneficial ownership of these shares.

(4)	Includes 1,600 shares held by Mr. Bryant’s son and 1,000 shares held by Mr. Bryant’s daughter, and Mr. Bryant disclaims beneficial ownership of these shares.

(5)	Includes 167,248 shares held by a family trust for which Dr. Shaw shares voting and disposition authority.

(6)	Includes 800 shares held by Mr. Pottruck’s daughter. Includes a total of 13,400 shares held in two separate annuity trusts for the benefit of Mr. Pottruck’s brother for which Mr. Pottruck shares voting and disposition authority.

(7)	Includes 6,800 shares held jointly with Ambassador Barshefsky’s spouse for which Ambassador Barshefsky shares voting and disposition authority.

(8)	Includes 6,766 shares held by a family trust for which Ms. Bartz has sole voting and disposition authority.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-person transactions” involving Intel or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the previous fiscal year, and their immediate family members. Intel has adopted written policies and procedures that apply to any transaction or series of transactions in which the company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•	any charitable contribution, grant, or endowment by Intel or the Intel Foundation to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts, or any matching contribution, grant, or endowment by the Intel Foundation;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board;

•	transactions in which all security holders receive proportional benefits; and

•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

Intel personnel in the Legal and Finance departments review transactions involving related persons who are not included in one of the above categories. If they determine that a related person could have a significant interest in such a transaction, the transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. The Audit Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; and, if applicable, the availability of other sources of comparable products or services.

In 2008, there was one related-person transaction under the relevant standards: Intel employed an industrial engineer who for a portion of the year was the brother-in-law of Robert J. Baker, an executive officer. Mr. Baker’s former brother-in-law received total cash compensation of $129,200. The Audit Committee reviewed and ratified this transaction.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors determines the compensation for our executive officers. The committee considers, adopts, reviews, and revises executive officer compensation plans, programs, and guidelines, and reviews and determines all components of each executive officer’s compensation. As discussed above under “Corporate Governance; Compensation Committee,” Professor Brian Hall of the Harvard Business School serves as the committee’s outside adviser. The committee also consults with management regarding non-executive employee compensation plans and programs, including administering our equity incentive plans.

This section of the proxy statement explains how our executive compensation programs are designed and operate with respect to our listed officers (the CEO, CFO, and three other most highly compensated executive officers in a particular year). The “Executive Compensation” section presents compensation earned by the listed officers in 2008, 2007, and 2006.

Executive Summary

Intel’s compensation programs are designed to support our business goals and promote both short- and long-term profitable growth of the company. Intel’s equity plans are designed to ensure that executive compensation programs and practices are aligned with the long-term interests of Intel’s stockholders. Total compensation of each individual varies with individual performance and Intel’s performance in achieving financial and non-financial objectives.

The committee and Intel’s management believe that compensation should help recruit, retain, and motivate the employees that the company will depend on for current and future success. The committee and Intel’s management also believe that the proportion of at-risk, performance-based compensation should rise as an employee’s level of responsibility increases. Intel’s compensation philosophy is reflected in the following key design priorities that govern compensation decisions:

•	alignment with stockholders’ interests;

•	pay for performance;

•	balance among performance objectives and horizons;

•	employee recruitment, retention, and motivation;

•	cost and dilution management; and

•	egalitarianism.

Intel employees, including executive officers, are employed at will, without employment agreements, severance payment arrangements (except as required by local law), or payment arrangements that would be triggered by a “change in control” of Intel. Retirement plan programs are broad-based; Intel does not provide special retirement plans or benefits solely for executive officers.

The committee believes that the majority of the executive officers’ total compensation should consist of equity awards, which are longer term incentive compensation, rather than cash, which is primarily tied to shorter-term performance. We use the following descriptive categories in this “Compensation Discussion and Analysis” section:

•	Total cash compensation refers to base salary plus performance-based cash compensation.

•	Performance-based cash compensation includes annual and semiannual incentive cash payments.

•	Equity awards include stock options and RSUs, both of which may be granted as annual or long-term awards with time-based vesting.

•	Performance-based compensation refers to performance-based cash compensation and equity awards (with time-based vesting).

•	Total compensation refers to base salary, performance-based cash compensation, and equity awards (note that this formulation differs from that in the Summary Compensation table).

Compensation for the executive officers, as well as the majority of Intel’s employees located in the United States, consists of the elements identified in the following table.

Compensation Element	Objective	Key Features
Base Salaries	To provide a minimum, fixed level of cash compensation for the executive officers	Targeted at the 25th percentile of our peer group on average, since we strive to have the majority of executive officer pay at risk and tied to company performance

Adjustments are based on an individual’s current and expected future performance, internal equity, and pay relative to the market

Performance-Based Cash Compensation	To encourage and reward executive officers’ contributions in producing strong financial and operational results	Annual incentive cash payments are based on a formula that includes relative and absolute net income growth, company performance relative to operational goals, and an individual performance adjustment based on meeting individual goals

Semiannual incentive cash payments are based on pretax margin or net income, plus customer satisfaction goals

Total cash compensation is targeted at the 65th percentile of the peer group’s total on average (actual percentile will vary based on annual performance)

Equity Awards	To retain executive officers and align their interests with those of stockholders	Targeted at the 65th percentile of our peer group’s total long-term incentive compensation on average when an executive officer receives annual and long-term equity grants

Majority of listed officers’ total compensation comes in the form of stock options that return actual value to the executive officer only to the extent that our stock price appreciates

Annual equity awards generally vest in 25% annual installments over four years

Long-term equity awards generally vest in full on the fifth anniversary of the grant date

Stock Purchase Plan	To encourage executive officer stock ownership, further aligning their interests with those of stockholders	Broad-based program under which employees, including executive officers, can purchase up to $25,000 in market value of Intel stock annually at a 15% discount to the market price

Profit Sharing Retirement Plan	To provide a minimum level of retirement income for the executive officers	Broad-based plan under which Intel makes profit sharing contributions (a percentage of eligible salary and performance-based cash) up to the tax code limit

Intel’s contributions vest in 20% annual increments after two years of service, completely vesting after six years

Compensation Element	Objective	Key Features
Deferred Compensation Plan	To provide retirement savings in a tax-efficient manner	Any profit sharing contributions made on eligible earnings in excess of the tax code limit of $230,000 are added to the executive officer’s deferred compensation account

Executive officers can elect to defer up to 50% of their base salaries and 100% of their annual incentive cash payments

Balances in the deferred compensation plan are unfunded obligations of Intel. The balances are adjusted on the basis of notional investment returns; returns are not set or guaranteed by Intel.

In 2008, net revenue declined slightly and net income declined 24% compared to 2007. The revenue decline was largely the result of a weak fourth quarter, during which the global economy slowed, demand declined dramatically, and inventory was contracted across the supply chain. The revenue decline from the third quarter of 2008 to the fourth quarter of 2008 was only the second time in the last 20 years that our fourth-quarter revenue fell below our third-quarter revenue. Intel’s stock price declined significantly in 2008.

2008 Financial and Stock Performance and Their Effects on Compensation

	2008	2007
	($ in millions, except	($ in millions, except	Change
	per share amounts)	per share amounts)	(%)
Net Revenue	37,586	38,334	(2)
Net Income	5,292	6,976	(24)
Stock Price per Share as of Fiscal Year-End	14.18	26.76	(47)

	Q1	Q2	Q3	Q4
	($ in millions,	($ in millions,	($ in millions,	($ in millions,
	except change %)	except change %)	except change %)	except change %)
Net Revenue
2008	9,673	9,470	10,217	8,226
2007	8,852	8,680	10,090	10,712
Change (%)	9	9	1	(23)
Net Income
2008	1,443	1,601	2,014	234
2007	1,636	1,278	1,791	2,271
Change (%)	(12)	25	12	(90)

As a result of our compensation programs that align the interests of executives with those of stockholders, Intel’s financial and stock performance directly impacted our listed officers’ compensation. The multiplier used under our Executive Officer Incentive Plan to determine the amount of annual incentive cash payments, which is determined by financial and operational performance, fell approximately 24%, resulting in performance-based cash compensation declining both on an absolute basis and as a multiple of base salary. Intel’s stock price decline impacted listed officers by lowering the value of RSUs granted to them in 2008 and previous years, and resulted in all of the stock options held by the listed officers (and substantially all options held by employees) being underwater (meaning the option exercise prices exceeded the market price of Intel stock) as of the end of 2008.

The effect of the declines in the value of equity awards was mitigated in part by increases designed to bring target compensation to desired peer group levels that were made by the committee at the beginning of 2008. Given Intel’s financial performance in 2008 as well as uncertainty in the global economic environment, the committee elected to keep base salaries and annual incentive cash baselines flat for all listed officers for 2009. In addition, the committee made changes to our equity compensation programs for listed officers, as described in “Changes to Equity Incentive Programs for 2009” below.

Determining Executive Compensation

In determining base salary, annual incentive cash baselines, and equity awards, the committee uses the executive officers’ current level of compensation as the starting point. The committee bases any adjustments to those levels primarily on benchmarking to peer companies and the individual’s performance. Secondary considerations in determining the level of compensation include internal pay equity and wealth accumulation. The committee has discretion to set compensation at levels that may be higher or lower than peer group target percentiles.

Benchmarking

To assist the committee in its review of executive compensation, Intel’s Compensation and Benefits Group provides compensation data compiled from executive compensation surveys, as well as data gathered from annual reports and proxy statements from companies that the committee selects as a “peer group” for executive compensation analysis purposes. This historical compensation data is then adjusted in order to arrive at current-year estimates for the peer group. The committee uses this data to compare the compensation of our executive officers to the peer group, targeting the 25th percentile for base salaries and the 65th percentile for total cash compensation on average. The committee’s goal for equity compensation is that the combination of annual and long-term equity awards will approximate the 65th percentile of the peer group’s long-term incentive compensation on average. Since the executive officers have the highest levels of responsibility for the company’s overall performance, the committee believes that these officers are in the best positions to influence the company’s performance, and accordingly should have the vast majority of their total compensation tied to performance. Professor Hall, the committee’s independent adviser, and Intel’s Compensation and Benefits Group review this data with the committee.

The peer group includes 15 technology companies and 10 companies outside the technology industry from the S&P 100. When the peer group was created in 2007, the committee chose companies that resembled Intel in various respects, such as those that made large investments in research and development and had significant manufacturing and global operations. In addition, the committee selected companies whose three-year averages for revenue, net income, and market capitalization approximated Intel’s. The peer group includes companies with which Intel competes for talent and matches the peer group that Intel uses for measuring relative financial performance for annual incentive cash payments.

The peer group consists of the following companies:

	Reported	Revenue	Net Income (Loss)	Market Capitalization on
Company	Fiscal Year	($ in billions)	($ in billions)	March 3, 2009 ($ in billions)
Advanced Micro Devices, Inc.	12/27/08	5.8	(3.1)	1.3
Apple Inc.	9/27/08	32.5	4.8	78.7
Applied Materials, Inc.	10/26/08	8.1	1.0	11.8
AT&T Corporation	12/31/08	124.0	12.9	133.6
Cisco Systems, Inc.	7/26/08	39.5	8.1	84.0
Dell Inc.	2/1/08	61.1	2.9	17.8
The Dow Chemical Company	12/31/08	57.5	0.6	6.4
EMC Corporation	12/31/08	14.9	1.3	20.4
General Electric Company	12/31/08	182.5	17.4	74.0
Google Inc.	12/31/08	21.8	4.2	102.6
Hewlett-Packard Company	10/31/08	118.4	8.3	67.9
International Business Machines Corporation	12/31/08	103.6	12.3	117.8
Johnson & Johnson	12/28/08	63.7	12.9	131.8
Merck & Co., Inc.	12/31/08	23.9	7.8	48.7
Microsoft Corporation	6/30/08	60.4	17.7	141.2
Motorola, Inc.	12/31/08	30.1	(4.2)	7.5
Oracle Corporation	5/31/08	22.4	5.5	75.7
Pfizer Inc.	12/31/08	48.3	8.1	80.0
Qualcomm Incorporated	9/28/08	11.1	3.2	55.2
Texas Instruments Incorporated	12/31/08	12.5	1.9	18.1
Tyco International Ltd.	9/26/08	20.2	1.6	9.0
United Parcel Service, Inc.	12/31/08	51.5	3.0	38.3
United Technologies Corporation	12/31/08	58.7	4.7	36.3
Verizon Communications Inc.	12/31/08	97.4	6.4	77.6
Yahoo! Inc.	12/31/08	7.2	0.4	17.4
Intel 2008	12/27/08	37.6	5.3	68.3
Intel 2008 Peer Group Percentile Rank		48th	57th	54th

Individual Performance Reviews

The CEO documents each executive officer’s performance during the year, detailing accomplishments, areas of strength, and areas for development. The CEO bases his evaluation on his knowledge of each executive officer’s performance, an individual self-assessment completed by each executive officer, and feedback provided by each executive officer’s direct reports. The CEO also reviews the compensation data gathered from the compensation surveys and makes a recommendation to the committee on base salary, annual incentive cash baseline, and equity awards for each executive officer other than himself and the Chairman. Intel’s Director of Human Resources and the Compensation and Benefits Group assist the CEO in developing the executive officers’ performance reviews and reviewing the market compensation data to determine the compensation recommendations. Executive officers do not propose or seek approval for their own compensation.

The CEO’s annual performance review is developed by the independent directors acting as a committee of the whole Board, chaired by the Lead Independent Director. For the CEO’s review, formal input is received from the independent directors, the Chairman, and senior management. The CEO also submits a self-assessment. The independent directors meet as a group in executive session to prepare the review, which is completed and presented to the CEO. This evaluation is used by the committee to determine the CEO’s base salary, annual incentive cash baseline, and equity awards. For 2008, a similar process was followed in determining the Chairman’s base salary, annual incentive cash baseline, and equity awards.

Internal Pay Equity

The committee reviews the compensation of executive officers against the compensation of the top 100 highest paid employees at Intel to monitor internal pay equity. The committee does not use fixed ratios when conducting this analysis, but our CEO’s total compensation has typically been 1.5 to 3 times the total compensation paid to each of our executive vice presidents.

Wealth Accumulation Analysis

The committee reviews the value of each element of compensation that the executive officer could potentially receive over the next 10 years, under scenarios of continuing employment, termination, and retirement. For this review, total remuneration includes all aspects of the executive officer’s total cash compensation from continuing employment, the future value of equity awards under varying stock price assumptions (and including, as applicable, the impact of accelerated vesting upon retirement), the value of any deferred compensation, and profit sharing retirement benefits. The goal of the analysis is to allow the committee to see how each element of compensation interacts with the other elements and to see how current compensation decisions may affect future wealth accumulation. To date, the amount of past compensation, including amounts realized or realizable from prior equity awards, has generally not been a significant factor in the committee’s considerations.

2008 Compensation Determinations

In the first quarter of 2008, the committee established base salaries, set the annual incentive cash baselines and operational goals under the Executive Officer Incentive Plan, and determined the equity awards for executive officers. Following the end of the year, the committee approved the calculation of the multiplier to be used in making annual incentive cash payments based on the Executive Officer Incentive Plan formula, determined any individual performance adjustments under the plan, and approved profit sharing contributions to the retirement plan.

In 2006, the committee determined that Intel’s compensation levels should be increased because its programs were set at a level significantly below the compensation levels of its peers. To address this situation, the committee began a three-year program, ending in 2008, to increase cash and equity compensation to reach the target percentiles, and mirrors a general effort to increase compensation for employees. Thus, while annual incentive payouts for the listed officers declined for 2008, both on an absolute basis and as a multiple of salary as a result of the dramatic shift in the business environment during the fourth quarter of 2008, the effect of those declines was mitigated by increases to the annual incentive cash baselines designed to bring target compensation to the desired peer group levels.

Mr. Otellini’s 2008 Compensation

In 2008, the committee elected to increase Mr. Otellini’s base salary by 30% and annual incentive cash baseline by 40%. Both elements were increased in light of peer data indicating that his cash compensation was significantly below the target percentiles set by the committee. Mr. Otellini’s base salary was increased less than his annual incentive cash baseline in an effort to increase the proportion of at-risk, performance-based compensation. Based on market data, the committee believes that Mr. Otellini’s base salary for 2008 was still below the 25th percentile. Although the committee increased Mr. Otellini’s base salary and annual incentive cash baseline in 2008, Mr. Otellini’s total cash compensation increased by only 3% because of decreased financial and operating performance in 2008. Based on grant date fair value, Mr. Otellini received a 20% increase in the value of his annual equity awards in 2008 compared to 2007, although the number of options and RSUs granted was flat compared to 2007. The grant date fair value of Mr. Otellini’s long-term RSU award was 24% lower than the grant date fair value of the long-term option award that he received in 2007. The net effect of these changes was that Mr. Otellini’s total compensation remained relatively flat in 2008 compared to 2007. The committee believes that his total compensation was below the 65th percentile because his annual incentive cash payments were below target due to Intel’s financial and operating performance.

	2008	2007	Change
	($)	($)	(%)
Base Salary	1,000,000	770,000	30
Annual Incentive Cash Payments	3,873,300	3,964,200	(2)
Total Cash Compensation	4,873,300	4,734,200	3
Annual Equity Awards (based on grant date fair value)	4,337,400	3,614,400	20
Long-Term Equity Awards (based on grant date fair value)	2,887,500	3,793,500	(24)
Total Compensation	12,098,200	12,142,100	0

Mr. Smith’s 2008 Compensation

Mr. Smith was named CFO in October 2007. The committee determined Mr. Smith’s compensation in 2008 for the first time. Considering the CFO’s increased responsibilities, the committee determined to increase Mr. Smith’s base salary for 2008 by 35%, annual incentive cash baseline by 24%, and grant date fair value of his annual equity award by 58% in an effort to provide more market-competitive pay. Based on market data, the committee believes that Mr. Smith’s base salary for 2008 was significantly below the 25th percentile for CFOs in our peer group. Mr. Smith’s total cash compensation increased 2% in 2008, and his total cash compensation was significantly below the 65th percentile. In 2008, Mr. Smith was also granted a long-term stock option to purchase 45,000 shares and 6,500 long-term RSUs. Primarily because of the increases in his base salary and annual equity awards, Mr. Smith’s total compensation increased 26% for 2008. The committee believes that his total compensation was significantly below the 65th percentile. In 2008, the committee compensated Mr. Smith at levels below the 65th percentile for total compensation due to his relatively short tenure as CFO.

	2008	2007	Change
	($)	($)(1)	(%)
Base Salary	425,000	314,400	35
Annual Incentive Cash Payments	871,500	962,200	(9)
Total Cash Compensation	1,296,500	1,276,600	2
Annual Equity Awards (based on grant date fair value)	2,051,000	1,299,800	58
Long-Term Equity Awards (based on grant date fair value)	415,500	399,500	4
Total Compensation	3,763,000	2,975,900	26

(1)	In 2008, Mr. Smith received a retroactive payment related to his promotion in 2007. We have added $9,400 to the amount reported for him in 2007 for “Base Salary,” and $9,200 for “Annual Incentive Cash Payments.”

Mr. Bryant’s 2008 Compensation

In 2008, the committee elected to increase Mr. Bryant’s base salary by 10% and annual incentive cash baseline by 7% in an effort to provide more market competitive pay. Based on market data, the committee believes that Mr. Bryant’s base salary for 2008 was below the 25th percentile for chief administrative officers and CFOs in our peer group. Mr. Bryant’s total cash compensation decreased 15% in 2008, due to annual incentive cash payments that were lower than target because of Intel’s decreased financial and operating performance, resulting in his total cash compensation being below the 65th percentile. Based on grant date fair value, Mr. Bryant received a 38% increase in the value of his annual equity awards in 2008 compared to 2007, in line with our target for market competitiveness for annual equity grants. Primarily because of the increases in his base salary and annual equity awards, Mr. Bryant’s total compensation increased 10% for 2008. The committee believes that his total compensation was significantly below the 65th percentile because his annual incentive cash payments were below target due to Intel’s financial and operating performance.

	2008	2007	Change
	($)	($)	(%)
Base Salary	500,000	455,000	10
Annual Incentive Cash Payments	1,311,000	1,673,400	(22)
Total Cash Compensation	1,811,000	2,128,400	(15)
Annual Equity Awards (based on grant date fair value)	2,623,200	1,903,200	38
Long-Term Equity Awards (based on grant date fair value)	—	—	—
Total Compensation	4,434,200	4,031,600	10

Mr. Maloney’s 2008 Compensation

In 2008, the committee elected to increase Mr. Maloney’s base salary by 28% and annual incentive cash baseline by 7%. Based on market data, the committee believes that Mr. Maloney’s base salary for 2008 was close to the 50th percentile for sales and marketing executives in our peer group. Although Mr. Maloney’s total cash compensation decreased 14% in 2008, the committee believes that his total cash compensation remained significantly above the 65th percentile for sales and marketing executives in our peer group. In 2008, the committee compensated Mr. Maloney above the 65th percentile for total cash compensation in an effort to maintain internal equity with other executive vice presidents, reflecting the significance of the position at Intel and his responsibilities. Based on grant date fair value, Mr. Maloney received a 38% increase in the value of his annual equity awards in 2008 compared to 2007, in line with our target for market competitiveness and with grants to other executive vice presidents. In 2008, Mr. Maloney was also granted a long-term stock option to purchase 82,500 shares and 11,750 long-term RSUs. Primarily because of increases in annual equity awards and base salary, Mr. Maloney’s total compensation increased 11% for 2008. The committee believes that his total compensation was significantly above the 65th percentile for sales and marketing executives in our peer group but in line with Intel’s other executive vice presidents.

	2008	2007	Change
	($)	($)	(%)
Base Salary	500,000	390,000	28
Annual Incentive Cash Payments	1,113,300	1,493,900	(25)
Total Cash Compensation	1,613,300	1,883,900	(14)
Annual Equity Awards (based on grant date fair value)	2,623,200	1,903,200	38
Long-Term Equity Awards (based on grant date fair value)	759,000	729,300	4
Total Compensation	4,995,500	4,516,400	11

Mr. Perlmutter’s 2008 Compensation

In 2008, the committee elected to increase Mr. Perlmutter’s base salary by 25% and annual incentive cash baseline by 14%. Based on market data, the committee believes that Mr. Perlmutter’s base salary for 2008 was below the 25th percentile. Although Mr. Perlmutter’s total cash compensation decreased 9% in 2008, the committee believes that his total cash compensation was slightly above the 65th percentile for sector heads in our peer group. Based on grant date fair value, Mr. Perlmutter received a 38% increase in the value of his annual equity awards in 2008 compared to 2007, in line with our target for market competitiveness and with grants to other executive vice presidents. In 2008, Mr. Perlmutter was also granted a long-term stock option to purchase 52,500 shares and 5,000 long-term RSUs. Primarily because of the increases in his annual equity awards and base salary, Mr. Perlmutter’s total compensation increased 15% for 2008. The committee believes that Mr. Perlmutter’s total compensation was below the 65th percentile. In 2008, the committee compensated Mr. Perlmutter at levels below the target percentile for total compensation because his annual incentive cash payments were below target due to Intel’s financial and operating performance.

	2008	2007	Change
	($)(1)	($)(1)	(%)
Base Salary	446,100	357,200	25
Annual Incentive Cash Payments	1,021,100	1,255,200	(19)
Total Cash Compensation	1,467,200	1,612,400	(9)
Annual Equity Awards (based on grant date fair value)	2,623,200	1,903,200	38
Long-Term Equity Awards (based on grant date fair value)	440,200	417,800	5
Total Compensation	4,530,600	3,933,400	15

(1)	Mr. Perlmutter receives his cash compensation in Israeli shekels. The amounts reported above in “Base Salary” and “Annual Incentive Cash Payments” for 2008 were converted to U.S. dollars at a rate of 3.87 shekels per dollar, calculated as of December 26, 2008 (3.94 shekels per dollar for 2007, calculated as of December 29, 2007).

Elements of Compensation

Base Salary

When the committee determines the executive officers’ base salaries during the first quarter of the year, the committee takes into account each officer’s role and level of responsibility at the company as well as individual performance for the prior year. In general, executive officers with the highest level of responsibility have the lowest percentage of their compensation fixed as base salary and the highest percentage of their compensation at risk. The committee believes that the 25th percentile is an appropriate target for base salaries because the committee strives to have performance-based compensation constitute a substantial majority of executive officers’ total compensation. Base salary represents a small percentage of total cash compensation (26% in 2008) and total compensation (9% in 2008) for the listed officers as set forth in the Summary Compensation table.

Performance-Based Compensation

Intel’s pay-for-performance programs include performance-based cash compensation that rewards strong financial performance, and equity awards that reward stock price appreciation. Annual and semiannual incentive cash payments are determined primarily by Intel’s annual financial results and are not linked to Intel’s stock price performance. The committee believes that targeting total cash compensation at the 65th percentile is appropriate because of the high proportion of cash compensation that is variable, at risk, and tied to Intel’s financial performance relative to the peer group. In 2008, performance-based compensation accounted for 87% of the total compensation for listed officers, as set forth in the Summary Compensation table. A high percentage of total compensation was performance-based cash (27% in 2008), with the majority of total compensation in the form of equity awards (60% in 2008).

Annual Incentive Cash Payments

Net income is the key financial component of Intel’s incentive cash programs, and in 2008 net income decreased 24% compared to 2007. Primarily because of this result, annual incentive cash payments to listed officers decreased 12% in 2008.

Annual incentive cash payments are made under the Executive Officer Incentive Plan. This plan mirrors the broad-based plan for employees, with the added feature of an individual performance adjustment. The annual incentive cash payment cannot be increased beyond the maximum limits calculated each year under the formula and cannot in any event exceed $10 million for any individual. The following illustration shows the Executive Officer Incentive Plan formula.

As shown above, the sum of the three corporate performance components determines the Executive Officer Incentive Plan multiplier; the details of each component are described in the narrative following the Grants of Plan-Based Awards table in “Executive Compensation.” We expect the multiplier calculated under the plan to typically range between 2 and 4 (but it may be higher or lower depending on the output of the formula), with a target multiplier of approximately 3. The committee has the ability to apply subjective, discretionary criteria to determine the individual performance adjustment percentage. The committee elected to use net income as the financial performance metric to reward executive officers for growing absolute and relative financial performance, as it is independent of factors such as stock price movements and stock buybacks that affect earnings per share. For more information on corporate performance components, see the Grants of Plan-Based Awards table in “Executive Compensation.”

Following the end of 2008, the committee determined the annual incentive cash payments in accordance with the plan’s formula. The 2008 financial results yielded a multiplier of 2.66, calculated as follows:

Absolute Financial Component
($ in millions)	Relative Financial Component	Operational Component	Points	EOIP Multiplier

$5,292	(1 + (–24.1%))	Architecture/Platforms	23.75
$6,557(1)	(1 + (–10.5%))	Manufacturing/Technology	29.00
		Customer Orientation	27.25
		Growth and Execution	20.50
		Total	100.5/100

0.807	0.848		1.005	2.66

(1)	With the requirement in 2006 to include the impact of stock-based compensation in generally accepted accounting principles, the 2005 net income number includes the impact of stock-based compensation to ensure consistency in measuring net income growth. Additionally, the 2005 net income number excludes the additional tax expense of $250 million related to the decision to repatriate non-U.S. earnings under the American Jobs Creation Act of 2004.

In 2008, Intel’s net income decreased more than the market average, Intel’s net income was 19.3% lower than the trailing three-year average, and Intel scored 100.5% on operational goals, down from 107.1% in 2007. No individual performance adjustments were made under the Executive Officer Incentive Plan in 2008.

The following graph illustrates how the amount of the average annual and semiannual incentive cash payments to listed officers varies with changes to Intel’s net income.

Semiannual Incentive Cash Payments. Intel’s executive officers participate in a company-wide, semiannual incentive cash plan that calculates payouts based on Intel’s corporate profitability, which links compensation to financial performance. Payouts are communicated as a number of extra days of compensation, with executive officers receiving the same number of extra days as other employees. Plan payments earned in 2008 totaled 15.2 days of compensation per employee, down from 17.3 days in 2007. This total included two days of compensation resulting from Intel’s achievement of its customer satisfaction goals in 2008. In 2008, 2007, and 2006, semiannual incentive cash payments represented 5% or less of listed officers’ total performance-based cash compensation.

Equity Incentive Plans

The committee and management believe that equity compensation is a critical component of a total compensation package that helps Intel recruit, retain, and motivate the employees needed for the present and future success of the company. Most equity grants occur on an annual basis in connection with the annual performance review and compensation adjustment cycle. For all employees, including executive officers, Intel uses pre-established quarterly dates for the formal granting of equity awards during the year. With limited exceptions, these dates typically occur shortly after publication of Intel’s quarterly earnings releases.

In 2006, Intel began granting employees RSUs in addition to stock options. Stock options provide actual economic value to the holder if the price of Intel stock has increased from the grant date at the time the option is exercised. In contrast, RSUs have economic value when they vest, so that they have some retention value even if the stock price declines or stays flat. Stock options motivate executive officers by providing more potential upside. RSUs align executive officers with stockholders and balance our compensation program design, as they take into account both upside and downside risk in our stock price.

The use of RSUs also assists in maintaining the Board’s long-term goal that equity grants result in an average annual dilution rate that does not exceed 2%. Because the grant date fair value of each RSU that we grant is greater than the grant date fair value of each stock option, employees on average receive fewer RSUs now than stock options in the past. In 2007, the committee approved management’s recommendation to increase the RSU mix for all employees, including moving almost all executive officers from an 80/20 split to a 70/30 split. The committee and Mr. Otellini believed that increasing the use of RSUs would help with retention and make Intel’s compensation package more competitive with the companies in the peer group.

For Intel’s executive officers, the committee grants a combination of annual equity grants with grant date fair values targeted to be below the 50th percentile of the peer group on average, and long-term equity grants, which in combination with the annual grants are intended to approximate the 65th percentile of the peer group. Annual stock options and RSUs typically vest in 25% annual increments beginning one year from the date of grant, while long-term grants generally have a five-year cliff-vesting schedule, meaning that 100% of the grant vests on the fifth anniversary of the date that the grants are awarded.

In 2008, based on Professor Hall’s recommendation, Mr. Otellini was granted stock options with exercise windows that can extend beyond retirement. Mr. Otellini’s 2008 grant provides that upon his retirement from Intel at age 60 or older, the exercise window for the options would be the full remaining life of the award. Because of Mr. Otellini’s years of service, any unvested portion of the option would vest in full upon his retirement from Intel at age 60 or older, which is consistent with the standard term for retirement for awards granted under the 2006 Equity Incentive Plan. The stock options have a seven-year life and will expire in 2015. Additionally, Mr. Otellini was granted a long-term RSU award in 2008. Instead of the typical five-year cliff-vesting award, Mr. Otellini’s long-term award vests over four years in equal annual installments beginning in 2012, as long as he remains employed by Intel. Should Mr. Otellini retire from Intel in 2011 and before the award otherwise begins to vest in 2012, the vesting schedule of this award would be adjusted to begin on his retirement date. In that circumstance, 25% of Mr. Otellini’s award would vest on his retirement date, and the award would continue to vest in 25% increments over the next three years. Mr. Otellini, like our other executive officers, is employed at will without an employment contract; as a result, he does not have a set retirement date. The committee included the extended exercise window in the 2008 grant because it believed that the provision would better ensure that the grant provided the appropriate long-term alignment with stockholders. The decisions of a CEO affect the company’s performance beyond retirement, and the exercise provisions will give Mr. Otellini the opportunity to realize the benefit of actions taken today with a long-term view.

The committee determines the amount of annual equity grants and long-term grants based on its subjective consideration of factors such as relative job scope, expected future contributions to the growth and development of the company, and the competitiveness of grants relative to the peer group. When evaluating future contributions, the committee projects the value of the executive officer’s future performance based on the officer’s expected career development. The equity grants are meant to motivate the executive officer to stay at Intel and deliver the expected future performance.

Because equity compensation is more complicated than cash compensation, there are a number of ways to present the costs to Intel and the benefits to the listed officers resulting from Intel’s equity compensation program. The following graphs and table present five different views of Intel’s equity compensation program. The first two graphs are based on the reporting of share-based compensation expense in Intel’s financial statements. The table following these graphs shows some of the key metrics (dilution, burn rate, and overhang) that the committee and Intel’s management use to measure how effectively Intel manages its equity compensation program. The third and fourth graphs show how the economic value that the listed officer receives from equity compensation varies with changes to Intel’s stock price by showing the listed officers’ realized and unrealized gains and losses.

The following graph shows the SFAS No. 123(R) expense that Intel incurred during each year for financial statement purposes for grants to listed officers. The amount of expense that Intel incurs each year is related to a portion of many years’ worth of equity awards. For example, expense related to annual stock options granted in April 2008 would typically be incurred as the award vests, with expense in 2008, 2009, 2010, 2011, and the beginning of 2012. SFAS No. 123(R) expense for the listed officers increased 12% in 2008 compared to 2007, primarily because of an increase in SFAS No. 123(R) expense related to grants of RSUs.

The graph below shows the expense for awards granted to listed officers during each year for financial statement purposes. The grant date fair value of annual and long-term equity awards granted to listed officers in January and April 2008 will be incurred over the service period as the awards vest in 2009, 2010, 2011, 2012, and 2013.

While the two graphs above focus on how our equity compensation program impacts our financial statements, there are other key metrics that the committee and Intel’s management use to determine the costs to stockholders of Intel’s equity compensation program. The following table shows how these metrics have changed over the past three years. We define the metrics as follows:

•	Dilution is total equity awards granted (less cancellations) divided by shares outstanding at the beginning of the year.

•	Burn rate is similar to dilution, but does not take cancellations into account.

•	Overhang is equity awards outstanding but not exercised, plus equity awards available to be granted, divided by total shares outstanding at the end of the year.

	2008	2007	2006
	(%)	(%)	(%)
Percentage of Equity-Based Awards Granted to Listed Officers	3.8	4.6	1.6
Dilution	0.1	—	0.2
Burn Rate	1.0	1.0	1.4
Overhang	15.3	16.2	17.8

By policy, the committee limits grants to listed officers to no more than 5% of the total equity awards granted in any one year. The dilution, burn rate, and overhang amounts reported above are for all equity awards, not just those awarded to listed officers. The goal of the committee and Intel’s management is to limit total annual dilution to less than 2%.

While the graphs and table above show some of the costs of Intel’s equity compensation program, the next two graphs show the economic benefit of equity compensation to the listed officers. Additionally, the graphs show how the value of the listed officers’ equity awards is directly affected by changes in the price of Intel common stock. The price of Intel common stock decreased 47% from the beginning of the fiscal year to year-end. This decrease in stock price translated into an unrealized loss of $47.2 million for the listed officers and illustrates the performance-based nature of Intel’s equity compensation program. Currently, none of the stock option awards that were granted in 2008 have any economic value. To promote comparability from year to year, the Unrealized Gain/Loss on Equity Awards graph includes only awards that were outstanding at both the beginning and the end of the fiscal year (awards that were granted or that were exercised or settled during the year are excluded).

The Realized Gains graph below shows the aggregate value of the stock options that were exercised and RSUs that vested for the listed officers for each of the past three years. This graph shows the gains that the listed officers actually received from their equity awards, while the Unrealized Gain/Loss on Equity Awards graph shows unrealized gains (losses) measured as of the end of each fiscal year (which may or may not ever be realized).

Changes to Equity Incentive Programs for 2009

Replacing Annual Stock Option and RSU Grants with Outperformance Stock Units

Beginning with the equity awards that will be granted in 2009, the committee will award senior officers (a group of 21 people) outperformance stock units (OSUs) as their primary equity awards. OSUs are performance-based RSUs. The number of shares of Intel common stock that an employee receives will range from 33% to 200% of the target amount. The performance period is three years, and the performance metric to be used is total stockholder return (TSR). TSR is measured against the 15 technology companies included in our peer group for determining executive compensation averaged with the companies included in the S&P 100. TSR is a measure of stock price appreciation plus any dividends paid during the performance period. If Intel underperforms the peer group, the number of units earned will be reduced from the 100% target amount at a rate of two to one (two-percentage-point reduction in units for each percentage point of underperformance), with a minimum of 33% of units earned. If Intel outperforms the peer group, the number of units earned will be increased from the 100% target amount at a rate of three to one (three-percentage-point increase in units for each percentage point of over-performance), with a maximum of 200% units earned. The grants vest in full three years and one month from the grant date, which is one month after the end of the performance period. At the end of the performance period, the earned units will convert to Intel common stock, and dividend equivalents will be paid in the form of Intel common stock at a rate equal to the dividends that would have been paid over the performance period on the number of shares awarded at the end of the performance period.

This planned change to Intel’s equity incentive design serves a number of purposes. First and foremost, because OSUs deliver value in the form of Intel common stock, it focuses the leadership team on ensuring the long-term viability of the enterprise. Secondly, due to the relative performance metric, this design provides an incentive to outperform the composite index over the three-year performance cycle. By utilizing full shares, this program is typically less dilutive than stock options while providing alignment with stockholders. Finally, the payout range of 33% to 200% of target moderates unnecessary risk taking while still providing an incentive to outperform the composite index over a multi-year period.

Additional Investment Grants for 2009 and 2010

In 2009, most Intel employees will receive an “Investment Grant” in addition to their regular equity grant. The current economic environment, while trying, offers a significant opportunity for Intel to distinguish itself from competitors and to position the company to emerge stronger as the economy recovers. The Investment Grants are intended to focus employees at this critical inflection point on creating sustained increases in our stock price as the macro-economic climate improves. It should also be noted that while this grant is incremental to normal annual equity grants, there will be significant cost savings realized in 2009 as a result of compensation program reductions, including no salary increases, a reduction in company contributions to the retirement savings plan (from 7% to 6%), and a reduction to the employee stock purchase program (capping employee contributions at 5% rather than 10% of eligible compensation). The Investment Grants for executive officers will be in the form of stock options. In 2010, we expect to make an additional Investment Grant with similar total value. The committee anticipates that the size of the Investment Grant will be approximately 50% of the value of the listed officers’ annual equity awards. These grants will vest equally over four years from the grant date and have a seven-year term. Our CEO will not receive an Investment Grant.

Risk Analysis of Intel’s Performance-Based Compensation Plans

The Compensation Committee believes that although the majority of compensation provided to our executive officers is performance-based, our executive compensation programs do not encourage excessive and unnecessary risk taking. The design of these compensation programs encourages Intel’s executive officers to remain focused on both the short- and long-term operational and financial goals of the company in several key respects. For example, while annual stock option and RSU awards vest 25% each year, long-term option and RSU awards vest after five years, which encourages officers to focus on sustained stock price appreciation. Similarly, in our Executive Officer Incentive Plan, the relative component measures Intel’s financial performance against its peers for the previous year, while the absolute component measures Intel’s current-year financial performance against the previous three years, which encourages the officers to focus on improving financial performance over a period of years.

Post-Employment Compensation Arrangements

Retirement Plans. Intel provides limited post-employment compensation arrangements to listed officers, consisting of an employee-funded 401(k) savings plan, a discretionary company-funded profit sharing retirement plan, and a company-funded pension plan, each of which is tax-qualified and available to substantially all U.S. employees; and a non-tax-qualified supplemental deferred compensation plan for highly compensated employees.

The committee allows for the participation of the executive officers in these plans to encourage the officers to save for retirement and to assist the company in retaining the officers. The deferred compensation plan is intended to promote retention by giving employees an opportunity to save in a tax-efficient manner. The terms governing the retirement benefits under these plans for the executive officers are the same as those available for other eligible employees in the U.S. Each plan other than the pension plan results in individual participant balances that reflect a combination of amounts contributed by the company or deferred by the employee, amounts invested at the direction of either the company or the employee, and the continuing reinvestment of returns until the accounts are distributed.

Intel does not make matching contributions based on the amount of employee contributions under any of these plans. The profit sharing retirement plan consists of a discretionary cash contribution determined annually by the committee for executive officers, and by the CEO for other employees. These contribution percentages have historically been the same for executive officers and other employees. For 2008, Intel’s discretionary contribution (including allocable forfeitures) to the profit sharing retirement plan for all eligible U.S. employees, including executive officers, equaled 6% of eligible salary (which included annual and semiannual incentive cash payments as applicable). To the extent that the amount of the contribution is limited by the Internal Revenue Code of 1986, as amended (the tax code), Intel credits the additional amount to the non-qualified deferred compensation plan. Intel invests all of its contributions to the profit sharing retirement plan in a diversified portfolio.

Because the listed officers do not receive preferential or above-market rates of return under the deferred compensation plan, earnings under the plan are not included in the Summary Compensation table, but are included in the Non-Qualified Deferred Compensation table. The investment options available under the non-qualified plan are the same investment options that are available in the 401(k) savings plan.

The benefit provided to listed officers who participate in the pension plan consists of a tax-qualified arrangement that offsets amounts that otherwise would be paid under the non-qualified deferred compensation plan described above. Each participant’s tax-qualified amount in this arrangement was established based on a number of elements, including the participant’s non-qualified deferred compensation plan balance as of December 31, 2003, IRS pension rules that take into consideration age and other factors, and limits set by Intel for equitable administration.

Other Compensation Policies

Personal Benefits. The committee supports the goal of management to maintain an egalitarian culture in its facilities and operations. Intel’s executive officers are not entitled to operate under different standards than other employees. Intel does not have programs for providing personal benefit perquisites to executive officers, such as permanent lodging or defraying the cost of personal entertainment or family travel. The company provides air and other travel for Intel’s executive officers for business purposes only. Intel’s company-operated aircraft hold approximately 40 passengers and are used in regularly scheduled routes between Intel’s major U.S. facility locations, and Intel’s use of non-commercial aircraft on a time-share or rental basis is limited to appropriate business-only travel. Intel’s health care, insurance, and other welfare and employee benefit programs are essentially the same for all eligible employees, including executive officers, although the details of the programs may vary by country. Intel shares the cost of health and welfare benefits with its employees, a cost that is dependent on the level of benefits coverage that each employee elects. Intel’s employee loan programs are not available to Intel’s executive officers. Intel has no outstanding loans of any kind to any of its executive officers.

Stock Ownership Guidelines. Because the committee believes in linking the interests of management and stockholders, the Board has set stock ownership guidelines for Intel’s executive officers. The ownership guidelines specify a number of shares that Intel’s executive officers must accumulate and hold within five years of appointment or promotion as an executive officer. The following table lists the specific share requirements. Stock options and unvested RSUs do not count toward satisfying these ownership guidelines. Each of our listed officers had either satisfied these ownership guidelines or had time remaining to do so as of December 27, 2008.

	CEO	CFO	Executive Vice President	Senior Vice President
Minimum Number of Shares	250,000	125,000	100,000	65,000

Intel Policies Regarding Claw-Backs. Intel’s 2007 Executive Officer Incentive Plan and 2006 Equity Incentive Plan include standards for seeking the return (claw-back) from executive officers of incentive cash payments and stock sale proceeds in the event that they had been inflated due to financial results that later had to be restated. The 2007 Executive Officer Incentive Plan and 2006 Equity Incentive Plan were approved by stockholders and were included in the 2007 Proxy Statement for the 2007 annual meeting, which can be found at www.intel.com/intel/annualreports. The 2006 Equity Incentive Plan as proposed to be amended is included as Exhibit A of this proxy statement.

Tax Deductibility. Section 162(m) of the tax code places a limit of $1 million on the amount of compensation that Intel may deduct in any one year with respect to its CEO and each of the next three most highly compensated executive officers (not including the CFO). Certain performance-based compensation approved by stockholders is not subject to this deduction limit. Intel structured its 2006 Equity Incentive Plan with the intention that stock options awarded under this plan would qualify for tax deductibility. However, in order to maintain flexibility and promote simplicity in the administration of these arrangements, other compensation such as RSUs and payments under the 2007 Executive Officer Incentive Plan are not designed to qualify for tax deductibility.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, which is composed solely of independent members of the Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of Intel’s executive officers. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, including our CEO, Paul S. Otellini, and our CFO, Stacy J. Smith. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in Intel’s 2008 Annual Report on Form 10-K (incorporated by reference) and in this proxy statement.

Compensation Committee
Reed E. Hundt, Chairman
David S. Pottruck
John L. Thornton
David B. Yoffie

EXECUTIVE COMPENSATION

The following table lists the annual compensation for the fiscal years 2008, 2007, and 2006 of our CEO, CFO, and our three other most highly compensated executive officers in 2008 (referred to as listed officers).

Summary Compensation

							Change in
							Pension
							Value and
						Non-Equity	Non-Qualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and			Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year		($)	($)	($)	($)	($)	($)	($)
Paul S. Otellini	2008		1,000,000	1,893,300	5,646,400	3,873,300	—	309,600 (1)	12,722,600
President	2007		770,000	595,100	6,034,700	3,964,200	—	178,000	11,542,000
Chief Executive Officer	2006		700,000	352,000	6,699,000	1,772,700	46,000	236,700	9,806,400

Stacy J. Smith	2008		425,000	313,900	843,300	871,500	—	88,500 (1)	2,542,200
Vice President	2007	(2)	314,400	135,600	548,500	962,200	—	261,700 (3)	2,222,400
Chief Financial Officer	2006		235,000	22,300	485,100	430,200	11,000	57,000	1,240,600

Andy D. Bryant	2008		500,000	688,200	2,872,800	1,311,000	—	130,900	5,502,900
Executive Vice President,	2007		455,000	357,700	3,124,500	1,673,400	—	114,000	5,724,600
Finance and Enterprise Services	2006		355,000	117,300	4,888,000	1,178,500	49,000	148,200	6,736,000
Chief Administrative Officer

Sean M. Maloney	2008		500,000	698,100	2,827,600	1,113,300	—	120,100	5,259,100
Executive Vice President	2007		390,000	429,000	3,207,200	1,493,900	—	98,300	5,618,400
Chief Sales and Marketing Officer	2006		290,000	87,100	4,678,400	1,019,000	7,000	127,200	6,208,700

David Perlmutter(4)	2008		446,100	655,900	2,009,800	1,021,100	280,400	311,000	4,724,300
Executive Vice President	2007		357,200	379,700	1,619,600	1,255,200	300,700	393,700	4,306,100
General Manager,	2006		258,500	106,600	1,753,700	680,300	206,100	190,300	3,195,500
Mobility Group

Total	2008		2,871,100	4,249,400	14,199,900	8,190,200	280,400	960,100	30,751,100
	2007		2,286,600	1,897,100	14,534,500	9,348,900	300,700	1,045,700	29,413,500
	2006		1,838,500	685,300	18,504,200	5,080,700	319,100	759,400	27,187,200

(1)	In 2008, Intel Foundation made matching charitable contributions on behalf of Mr. Otellini in the amount of $10,000, and on behalf of Mr. Smith in the amount of $4,100.

(2)	In 2008, Mr. Smith received a retroactive payment related to his promotion in 2007. We have added $9,400 to the amount reported for him in 2007 in the “Salary” column and $9,200 in the “Non-Equity Incentive Plan Compensation” column.

(3)	In 2004, Intel arranged for a third party to provide Mr. Smith with a mortgage on his home in connection with his relocation from England to California. The loan principal was $950,000, the interest rate was 1.16%, and the term was five years. Mr. Smith paid off this mortgage in December 2006 (prior to his becoming an executive officer). In January 2007, Mr. Smith received a one-time payment of $210,000 (including a tax gross-up of $74,000) to replace the benefit that Mr. Smith gave up by paying off the low-interest loan prior to the original due date. The remaining $51,700 consists of profit sharing contributions.

(4)	Mr. Perlmutter receives his cash compensation in Israeli shekels. The amounts reported above in the “Salary,” “Non-Equity Incentive Plan Compensation,” and certain amounts within the “All Other Compensation” columns were converted to U.S. dollars using a rate of 3.87 shekels per dollar, calculated as of December 26, 2008 for 2008, and at a rate of 3.94 shekels per dollar for 2006 and 2007. The “All Other Compensation” column for Mr. Perlmutter consists of the following amounts (in U.S. dollars):

Year	Annual Israeli Site Bonus	Study Fund	Relocation
2008	—	—	311,000
2007	—	400	393,300
2006	31,500	19,300	139,500

Total Compensation. Total compensation as reported in the Summary Compensation table increased 5% from 2007 to 2008 for listed officers, primarily because increases in salary and stock awards were offset by decreases in performance-based cash compensation and decreases in SFAS No. 123(R) expense for outstanding option awards. CEO Paul S. Otellini received total compensation of $12.7 million in 2008, and Intel’s listed officers received total compensation of $30.8 million in 2008.

Equity Awards. Under SEC rules, the values reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation table represent the dollar amount, without any reduction for risk of forfeiture, recognized for financial reporting purposes related to grants of options and RSUs to each of the listed officers. We calculated these amounts in accordance with the provisions of SFAS No. 123(R) for 2008, 2007, and 2006.

We calculate compensation expense related to stock options using the Black-Scholes option pricing model. Because we do not pay or accrue dividends or dividend-equivalent amounts on unvested RSUs, we calculate compensation expense related to an RSU by taking the value of Intel common stock on the date of grant and reducing it by the present value of dividends expected to be paid on Intel common stock before the RSU vests. We amortize compensation expense over the service period and do not adjust the expense based on actual gains or losses. The compensation expense in the “Stock Awards” and “Option Awards” columns is related to RSUs and options awarded in 2008 and prior years.

To illustrate how we recognize compensation expense for equity awards, assume that an employee received an option to purchase 100,000 shares of stock at the beginning of 2008 with a grant date fair value of $500,000 calculated using the Black-Scholes option pricing model. This option vests over four years in 25% annual installments. Under SFAS No. 123(R), Intel would recognize compensation expense of $125,000 in each of 2008, 2009, 2010, and 2011 (the service period). However, under our form of award agreements, the vesting of stock options and RSUs—and thus the annual accounting expense reported in the Summary Compensation table—may accelerate based on the employee’s age and years of service. If an employee is eligible for retirement vesting acceleration provisions at the date of grant or during the vesting period, such acceleration will result in recognition of expense earlier than the normal vesting period based upon the acceleration provisions for that individual. For example, if an employee’s age plus years of service equal 75 or above at the date of the grant, the service period would be shortened to three years, and Intel would recognize compensation expense for one full installment immediately at the grant date ($125,000) and the remaining $375,000 would be recognized evenly in each of 2008, 2009, and 2010 ($125,000 per year).

The following table includes the assumptions used to calculate the compensation expense reported for 2008, 2007, and 2006 on a grant-date by grant-date basis.

	Assumptions
		Expected	Risk-Free	Dividend
	Volatility	Life	Interest Rate	Yield
Grant Date	(%)	(Years)	(%)	(%)
4/10/01	47	6.0	4.9	0.3
10/31/01	47	6.0	4.9	0.3
11/27/01	47	6.0	4.9	0.3
3/26/02	49	6.0	3.7	0.3
4/9/02	49	6.0	3.7	0.3
11/25/02	49	7.0	3.7	0.3
1/22/03	50	8.9	3.7	0.4
4/22/03	55	4.0	2.0	0.4
1/21/04	46	9.0	3.8	0.5
4/15/04	51	4.0	3.0	0.6
7/15/04	50	4.0	3.3	0.7
10/14/04	49	6.0	3.4	0.8
2/2/05	26	7.8	4.1	1.4
4/21/05	27	4.8	3.9	1.4
4/21/06	27	4.8	5.0	2.0
1/18/07	26	6.7	4.8	2.2
4/19/07	25	4.8	4.6	2.1
1/17/08	38	7.5	3.6	2.6
4/17/08	34	4.8	2.9	2.5

Non-Equity Incentive Plan Compensation. The amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table include annual incentive cash payments made under the Executive Officer Incentive Plan and semiannual incentive cash payments. The allocation of payments was as follows:

			Semiannual
		Annual Incentive	Incentive Cash	Total Incentive
		Cash Payments	Payments	Cash Payments
Name	Year	($)	($)	($)
Paul S. Otellini	2008	3,724,000	149,300	3,873,300
	2007	3,840,000	124,200	3,964,200
	2006	1,680,000	92,700	1,772,700

Stacy J. Smith	2008	824,600	46,900	871,500
	2007	924,200	38,000	962,200
	2006	407,900	22,300	430,200

Andy D. Bryant	2008	1,250,200	60,800	1,311,000
	2007	1,610,400	63,000	1,673,400
	2006	1,118,800	59,700	1,178,500

Sean M. Maloney	2008	1,064,000	49,300	1,113,300
	2007	1,440,000	53,900	1,493,900
	2006	967,300	51,700	1,019,000

David Perlmutter	2008	970,900	50,200	1,021,100
	2007	1,205,400	49,800	1,255,200
	2006	639,200	41,100	680,300

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts reported represent the actuarial increase in the pension plan arrangement (other than for Mr. Perlmutter). Since the benefit that executive officers have earned under the tax-qualified pension plan arrangement is frozen, year-to-year differences in the present value of the accumulated benefit arise solely from changes in the interest rate used to calculate present value and the participant’s age becoming closer to age 65. Mr. Perlmutter participates in a pension savings plan and a severance plan for Israeli employees, which are explained further in “Retirement Plans for Mr. Perlmutter” following the Pension Benefits for Fiscal Year 2008 table. The changes in pension value reported above are the increases in the balance of the pension savings plan (less Mr. Perlmutter’s contributions) and the increase in the actuarial value for the severance plan.

All Other Compensation. Amounts listed in this column of the Summary Compensation table (except as footnoted) consist of tax-qualified discretionary company contributions to the profit sharing retirement plan of $13,800 in 2008, $15,750 in 2007, and $15,400 in 2006, and discretionary company contributions credited under the profit sharing component of the non-qualified deferred compensation plan. These amounts will be paid to the listed officers only upon retirement, termination, disability, death, or after reaching the age of 70 1/2 for an active employee.

Additional Programs for Mr. Perlmutter

Relocation Package. In 2006, Mr. Perlmutter relocated to the United States from Israel with an original assignment for a two-year period, which has been extended for an additional year until August 2009. Since this is a temporary assignment, Mr. Perlmutter is receiving a two-way relocation package. This package contains the same elements as a standard Intel employee relocation package. Intel’s relocation packages include monetary allowances and moving services to help employees relocate. The packages are designed to meet the business needs of Intel and the personal needs of Intel employees and their families. Intel’s relocation packages are consistent with market practices and Intel’s compensation philosophy and are global in scope. Relocation packages apply to all employees, based on set criteria such as duration of assignment, destination for the assignment, family size, and other needs as applicable.

Israel Study Fund. To encourage continuing education, Intel Israel offers eligible employees the opportunity to participate in a voluntary savings program to which both Intel and the employee contribute. Each month, an eligible employee contributes 2.5% and Intel contributes 7.5% of base salary to the study fund. The contributions are tax-free up to a certain salary amount fixed by legislation. After three years of membership, employees can withdraw the accrued funds for study in Israel or abroad; after six years, employees can use the accrued funds for any purpose. In 2007, Mr. Perlmutter participated in the Israel Study Fund for one month, but in 2008, Mr. Perlmutter did not participate in the program.

Grants of Plan-Based Awards in Fiscal Year 2008

The following table presents equity awards and awards granted under our annual and semiannual incentive cash plans in 2008.

						All	All
						Other	Other
				Estimated Future		Stock	Option			Grant
				Payouts Under		Awards:	Awards:	Exercise		Date Fair
				Non-Equity Incentive		Number	Number of	or Base	Market	Value of
				Plan Awards		of Shares	Securities	Price of	Price on	Stock and
						of Stock	Underlying	Option	Grant	Option
		Grant	Approval	Target	Maximum	or Units	Options	Awards	Date	Awards
Name	Award Type	Date	Date	($) (1)	($)	(#)	(#)	($/Sh) (2)	($/Sh) (2)	($) (3)
Paul S. Otellini	Long-Term RSU	4/17/08	4/17/08			150,000				2,887,500
	Annual Option	4/17/08	4/17/08				500,000	22.11	22.11	2,881,800
	Annual RSU	4/17/08	4/17/08			70,000				1,455,600
	Annual Cash			4,200,000	10,000,000
	Semiannual Cash			124,200

Stacy J. Smith	Long-Term Option	1/17/08	1/16/08				45,000	19.63	19.33	303,400
	Long-Term RSU	1/17/08	1/16/08			6,500				112,100
	Annual Option	4/17/08	4/17/08				235,000	22.11	22.11	1,354,400
	Annual RSU	4/17/08	4/17/08			33,500				696,600
	Annual Cash			930,000	10,000,000
	Semiannual Cash			38,000

Andy D. Bryant	Annual Option	4/17/08	4/17/08				300,000	22.11	22.11	1,729,100
	Annual RSU	4/17/08	4/17/08			43,000				894,100
	Annual Cash			1,410,000	10,000,000
	Semiannual Cash			63,000

Sean M. Maloney	Long-Term Option	1/17/08	1/16/08				82,500	19.63	19.33	556,300
	Long-Term RSU	1/17/08	1/16/08			11,750				202,700
	Annual Option	4/17/08	4/17/08				300,000	22.11	22.11	1,729,100
	Annual RSU	4/17/08	4/17/08			43,000				894,100
	Annual Cash			1,200,000	10,000,000
	Semiannual Cash			53,900

David Perlmutter	Long-Term Option	1/17/08	1/16/08				52,500	19.63	19.33	354,000
	Long-Term RSU	1/17/08	1/16/08			5,000				86,200
	Annual Option	4/17/08	4/17/08				300,000	22.11	22.11	1,729,100
	Annual RSU	4/17/08	4/17/08			43,000				894,100
	Annual Cash			1,095,000	10,000,000
	Semiannual Cash			49,800

(1)	Amounts reported as “Target” are determined by taking the incentive baseline amounts and multiplying them by 3.

(2)	The exercise price was determined based on the average of the high and low price of Intel common stock on the grant date, while the market price on the grant date is the closing price of our common stock on that date.

(3)	The grant date fair value is generally the amount that Intel would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures.

Annual Options and Annual RSUs. In general, annual stock options and RSUs vest in 25% annual increments beginning one year from the date of grant. Annual stock options expire seven years from the date of grant and have an exercise price of no less than 100% of the market value of the common stock on the date of grant. Also, upon retirement, the listed officers have 365 days to exercise their options, with the exception of Mr. Otellini’s 2008 awards, for which he has the full remaining life of such award to exercise upon retirement.

Long-Term Options and Long-Term RSUs. Long-term grants generally have a five-year cliff-vesting schedule, meaning that 100% of the grant vests on the fifth anniversary of the date that the grants are awarded. Long-term stock options generally expire 10 years from the date of grant. Mr. Otellini was granted long-term RSUs in 2008, which vest in 25% annual increments beginning in 2012 as long as he remains employed by Intel. If Mr. Otellini retires from Intel after he turns 60 and before the award otherwise begins to vest in 2012, the vesting schedule of this award would be adjusted to begin on his retirement date. In that circumstance, 25% of Mr. Otellini’s award would vest on his retirement date, and the award would continue to vest in 25% annual increments over the next three years.

Annual Cash. Annual incentive cash awards are made under the Executive Officer Incentive Plan. The Compensation Committee sets the incentive baseline amount under the Executive Officer Incentive Plan annually as part of the annual performance review and compensation adjustment cycle, and this incentive baseline amount is then multiplied by a multiplier calculated at the end of the year. This plan mirrors the broad-based plan for employees, with the added feature of an individual performance adjustment.

Each corporate performance component is targeted around a score of 100%, with a minimum score of zero. The committee may adjust Intel’s net income based on qualifying criteria selected by the committee in its sole discretion, as described in the plan. The methodology used to calculate Intel’s net income for both absolute and relative financial performance is the same. Further details on each component follow:

•	Relative Financial Component. To determine relative financial performance, the committee compares Intel’s annual net income growth relative to the market, which for this purpose we define as the 15 technology peer companies plus the companies that make up the S&P 100 (excluding Intel). To determine Intel’s performance relative to the market, Intel’s net income percentage growth (plus one) is divided by the simple average (with each group weighted equally) of the annual net income percentage growth for the S&P 100 excluding Intel and the 15 technology peer companies (plus one). There is some overlap in the S&P 100 and the 15 technology peer companies that we have identified. We have done this intentionally to provide slightly more weighting to our relative performance compared to the technology peer companies that are also in the S&P 100. Through this component, the committee rewards executive officers for how well Intel performs compared to a broader market. While the decline of 24% in our 2008 net income affected the relative financial component, this component was affected to a lesser degree, as the broader market suffered declines as well. Therefore, our relative component dropped to 0.848 in 2008 (compared to 1.317 in 2007) for our performance relative to the market’s performance.

•	Absolute Financial Component. To determine absolute financial performance, Intel’s current-year net income is divided by Intel’s average net income over the previous three years. Due to historical volatility in earnings, the committee decided to use a rolling three-year average in the denominator so that Intel does not over- or under-compensate executive officers based on volatility in earnings. Through this component, the committee rewards executive officers for sustained performance. In 2008, Intel’s net income was 23% lower than the trailing three-year average.

•	Operational Component. Each year, the committee approves operational goals and their respective success criteria for measuring operational performance. The operational goals typically link to performance in several key areas, including financial performance, product design/development roadmaps, manufacturing/cost/productivity improvements, and customer satisfaction. For 2008, the committee approved 25 operational goals, allocated and grouped into the categories described in the following table, with weightings that total 100 points. The goals and success measures are defined within the first 90 days of the performance period. The scoring for each goal ranges from 0 to 1.25 based on the level of achievement reflected in Intel’s confidential internal annual business plan. The results are summed and divided by 100, so that the final operational score is between 0 and 1.25. The operational goals selected by the committee are also used in the broad-based employee annual incentive cash plan and are prepared each year as part of the annual planning process for the company, so that all employees are focused on achieving the same company-wide operational results. These operational goals are derived from a process for tracking and evaluating performance; however, some goals have non-quantitative measures that require some degree of subjective evaluation. Over the past five years, operational goals have scored between 88% and 108%, with an average result of 100%. The operational goals are intended to be a practical and realistic estimate of the coming year based on the data, projections, and analyses that Intel uses in its planning processes. The scores for the year, representing Intel’s achievement of the year’s operational goals, are calculated by senior management and are reviewed and approved by the committee. The company scored 101% on its operational goals in 2008, down from 107% in 2007.

2008 Operational Goal Categories

Architecture/Platforms – 25 points	Customer Orientation – 25 points
• Next-generation product development	•	Improved roadmap flexibility, delivery
• Graphics leadership		performance, and response rates
	•	Reinvigoration of brand leadership

Manufacturing/Technology – 25 points	Growth and Execution – 25 points

• Factory performance and costs	•	Revenue goals
• Process technology milestones	•	Growth businesses on track

Semiannual Cash. Semiannual cash awards are made under a broad-based plan based on Intel’s profitability. Listed officers and other eligible employees receive 0.65 days of compensation for every two percentage points of corporate pretax margin, or a payment expressed as days of compensation based on 4.5% of net income divided by the current value of a worldwide day of compensation, whichever is greater. We will pay an additional day of compensation for each six-month period if Intel achieves its customer satisfaction goals. Because benefits are determined under a formula and the committee does not set a target amount under the plan, under SEC rules the target amounts reported in the table above are the amounts earned in 2007.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table provides information with respect to outstanding stock options and RSUs held by the listed officers as of December 27, 2008. Unless otherwise specified, equity awards vest at a rate of 25% per year over four years from the grant date.

	Option Awards						Stock Awards
									Market
			Number of					Number of	Value
		Number of	Securities					Shares	of Shares
		Securities	Underlying			Market		or Units of	or Units of
		Underlying	Unexercised			Value		Stock	Stock
		Unexercised	Options	Option	Option	of		That Have	That Have
	Grant	Options	(#)	Exercise	Expiration	Unexercised	Grant	Not	Not
Name	Date	(#) Exercisable	Unexercisable	Price ($)	Date	Options ($)	Date	Vested (#)	Vested ($)
Paul S. Otellini	4/13/99	108,000	—	30.70	4/13/09	—	4/21/06	22,500	319,100
	4/25/00	120,000	—	61.19	4/25/10	—	4/19/07	33,750	478,600
	3/21/01	49,586	—	25.69	3/21/11	—	4/17/08	150,000 (7)	2,127,000
	4/10/01	108,000	—	24.23	4/10/11	—	4/17/08	70,000	992,600
	10/31/01	200,000	—	24.37	10/31/11	—
	4/9/02	664,000	—	29.33	4/09/12	—
	1/22/03	—	600,000 (1)	16.42	1/22/13	—
	4/22/03	300,000	—	18.63	4/22/13	—
	4/15/04	300,000	—	27.00	4/15/14	—
	2/2/05	—	400,000 (2)	22.63	2/02/15	—
	4/21/05	375,000	125,000	23.16	4/21/12	—
	4/21/06	260,000	260,000	19.51	4/21/13	—
	1/18/07	—	700,000 (3)	20.70	1/18/17	—
	4/19/07	130,000	390,000	21.52	4/19/14	—
	4/17/08	—	500,000	22.11	4/17/15	—

Total		2,614,586	2,975,000			—		276,250	3,917,300

Stacy J. Smith	4/13/99	7,920	—	30.70	4/13/09	—	4/21/06	3,500	49,600
	4/25/00	10,000	—	61.19	4/25/10	—	1/18/07	6,500	92,200
	10/10/00	2,000	—	38.81	10/10/10	—	4/19/07	17,250	244,600
	3/21/01	4,350	—	25.69	3/21/11	—	1/17/08	6,500 (8)	92,200
	4/10/01	13,320	—	24.23	4/10/11	—	4/17/08	33,500	475,000
	10/31/01	10,800	—	24.37	10/31/11	—
	11/27/01	15,000	—	31.95	11/27/11	—
	4/9/02	5,000	—	29.33	4/09/12	—
	4/15/04	16,500	—	27.00	4/15/14	—
	7/15/04	6,000	—	23.36	7/15/14	—
	10/14/04	30,000	30,000 (4)	20.75	10/14/14	—
	4/21/05	30,600	10,200	23.16	4/21/12	—
	4/21/06	45,000	45,000	19.51	4/21/13	—
	1/18/07	—	45,000 (5)	20.70	1/18/17	—
	4/19/07	40,000	120,000	21.52	4/19/14	—
	1/17/08	—	45,000 (5)	19.63	1/17/18	—
	4/17/08	—	235,000	22.11	4/17/15	—

Total		236,490	530,200			—		67,250	953,600

	Option Awards							Stock Awards
										Market
			Number of						Number of	Value
		Number of	Securities						Shares	of Shares
		Securities	Underlying				Market		or Units of	or Units of
		Underlying	Unexercised				Value		Stock	Stock
		Unexercised	Options		Option	Option	of		That Have	That Have
	Grant	Options	(#)		Exercise	Expiration	Unexercised	Grant	Not	Not
Name	Date	(#) Exercisable	Unexercisable		Price ($)	Date	Options ($)	Date	Vested (#)	Vested ($)
Andy D. Bryant	4/13/99	90,000	—		30.70	4/13/09	—	4/21/06	7,500	106,400
	4/25/00	90,000	—		61.19	4/25/10	—	4/19/07	25,125	356,300
	3/21/01	37,704	—		25.69	3/21/11	—	4/17/08	43,000	609,700
	4/10/01	108,000	—		24.23	4/10/11	—
	10/31/01	108,000	—		24.37	10/31/11	—
	3/26/02	200,000	200,000	(6)	30.50	3/26/12	—
	4/9/02	404,000	—		29.33	4/09/12	—
	11/25/02	100,000	100,000	(6)	20.23	11/25/12	—
	4/15/04	200,000	—		27.00	4/15/14	—
	4/21/05	150,000	50,000		23.16	4/21/12	—
	4/21/06	90,000	90,000		19.51	4/21/13	—
	4/19/07	58,750	176,250		21.52	4/19/14	—
	4/17/08	—	300,000		22.11	4/17/15	—

Total		1,636,454	916,250				—		75,625	1,072,400

Sean M. Maloney	4/13/99	88,963	—		30.70	4/13/09	—	4/21/06	7,500	106,400
	4/25/00	79,354	—		61.19	4/25/10	—	1/18/07	11,750	166,600
	3/21/01	35,284	—		25.69	3/21/11	—	4/19/07	25,125	356,300
	4/10/01	105,575	—		24.23	4/10/11	—	1/17/08	11,750 (8)	166,600
	10/31/01	108,000	—		24.37	10/31/11	—	4/17/08	43,000	609,700
	3/26/02	100,000	300,000	(1)	30.50	3/26/12	—
	4/9/02	404,000	—		29.33	4/09/12	—
	11/25/02	50,000	150,000	(1)	20.23	11/25/12	—
	11/25/02	329,707	—		20.23	11/25/12	—
	4/22/03	200,000	—		18.63	4/22/13	—
	4/15/04	200,000	—		27.00	4/15/14	—
	4/21/05	150,000	50,000		23.16	4/21/12	—
	4/21/06	90,000	90,000		19.51	4/21/13	—
	1/18/07	—	82,500	(5)	20.70	1/18/17	—
	4/19/07	58,750	176,250		21.52	4/19/14	—
	1/17/08	—	82,500	(5)	19.63	1/17/18	—
	4/17/08	—	300,000		22.11	4/17/15	—

Total		1,999,633	1,231,250				—		99,125	1,405,600

David Perlmutter	4/13/99	22,800	—		30.70	4/13/09	—	4/21/06	6,000	85,100
	4/25/00	30,000	—		61.19	4/25/10	—	4/21/06	5,000 (8)	70,900
	3/21/01	12,160	—		25.69	3/21/11	—	1/18/07	5,000 (8)	70,900
	4/10/01	33,600	—		24.23	4/10/11	—	4/19/07	25,125	356,300
	10/31/01	16,800	—		24.37	10/31/11	—	1/17/08	5,000 (8)	70,900
	4/9/02	16,800	—		29.33	4/09/12	—	4/17/08	43,000	609,700
	11/25/02	39,680	—		20.23	11/25/12	—
	4/22/03	54,000	—		18.63	4/22/13	—
	1/21/04	—	200,000	(1)	32.06	1/21/14	—
	4/15/04	75,000	—		27.00	4/15/14	—
	4/21/05	75,000	25,000		23.16	4/21/12	—
	4/21/06	70,000	70,000		19.51	4/21/13	—
	4/21/06	—	52,500	(5)	19.51	4/21/16	—
	1/18/07	—	52,500	(5)	20.70	1/18/17	—
	4/19/07	58,750	176,250		21.52	4/19/14	—
	1/17/08	—	52,500	(5)	19.63	1/17/18	—
	4/17/08	—	300,000		22.11	4/17/15	—

Total		504,590	928,750				—		89,125	1,263,800

(1)	Options are exercisable in 25% annual increments beginning six years from the grant date.

(2)	Options are exercisable in 25% annual increments beginning four years from the grant date.

(3)	Options become fully exercisable on the fourth anniversary of the grant date.

(4)	Options are exercisable in 25% annual increments beginning three years from the grant date.

(5)	Options become fully exercisable on the fifth anniversary of the grant date.

(6)	Options are exercisable in 25% annual increments beginning five years from the grant date.

(7)	RSUs start vesting in 25% annual increments beginning four years from the grant date.

(8)	RSUs vest in full five years from the grant date.

Option Exercises and Stock Vested in Fiscal Year 2008

The following table provides information on stock option exercises and vesting of RSUs during fiscal year 2008.

	Option Awards		Stock Awards
	Number of		Number of		Total Value
	Shares	Value	Shares	Value	Realized on
	Acquired	Realized	Acquired	Realized	Exercise
	on	on	on	on	and
	Exercise	Exercise	Vesting	Vesting	Vesting
Name	(#)	($)	(#)	($)	($)
Paul S. Otellini	128,000	146,400	22,500	505,200	651,600

Stacy J. Smith	—	—	7,500	168,400	168,400

Andy D. Bryant	—	—	12,125	272,300	272,300

Sean M. Maloney	48,854	146,300	12,125	272,300	418,600

David Perlmutter	800	600	11,375	255,400	256,000

Pension Benefits for Fiscal Year 2008

The following table sets forth the estimated present value of accumulated pension benefits for the listed officers.

		Number of Years of	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)	($)(1)
Paul S. Otellini	Pension Plan	n/a	1,108,000

Stacy J. Smith	Pension Plan	n/a	310,000

Andy D. Bryant	Pension Plan	n/a	1,182,000

Sean M. Maloney	Pension Plan	n/a	197,000

David Perlmutter	Pension Savings	n/a	623,800 (2)

	Severance Plan	28	1,079,100 (2)

(1)	Until distribution, these benefits are also reflected in the listed officer’s balance reported in the Non-Qualified Deferred Compensation table (other than for Mr. Perlmutter). The amounts of these tax-qualified pension plan arrangements are not tied to years of credited service. Upon termination, the amount that the listed officer receives under the non-qualified deferred compensation plan will be reduced by the amount that he receives under the tax-qualified pension plan arrangement.

(2)	Balance converted from Israeli shekels at an exchange rate of 3.87 shekels per dollar as of December 26, 2008.

The pension plan is a defined benefit plan with two components. The first component provides participants with retirement income that is determined by a pension formula based on final average compensation, Social Security covered compensation, and length of service upon separation not to exceed 35 years. It provides pension benefits only to the extent a participant’s account balance in Intel’s tax-qualified profit sharing retirement plan does not provide a minimum specified level of retirement income, in which case the pension plan funds a benefit that makes up the difference. Because the profit sharing retirement plan balance for each of Intel’s listed officers historically has been above this minimum, those individuals typically do not have an accumulated benefit under this component of the pension plan. Accordingly, as of December 27, 2008, none of the amounts included in the table above are associated with this component, other than benefits with a value of $11,000 for Mr. Maloney.

The second component is a tax-qualified pension plan arrangement under which pension benefits offset amounts that otherwise would be paid under the non-qualified deferred compensation plan described below. Employees who were participants in the non-qualified deferred compensation plan as of December 31, 2003 were able to consent to a one-time change to the non-qualified deferred compensation plan’s benefit formula. This change has the effect of reducing the employee’s distribution amount from the non-qualified deferred compensation plan by the lump sum value of the employee’s tax-qualified pension plan arrangement at the time of distribution. Each participant’s pension plan arrangement was established as a fixed amount, designed to provide an annuity at age 65. The annual amount of this annuity is $165,000 for Mr. Bryant and Mr. Otellini; $98,500 for Mr. Smith; and $40,500 for Mr. Maloney.

Each participant’s benefit was set based on a number of elements, including the participant’s non-qualified deferred compensation plan balance as of December 31, 2003, IRS pension rules that take into consideration age and other factors, and limits that Intel sets for equitable administration. The benefit under this portion of the plan is frozen, and accordingly, year-to-year differences in the present value of the accumulated benefit arise solely from changes in the interest rate used to calculate present value and the participant’s age becoming closer to age 65. We calculated the present value assuming that the listed officers will remain in service until age 65, using the discount rate and other assumptions used by Intel for financial statement accounting, as reflected in Note 17 to the financial statements in our Annual Report on Form 10-K for the year ended December 27, 2008. A participant can elect to receive his or her benefit at any time following termination of employment. However, distributions before age 55 may be subject to a 10% federal penalty tax.

Retirement Plans for Mr. Perlmutter. The retirement program of Intel Israel provides employees with benefits covering retirement, premature death, and disability. All employees are eligible and the government encourages retirement savings with tax incentives. The Intel Israel retirement program has two key components: “pension savings,” which operates as a defined contribution plan, and “severance plan,” which provides a benefit based on final salary and years of service. Every month, Intel Israel and Mr. Perlmutter each contribute a percentage of Mr. Perlmutter’s base salary to his retirement program. Mr. Perlmutter may elect to defer between 5% and 7% of his base salary to pension savings. Intel Israel contributes 5% of Mr. Perlmutter’s base salary to pension savings and another 8.33% to the severance plan, for a total company contribution of 13.33% of base salary to his retirement program. Mr. Perlmutter holds investment discretion over such contributions.

Employees of Intel Israel receive their pension savings account balance upon retirement (age 67 for men, age 64 for women), termination, or voluntary departure. Because the pension savings plan is a traditional defined contribution plan, Intel does not retain any ongoing liability for the funds placed or invested in it. The severance plan is governed by Israeli labor law obligating an employer to compensate the termination of an employee with a payment equal to his or her latest monthly salary multiplied by years of service. Although Israeli labor law requires only involuntary termination to be compensated, Intel’s practice is to pay employees upon voluntary or involuntary separation if such employees were hired prior to 2003.

Non-Qualified Deferred Compensation for Fiscal Year 2008

The following table shows the non-qualified deferred compensation activity for each listed officer during fiscal year 2008.

	Executive	Intel	Aggregate	Aggregate
	Contributions	Contributions	Earnings (Losses)	Balance
	in Last	in Last	in Last	at Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Year-End
Name	($)(1)	($)(2)	($)(3)	($)(4)
Paul S. Otellini	80,000	285,800	(2,288,000)	4,042,600

Stacy J. Smith	44,400	70,600	(674,600)	1,576,000

Andy D. Bryant	50,000	117,100	(2,279,900)	4,979,500

Sean M. Maloney	—	106,300	(335,400)	617,000

David Perlmutter	—	—	—	—

(1)	Amounts included in the Summary Compensation table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)	Amounts included in the Summary Compensation table in the “All Other Compensation” column.

(3)	These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.

(4)	The following amounts are also reported in the Summary Compensation table as 2006 and 2007 compensation (except for Mr. Smith, who was not a listed officer in 2006): Mr. Otellini, $435,100; Mr. Smith, $427,500; Mr. Bryant, $823,700; and Mr. Maloney, $438,900.

Intel will distribute the balances reported in the Non-Qualified Deferred Compensation table (plus any future contributions or earnings) to the listed officers in the manner that the officers have chosen under the plan’s terms. The balance reported in the table above includes the offset amount that the employee would receive under the tax-qualified pension plan arrangement; the actual amount distributed under this plan will be reduced by the benefit under the pension plan arrangement. See the Pension Benefits table above for these amounts.

The following table summarizes the total contributions made by the participant and Intel, including gains and losses attributable to such contributions, that were previously reported (or that would have been reported had the participant been a listed officer for all years) in the Summary Compensation table over the life of the plan.

	Aggregate Executive	Aggregate Intel
	Deferrals over Life	Contributions over
Name	of Plan ($)	Life of Plan ($)
Paul S. Otellini	2,070,800	1,971,800

Stacy J. Smith	1,467,200	108,800

Andy D. Bryant	3,612,800	1,366,700

Sean M. Maloney	200,200	416,800

David Perlmutter	—	—

Intel’s non-qualified deferred compensation plan allows highly compensated employees, including executive officers, to defer up to 50% of their salary and 100% of their annual incentive cash payment. Gains on equity compensation are not eligible for deferral. Intel’s contributions to the employee’s account represent the portion of Intel’s profit sharing contribution on eligible compensation (consisting of base salary and annual and semiannual incentive cash payments) earned in excess of the tax code covered compensation limit of $230,000 in 2008. Intel’s contributions are subject to the same vesting provisions as the profit sharing retirement plan. As of January 1, 2008, after two years of service, Intel’s contributions vest in 20% annual increments until the participant is 100% vested after six years of service. Intel’s contributions also vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All listed officers are fully vested in the value of Intel’s contributions, as they each have more than six years of service.

Intel does not provide a guaranteed rate of return on these funds. Thus, the amount of earnings that a participant receives depends on the participant’s investment elections for his or her deferrals and on the performance of the company-directed diversified portfolio for Intel’s contributions. The non-qualified deferred compensation plan offers the same investment choices as the 401(k) savings plan with respect to participant investments and uses the same company-directed diversified portfolio as the profit sharing retirement plan with respect to Intel’s profit sharing contribution. Prior to 2008, upon enrollment, participants made a one-time, irrevocable distribution election: a lump sum in the year of employment termination, a lump sum in March of the year following the year of termination, or annual installments over five or 10 years. Beginning with the 2008 plan year, Intel provided participants with the flexibility to begin receiving their annual distributions at separation or a future date not less than 36 months from the deferral election date. Participants may make a hardship withdrawal under specific circumstances.

Employment Contracts and Change in Control Arrangements

All of our employees, including our executive officers, are employed at will without employment agreements (subject only to the effect of local labor laws). From time to time, we have implemented voluntary separation programs to encourage headcount reduction in particular parts of the company, and these programs have offered separation payments to departing employees. However, executive officers generally have not been eligible for any of these programs, nor do we generally retain executive officers following retirement on a part-time or consultancy basis.

In accordance with a stockholder request, the Board adopted a policy to seek stockholder approval if in the future we decide that we want to enter into severance agreements with senior executives that provide benefits in an amount exceeding three times the executive’s base compensation. For this purpose, “future severance agreements” means any such agreements that we may enter into after adoption of this policy by the Board in February 2003. This includes employment agreements containing severance provisions, retirement agreements, and agreements renewing, modifying, or extending such agreements, but excluding retirement plans, deferred compensation plans, early retirement programs, or similar plans or programs available to more than 50 employees on reasonably similar terms.

“Senior executive” means any of our listed officers for any of the five years preceding termination of employment. “Benefits” include lump-sum cash payments (such as payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits, and consulting fees (including reimbursable expenses) to be paid to the executive. “Benefits” do not include settlement of a legal obligation, such as a cash payment in exchange for the surrender of vested stock options, or payments to settle pending or threatened litigation. “Base compensation” is determined consistent with federal regulations under Section 280G of the tax code, and generally means the executive’s average W-2 compensation over the five full calendar years preceding termination of employment. The Board may in its discretion revise or terminate this policy in the future but will publicly disclose any such action on its part.

Other Potential Post-Employment Payments

SEC rules require companies to report the amount of benefits that are triggered by termination of employment. These amounts are reported in the second and third columns of the following tables under the headings “Accelerated Option Awards” and “Accelerated Stock Awards.” We do not maintain arrangements for listed officers that are triggered by a change of control.

The columns in the tables below report the value of all forms of compensation that would be available to the listed officers upon the specified events, an amount that is sometimes referred to as the “walk-away” amount. This amount includes the value of vested equity awards that the listed officer is entitled to regardless of whether his employment terminated, and the value of vested deferred compensation and retirement benefits that are also reported in the tables above.

The amounts in the tables assume that the listed officer left Intel effective December 26, 2008 and are based on the price per share of Intel common stock on that date of $14.18, except that the amounts shown in the “2007 Total” column assume that the listed officer left Intel effective December 29, 2007 and are based on the price per share of Intel’s common stock on that date of $26.76. Amounts actually received should any of the listed officers cease to be employed will vary based on factors such as the timing during the year of any such event, the company’s stock price, the executive officer’s age, and any changes to our benefit arrangements and policies.

Voluntary Termination/Retirement

			Previously			Profit
	Accelerated	Accelerated	Vested	Deferred	Pension	Sharing		Medical
	Option	Stock	Option	Compensation	Plan	Retirement	401(k) Plan	Benefits	2008	2007	Change in
Name	Awards ($)	Awards ($)	Awards ($)	($)	($)	Plan ($)	($)	($)(1)	Total ($)	Total ($)	Total ($)
Paul S. Otellini	—	567,200	—	4,042,600	1,330,100	1,129,900	449,300	51,000	7,570,100	17,137,200	(9,567,100)

Stacy J. Smith	—	—	—	1,576,000	441,700	332,200	252,200	—	2,602,100	3,342,700	(740,600)

Andy D. Bryant	—	324,400	—	4,979,500	1,359,400	904,400	618,300	40,500	8,226,500	12,089,600	(3,863,100)

Sean M. Maloney	—	324,400	—	617,000	245,400	127,200	—	39,000	1,353,000	7,601,200	(6,248,200)

David Perlmutter(2)	—	313,700	—	—	1,702,900	—	—	—	2,016,600	3,601,900	(1,585,300)

(1)	Sheltered Employee Retirement Medical Account funds can be used only to pay premiums under the Intel Retiree Medical Plan.

(2)	Amounts in the “Deferred Compensation” and “Pension Plan” columns were converted to U.S. dollars at a rate of 3.87 shekels per dollar, and the amount in the “2007 Total” column was converted at a rate of 3.94 shekels per dollar.

Death or Disability

			Previously			Profit
	Accelerated	Accelerated	Vested	Deferred	Pension	Sharing		Medical
	Option	Stock	Option	Compensation	Plan	Retirement	401(k) Plan	Benefits	2008	2007	Change in
Name	Awards ($)	Awards ($)	Awards ($)	($)	($)	Plan ($)	($)	($)(1)	Total ($)	Total ($)	Total ($)
Paul S. Otellini	—	3,917,200	—	4,042,600	1,330,100	1,129,900	449,300	51,000	10,920,100	35,119,100	(24,199,000)

Stacy J. Smith	—	953,600	—	1,576,000	441,700	332,200	252,200	—	3,555,700	6,222,100	(2,666,400)

Andy D. Bryant	—	1,072,400	—	4,979,500	1,359,400	904,400	618,300	40,500	8,974,500	15,698,200	(6,723,700)

Sean M. Maloney	—	1,405,600	—	617,000	245,400	127,200	—	39,000	2,434,200	12,350,600	(9,916,400)

David Perlmutter(2)	—	1,263,800	—	—	1,702,900	—	—	—	2,966,700	6,922,200	(3,955,500)

(1)	Sheltered Employee Retirement Medical Account funds can be used only to pay premiums under the Intel Retiree Medical Plan.

(2)	Amounts in the “Deferred Compensation” and “Pension Plan” columns were converted to U.S. dollars at a rate of 3.87 shekels per dollar, and the amount in the “2007 Total” column was converted at a rate of 3.94 shekels per dollar.

Equity Incentive Plans

Under our equity incentive plans, the option holder generally has 90 days to exercise options that vested on or before the date that employment ends (other than for death, disability, retirement, or discharge for misconduct). The option holder’s estate may exercise vested options upon the holder’s death for a period of 365 days, unless the options’ expiration date occurs first. Similarly, the option holder may exercise vested options upon termination due to disability or retirement for a period of 365 days, unless the options’ expiration date occurs first. Upon disability or death, all unvested options and RSUs become 100% vested. Options and RSUs are subject to retirement vesting under the rule of Age 60 or the Rule of 75, but not both. Upon retirement under the rule of Age 60, for every five years of service, the holder receives one additional year of vesting. Upon retirement under the Rule of 75, when the holder’s age and years of service equal at least 75, the holder receives one additional year of vesting. Additional years of vesting means any options or RSUs scheduled to vest within the number of years from the retirement date determined under the rule of Age 60 or Rule of 75 will be vested on the holder’s retirement date.

Non-Qualified Deferred Compensation Plan and Pension Plan

Each of the listed officers is fully vested in the non-qualified deferred compensation plan discussed above. If a listed officer ended employment with Intel on December 27, 2008 for any reason, the account balances set forth in the Non-Qualified Deferred Compensation table would continue to be adjusted for earnings and losses in the investment choices selected by the officer until paid, pursuant to the distribution election made by the officer. As discussed above, the amount payable under the non-qualified deferred compensation plan has been reduced to reflect the offset amount payable under the tax-qualified pension plan arrangement as of December 27, 2008. The benefit amounts set forth in the Pension Benefits table would continue to be adjusted based on actuarial assumptions until paid to the officer.

Profit Sharing Retirement Plan

Effective January 1, 2008, after two years of service, Intel’s contributions vest in 20% annual increments until the participant is 100% vested after six years. Intel’s contributions vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All listed officers are fully vested in the value of Intel’s contributions, as they each have more than six years of service to Intel. Eligible U.S. Intel retirees (including executive officers) receive a prorated profit sharing contribution for the year in which they retire. The contribution is calculated based on eligible earnings in the year of retirement.

401(k) Savings Plan

Intel does not match the participant’s contributions to his or her 401(k) savings plan. Each participant is always fully vested in the value of his or her contributions under the plan.

Medical Benefits

The Intel Retiree Medical Program, which consists of the Intel Retiree Medical Plan and the Sheltered Employee Retirement Medical Account, is designed to provide access to medical coverage for eligible U.S. Intel retirees (including executive officers) and their eligible spouses or domestic partners. Intel establishes an interest-earning medical account upon retirement and provides a one-time credit of $1,500 for each year of service to eligible retirees that may be used to offset the cost of coverage under the medical plan. The goal of the medical plan is to provide access to coverage for eligible retirees age 65 and older (Medicare eligible) and eligible early retirees who are unable to purchase health insurance coverage elsewhere. All of the medical plan’s costs are passed on to the enrolled members. The medical plan includes medical coverage, mental health benefits, chiropractic benefits, a prescription drug program, and vision benefits. It excludes dental coverage. Medical plan benefits vary depending on Medicare eligibility. Non-retirement post-employment coverage is made available as required by law, with the premiums paid by the participant.

REPORT OF THE AUDIT COMMITTEE

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Intel’s financial reporting, internal controls, and audit functions. Management is responsible for the preparation, presentation, and integrity of Intel’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations. Intel has a full-time Internal Audit department that reports to the Audit Committee and to management. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Intel’s system of internal controls related, for example, to the reliability and integrity of Intel’s financial information and the safeguarding of Intel’s assets.

Ernst & Young LLP, Intel’s independent registered public accounting firm, is responsible for performing an independent audit of Intel’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of Intel’s internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Intel’s independent audit firm. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent audit firm; nor can the Audit Committee certify that the independent audit firm is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel, and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters.

The Audit Committee has an agenda for the year that includes reviewing Intel’s financial statements, internal control over financial reporting, and audit matters. The Audit Committee meets each quarter with Ernst & Young, Intel’s Chief Audit Executive, and management to review Intel’s interim financial results before the publication of Intel’s quarterly earnings press releases. Management’s and the independent audit firm’s presentations to, and discussions with, the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent audit firm. In addition, the Audit Committee generally oversees Intel’s internal compliance programs. The Audit Committee reviews and discusses with management and the Chief Audit Executive Intel’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by Intel regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Intel’s employees, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

Among other matters, the Audit Committee monitors the activities and performance of Intel’s internal auditors and independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters, and the extent to which the independent audit firm can be retained to perform non-audit services. Intel’s independent audit firm has provided the Audit Committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent audit firm and management that firm’s independence.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Ernst & Young. Pre-approval includes audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope of work and subject to a specific budget. In other cases, the chair of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the chair then communicates such pre-approvals to the full Audit Committee.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of Intel’s internal control over financial reporting as of December 27, 2008, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control—Integrated Framework.” The Audit Committee also has reviewed and discussed with Ernst & Young its review and report on Intel’s internal control over financial reporting. Intel published these reports in its Annual Report on Form 10-K for the year ended December 27, 2008, which Intel filed with the SEC on February 23, 2009.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2008 with management and Ernst & Young, management represented to the Audit Committee that Intel’s audited financial statements were prepared in accordance with U.S. generally accepted accounting principles, and Ernst & Young represented that their presentations to the Audit Committee included the matters required to be discussed with the independent registered public accounting firm by PCAOB Rule 3200T regarding “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of Intel’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Intel’s financial statements, including the disclosures related to critical accounting estimates.

In reliance on these reviews and discussions, and the reports of Ernst & Young, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Intel’s Annual Report on Form 10-K for the year ended December 27, 2008.

Audit Committee as of February 23, 2009
Jane E. Shaw, Chairman
Carol A. Bartz
James D. Plummer
David S. Pottruck

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been our independent audit firm since our incorporation in 1968, and the Audit Committee has selected Ernst & Young as our independent audit firm for the fiscal year ending December 26, 2009. Among other matters, the Audit Committee concluded that current requirements for audit partner rotation, auditor independence through limitation of services, and other regulations affecting the audit engagement process substantially assist in supporting auditor independence despite the long-term nature of Ernst & Young’s services to Intel. In accordance with applicable regulations on partner rotation, Ernst & Young’s primary engagement partner for our audit was changed for 2005, and the concurring/reviewing partner for our audit was changed in 2009.

As a matter of good corporate governance, the Audit Committee submits its selection of the independent audit firm to our stockholders for ratification. If the selection of Ernst & Young is not ratified by the majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that vote result.

Representatives of Ernst & Young attended all meetings of the Audit Committee in 2008. The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “Corporate Governance” and “Report of the Audit Committee” in this proxy statement. We expect that a representative of Ernst & Young will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to questions from stockholders.

Fees Paid to Ernst & Young LLP

The following table shows the fees for audit and other services provided by Ernst & Young for fiscal years 2008 and 2007. All figures are net of Value Added Tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by Ernst & Young. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2008 Fees	2007 Fees
	($)	($)
Audit Services	13,735,000	13,306,000

Audit-Related Services	2,147,000	2,996,000

Tax Services	—	6,000

All Other Services	119,000	282,000

Total	16,001,000	16,590,000

Audit Services. This category includes the audit of our annual financial statements, Ernst & Young’s audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements; statutory audits required by non-U.S. jurisdictions; and the preparation of an annual “management letter” on internal control matters.

Audit-Related Services. This category consists of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not included in the fees reported in the table above under “Audit Services.” The services for the fees disclosed under this category include audits related to the divestiture of Intel businesses, benefit plan audits, and consents issued in connection with SEC filings.

Tax Services. This category consists of tax services provided with respect to tax compliance and tax preparation.

All Other Services. This category consists of fees for the following: agreed-upon procedures for a research and development grant program audit in Ireland, translation services for statutory financial filings outside the U.S., and an annual subscription fee to Ernst & Young for accounting literature.

The Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young as our independent registered public accounting firm for 2009.

PROPOSAL 3: APPROVAL OF AMENDMENT AND EXTENSION OF THE
2006 EQUITY INCENTIVE PLAN

The Board of Directors is requesting that our stockholders vote in favor of extending the 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan was approved by stockholders in 2006 with a two-year term, was re-approved by stockholders in 2007 with an additional two-year term, and is currently scheduled to terminate in 2010. If this proposal is approved, the term of the 2006 Equity Incentive Plan will extend to 2012, and 134 million shares will be added to the authorized grant amount to increase the plan total to 428 million shares. We estimate that we will have used approximately 230 million shares by May 2009 from our current authorization of 294 million shares, leaving approximately 72 million remaining shares authorized (including 8 million shares from cancellations of stock options and RSUs). We believe that this increase in shares will suffice for the 2006 Equity Incentive Plan through the proposed termination date in 2012. Consistent with our past practice, we presently expect to seek another two-year extension of the plan and additional authorized shares in 2011.

The 2006 Equity Incentive Plan is the sole active plan for providing equity incentive compensation to eligible employees and non-employee directors. The Board believes that our 2006 Equity Incentive Plan is in the best interest of stockholders and Intel, as equity awards granted under the plan help to attract, motivate, and retain talented employees and non-employee directors, align employee and stockholder interests, link employee compensation with company performance, and maintain a culture based on employee stock ownership. Equity is a significant component of total compensation for our employees. If the Compensation Committee and management granted fewer equity awards to employees, they would need to provide compensation in other forms to provide a total compensation package that is competitive with other companies. The following summary of major features of the 2006 Equity Incentive Plan is qualified in its entirety by reference to the actual text of the 2006 Equity Incentive Plan, set forth as Exhibit A.

We are seeking approval of the following amendments to the 2006 Equity Incentive Plan:

Extension of the 2006 Equity Incentive Plan to an Expiration Date of June 30, 2012. The 2006 Equity Incentive Plan is currently scheduled to expire on June 30, 2010, and we are requesting an extension of the plan to an expiration date of June 30, 2012. With this extension, we will keep our biennial renewal cycle. We believe that this cycle provides our stockholders with the ability to evaluate and vote on the continuation of our plan on a frequent basis while maintaining the required flexibility for Intel to update its equity program and ensure a market-competitive design. As of December 27, 2008, Intel had issued awards covering approximately 128 million shares under the 2006 Equity Incentive Plan. We estimate that between January 1, 2009 and May 20, 2009, we will grant an additional 102 million shares, primarily as part of our annual employee performance review process and an “Investment Grant,” as discussed in “Compensation Discussion and Analysis; Additional Investment Grants for 2009 and 2010.” We estimate that as of May 20, 2009, we will have 72 million shares available to be granted under the 2006 Equity Incentive Plan. For more information, see the Equity Plan Share Reservation table in this proposal.

Addition of 134 Million Shares to Fund the 2006 Equity Incentive Plan for an Additional Two Years. The Board is recommending the approval of an additional 134 million shares for a total authorization of 428 million shares for the 2006 Equity Incentive Plan of which a maximum of 253 million shares can be awarded as RSUs or restricted stock. We estimate that we will have granted approximately 132 million RSUs by May 2009 from our current authorization of 168 million RSUs, leaving approximately 41 million shares remaining for RSUs (includes 5 million shares from RSUs cancelled due to employee terminations). Shares of RSUs that are withheld to satisfy employee tax withholding obligations are not re-used for grants of new RSUs. Withheld shares are treated as being issued and repurchased for accounting and disclosure purposes, as they reduce the number of shares that would have been issued upon vesting, and they do not get added back into the pool of available shares for grant under the plan. Within the maximum of 253 million shares of RSUs, we request the ability to use up to 300,000 shares for employee recognition stock awards having no minimum vesting period (currently, the 2006 Equity Incentive Plan authorizes 100,000 shares for such awards). The majority of Intel’s stock options will have a maximum life of seven years, but we request a maximum of 10 million stock options having a maximum life of 10 years for long-term grants.

Equity Plan Share Reservation

Millions
Initial shares authorized under the 2006 Equity Incentive Plan (plan term to June 2008)	175
Additional shares authorized with the 2007 extension of the 2006 Plan to June 2010	119

Total shares authorized to date under the 2006 Equity Incentive Plan	294

Shares awarded from May 2006 through December 31, 2008	(128)
Estimated shares awarded from January 1, 2009 through May 2009	(102)

Estimated shares awarded from January 1, 2009 through May 2009	(230)

Estimated shares (before cancellations) available to be granted as of May 2009	64
Cancellations added back to share reserve May 2006 through December 31, 2008	8

Estimated shares available to be granted as of May 2009	72
Additional shares requested under this amendment	134

Estimated total shares available for issuance from May 2009 through June 30, 2012	206

Approval of Proposed Amendments under Employee Stock Option Exchange Program (Option Exchange). Under “Proposal 4: Approval of an Employee Stock Option Exchange Program” in this proxy statement, we are also proposing amendments to the 2006 Equity Incentive Plan in connection with our request that stockholders approve an employee stock option exchange program. Those amendments are described under Proposal 4 and are separate from, and not conditioned on or a part of, this request under Proposal 3 for stockholders to approve amendment and extension of the 2006 Equity Incentive Plan. As part of Proposal 4, the Board is recommending the approval of an additional 235 million shares to fund the Option Exchange. Those shares would be used for the Option Exchange only, and would be automatically cancelled to the extent not issued under stock options granted in the Option Exchange. For more information on the Option Exchange, see Proposal 4.

Clarification of Prohibition on Repricing. We also are amending the 2006 Equity Incentive Plan to clarify that the restriction on repricing stock options and stock appreciation rights (SARs) without stockholder approval applies as well when underwater stock options are surrendered for other awards or cash. As amended, the 2006 Equity Incentive Plan expressly would provide that, other than in connection with certain adjustments in our capitalization, at any time when the purchase price of a stock option or SAR is above the market price per share of our common stock, we will not reduce the exercise price of such stock option or SAR without stockholder approval and will not exchange such award for a new award with a lower (or no) purchase price or for cash. We have not taken any of these actions in the past, but we consider it good practice to make clear in the plan provisions that this prohibition is in effect on a broad, functional basis. For more information on where we are seeking specific stockholder approval of an Option Exchange, see Proposal 4.

Approval of the 2006 Equity Incentive Plan for Purposes of Section 162(m) of the Tax Code. The 2006 Equity Incentive Plan has been structured in such a manner that equity awards made under it can satisfy the requirements of “performance-based” compensation within the meaning of Section 162(m) of the tax code. In general, under Section 162(m) of the tax code, in order for Intel to be able to deduct compensation in excess of $1 million paid in any one year to our CEO or any of our other listed officers (other than our CFO or any officer who is not subject to U.S. income tax), such compensation must qualify as performance-based. One of the requirements of performance-based compensation for purposes of Section 162(m) of the tax code is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by stockholders. For purposes of Section 162(m) of the tax code, the material terms include the employees eligible to receive compensation, a description of the business criteria on which the performance goal is based, and the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to awards under the 2006 Equity Incentive Plan, each of these issues is discussed below, and stockholder approval of the amendment and extension of the 2006 Equity Incentive Plan also will constitute re-approval of the material terms of the 2006 Equity Incentive Plan for purposes of the approval requirements of Section 162(m) of the tax code.

Background on Equity Compensation at Intel

We have been granting stock options to our officers and other key employees for more than 25 years to align employees’ economic interests with those of stockholders. In 1997, we expanded the eligibility of our stock option program to cover nearly all full-time and part-time employees, which is what Intel refers to as a broad-based program. Intel grants equity awards to approximately 95% of our employees annually. While we grant equity awards on a pre-established quarterly schedule, we make most of our grants in the second quarter of each year as part of our company-wide employee performance evaluation. In 2008, Intel granted 57.8 million shares under the 2006 Equity Incentive Plan, of which 2.2 million shares, or 3.8%, were awarded to Intel’s listed officers; 64,910 RSUs, or 0.1%, were awarded to Intel’s non-employee directors; and the remaining 55.5 million shares, or 96.1%, were awarded to Intel’s broad-based employee population. We believe that share-based compensation should not be limited to executive officers and that all employees should be aligned with our stockholders. To aid in this practice, the Compensation Committee instituted a policy that limits grants to our listed officers to no more than 5% of the total equity awards granted in any one year. Over the past five years, on average we awarded 2.5% of all equity grants to our listed officers.

Intel’s long-term goal is to limit the average annual dilution from our equity programs to less than 2%. Dilution is total equity awards granted less cancellations, divided by total common shares outstanding at the beginning of the year. Over the past five years, the average annual dilution was 0.6% (0.1% in 2008). Intel manages our long-term dilution goal by limiting the number of equity awards that we grant annually, commonly referred to as burn rate. Burn rate differs from dilution, as it does not account for equity awards that have been cancelled. Over the past five years, Intel’s annual burn rate has averaged 1.4% (1.0% in 2008). Notably, Intel’s 2008 dilution and burn rates continue to decline from 2006 levels, primarily due to the introduction of RSUs. A pattern of decreased hiring and headcount also contributed to the reductions in dilution and burn rates from 2004 through 2008. For 2009, the estimated shares to be awarded through May, as shown in the table above, includes an additional grant, called the Investment Grant (see “Compensation Discussion and Analysis; Additional Investment Grants for 2009 and 2010”), that Intel will make to approximately 95% of our employees as determined by our performance review process.

Awarding the Investment Grant is expected to impact our burn rate by approximately 0.9%; we anticipate that the number of stock options and RSUs that we grant as part of our annual employee performance evaluation and compensation adjustment process, when combined with the Investment Grant, will remain below our annual dilution goal of 2%. The intent of the Investment Grant is to focus employees at this critical inflection point on creating sustained increases in our stock price as the macro-economic climate improves. On December 26, 2008, the closing market price per share of Intel common stock was $14.18, and more than 99% of our stock option awards were underwater. In addition to the Employee Option Exchange Program proposed in Proposal 4, the Investment Grant further helps address employee retention and motivation concerns, drive positive employee experience in our equity award program, and reinvigorate a culture based on employee stock ownership. It should also be noted that while this grant is incremental to normal annual compensation, there will be significant cost savings realized in 2009 as a result of compensation program reductions, including no salary increases, a reduction in company contributions to retirement savings plans, and a reduction in the employee stock purchase program. The Investment Grants for executive officers will be in the form of stock options. In 2010, we expect to make an additional Investment Grant with a similar total value. For the rest of the employee population, these grants will vest equally over four years from the date of grant and have a seven-year term.

An additional metric that Intel uses to measure the cumulative impact of our equity program is overhang (equity awards outstanding but not exercised, plus equity awards available to be granted, divided by total common shares outstanding at the end of the year). Over the past five years, Intel’s overhang has averaged 17.2% (15.3% in 2008). Intel’s 2008 overhang was less than our five-year average, mainly due to our reducing the term of our equity plan in 2004. A shorter term translates into fewer awards outstanding, which reduces overhang.

Equity Compensation Plan Key Metrics

	2008	2007	2006	2005	2004	Average
	(%)	(%)	(%)	(%)	(%)	(%)
Percentage of Equity-Based Awards Granted to Listed Officers	3.8	4.6	1.6	1.4	1.1	2.5

Dilution	0.1	0.0	0.2	1.3	1.3	0.6

Burn Rate	1.0	1.0	1.4	1.9	1.8	1.4

Overhang	15.3	16.2	17.8	19.2	17.7	17.2

In this proposal, we are requesting that an additional 134 million shares be made available so that the total number of shares estimated to be available for issuance over the next three years is 206 million shares (excluding the shares requested solely for use with the proposed Option Exchange). This reduction is due primarily to decreases in headcount and hiring since our last request.

RSUs allow for employee and stockholder alignment with both increases and decreases in Intel’s stock price. RSUs also provide for more stable value than stock options. Since 2006, many of Intel’s non-exempt employees through our mid-level exempt employees have received RSUs exclusively. This allows Intel to maintain a broad-based equity program with fewer shares, provide more stable value from these grants, and maintain employee and stockholder alignment. For employees with higher levels of responsibility, Intel uses a combination of RSUs and stock options. As an employee’s level of responsibility increases, the percentage of stock options is a greater portion of the equity grant, equating to more at-risk compensation. This at-risk compensation provides management with a strong incentive to improve Intel’s performance. Beginning in 2009, Intel is reducing its use of long-term, time-vested RSU grants and is implementing the use of performance-based RSUs, called OSUs, for our senior officers (a group of approximately 21 employees) that will provide a tight link between pay and performance. For more information on our OSU Plan, see “Compensation Discussion and Analysis; Changes to Equity Incentive Programs for 2009.”

We are requesting the ability to use up to 300,000 shares for employee recognition stock awards having no minimum vesting period; these awards are typically granted in small amounts of 100 to 150 shares per recipient and vest immediately. We are also requesting the ability to use up to 10 million shares for long-term grants; these awards have a longer vesting schedule (typically beginning five years after the grant date) and a maximum life of 10 years.

Equity Compensation Plan Information

If stockholders approve this proposal, we will add 134 million shares to the 2006 Equity Incentive Plan, for a total of 428 million shares, and extend the plan term to June 30, 2012. Information as of December 27, 2008 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table (shares in millions).

			(C)
			Number of Shares
	(A)	(B)	Remaining Available
	Number of Shares to	Weighted	for Future Issuance
	Be Issued Upon	Average	Under Equity
	Exercise of	Exercise Price of	Incentive Plans
	Outstanding Options	Outstanding	(Excluding Shares
	and Rights	Options	Reflected in
Plan Category	(Millions)(1)	($)(2)	Column A) (Millions)
2006 Equity Incentive Plan			173.7 (3)
2006 Stock Purchase Plan			188.0

Equity Incentive Plans Approved by Stockholders	283.5	23.33	361.7

Equity Incentive Plans Not Approved by Stockholders(4)	394.8	30.12	—

Total	678.3 (5)	27.72	361.7

(1)	Includes 57.4 million and 9.9 million shares issuable upon vesting of RSUs granted under the 2006 Equity Incentive Plan and the 2004 Equity Incentive Plan, respectively. The remaining balance consists of outstanding stock option grants.

(2)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.

(3)	A maximum of 168 million shares currently can be awarded as restricted stock or RSUs under the 2006 Equity Incentive Plan.

(4)	Consists of shares available upon exercise of stock options granted under our 1997 Stock Option Plan, which was not required to be approved by stockholders. The 1997 Stock Option Plan was terminated as to future grants in May 2004.

(5)	Total excludes 1 million shares issuable under outstanding options, with a weighted average exercise price of $17.03, originally granted under plans that we assumed in connection with acquisitions.

The 1997 Stock Option Plan (1997 Plan) provided for the grant of stock options to employees other than officers and directors. The 1997 Plan, which was not approved by stockholders, was terminated as to future grants when the 2004 Equity Incentive Plan was approved by stockholders in May 2004. The 1997 Plan is administered by the Board’s Compensation Committee, which has the power to determine matters related to outstanding stock option awards under the 1997 Plan, including conditions of vesting and exercise. Stock options granted under the 1997 Plan expire no later than 10 years from the grant date. Stock options granted before 2003 under the 1997 Plan generally vest in five years, and stock options granted under the 1997 Plan in 2003 and 2004 generally vest in increments over four or five years from the date of grant. Grants to key employees may have delayed vesting, generally beginning six years from the date of grant.

Key Terms of the 2006 Equity Incentive Plan

The following is a summary of the key provisions of the 2006 Equity Incentive Plan, as set forth and stated herein.

Plan Term:	May 16, 2006 to June 30, 2012

Eligible Participants:	All of our full-time and part-time employees, where legally eligible to participate, and our non-employee directors

Shares Authorized:	428 million shares over the term of the plan, subject to adjustment only to reflect stock splits and similar events

Award Types (available to all eligible participants, including non-employee directors):	(1) Stock options

(2) Restricted stock

(3) RSUs

(4) SARs

Award Terms:	Stock options and SARs will have a term of no longer than seven years, except that up to 10 million shares may be used for long-term retention stock option grants having a term of no longer than 10 years.

162(m) Share Limits:	Section 162(m) of the tax code requires among other things that the maximum number of shares awarded to an individual must be approved by stockholders in order for the awards granted under the plan to be eligible for treatment as performance-based compensation that will not be subject to the $1 million limitation on tax deductibility for compensation paid to specified senior executives. Accordingly, the 2006 Equity Incentive Plan limits awards granted to an individual participant in any calendar year to:

(1) No more than 3 million shares subject to stock options or SARs to an individual participant annually.

(2) No more than 2 million shares subject to restricted stock or RSU awards to an individual participant annually.

These limits are greater than the number of stock options or RSUs that we have granted to any individual in the past.

Other Share Limitations:	(1) No more than 253 million shares may be issued under restricted stock and RSUs.

(2) No more than 30,000 shares may be granted to a non-employee director in any calendar year.

Vesting:	Determined by the committee or the Board within the following limits (subject to exceptions for death, disability, or retirement):

(1) Restricted stock or RSUs cannot vest in less than pro rata installments over three years, unless vesting is based on the achievement of performance criteria, in which case vesting is based on performance over a period of not less than one year. A total of 300,000 shares may be used for employee recognition stock awards having no minimum vesting period.

(2) Stock options or SARs may not become exercisable in less than one year.

Not Permitted:	(1) Granting stock options or SARs at a price below the market value of Intel stock on the date of grant.

(2) Unless approved by stockholders, re-pricing or reducing the exercise price of an underwater stock option or SAR, or exchanging underwater stock options or SARs for other awards or cash.

(3) Reload grants, or the granting of stock options conditional upon delivery of shares to satisfy the exercise price and/or tax withholding obligation under another employee stock option.

(4) Adding shares back to the number available for issuance when a SAR is net settled, when shares are retained or delivered to us to pay the exercise price and/or tax obligations associated with an award, or when we repurchase shares on the open market using the proceeds from payment of the exercise price in connection with the exercise of an outstanding stock option.

Eligibility

Only employees of Intel and its subsidiaries and our non-employee directors are eligible to receive awards under the 2006 Equity Incentive Plan. The committee determines which employees will participate in the 2006 Equity Incentive Plan, and the Board determines the terms of grants to non-employee directors.

Awards

The 2006 Equity Incentive Plan allows the granting of stock options, SARs, restricted stock, or RSUs, any or all of which may be made contingent upon the achievement of performance criteria. Subject to plan limits, the committee has the discretionary authority to determine the amount of awards to employees. The use of performance-based requirements will be considered in the context of our total compensation program and the significant level of pay-for-performance requirements already incorporated into our compensation practices.

Non-Employee Director Awards

Each year, non-employee directors may receive award(s) for a number of shares established by the Board, but a non-employee director may receive no more than 30,000 shares annually. Subject to limits in the plan terms, the Board has the discretion to determine the form and terms of awards to non-employee directors. Our current practice is to grant non-employee directors RSUs with a market value of $145,000 annually. The Board granted each non-employee director 6,675 RSUs in 2008, an additional 1,380 RSUs to Dr. Shaw for her service as Lead Independent Director, and an additional 3,455 RSUs to Ambassador Barshefsky for her participation in the RSU in Lieu of Cash Election program.

Vesting and Exercise of Stock Options and SARs

The exercise price of stock options granted under the 2006 Equity Incentive Plan may not be less than the market value (the average of the high and low market price) of our common stock on the date of grant. The stock option term may not be longer than seven years in the case of stock options vesting in full in less than five years, and may not be longer than 10 years in the case of stock options vesting in full in five or more years (referred to as long-term executive retention grants). The committee (or, for non-employee director awards, the Board) will determine when each stock option becomes exercisable, including the establishment of performance vesting criteria, if any, provided that no stock option may be exercised less than one year from the date of grant (except upon the death, disability, or retirement of the participant). We may require the participant to satisfy tax withholding requirements before issuing common stock under the 2006 Equity Incentive Plan. Similar terms and limitations apply to SARs under the 2006 Equity Incentive Plan.

Vesting of Restricted Stock and RSUs

The committee (or, for non-employee director awards, the Board) may make the grant, issuance, retention, and/or vesting of restricted stock and RSUs contingent upon continued employment with Intel, the passage of time, or such performance criteria and the level of achievement against such criteria as it deems appropriate. Except in the case of death, disability, or retirement of the participant, vesting of restricted stock and RSUs that is contingent upon the achievement of performance objectives must be based on performance over a period of not less than one year, and awards that are contingent upon continued employment or the passage of time cannot vest in less than pro rata installments over three years from the date of grant. Up to 300,000 shares may be available for use as employee recognition stock awards having no minimum vesting period.

Dividends

Unless otherwise provided by the committee, no adjustment may be made in shares issuable under awards due to cash dividends that may be paid or other rights that may be issued to the holders of shares before their issuance under any award. The committee will specify whether dividends or dividend equivalent amounts are to be paid to any participant with respect to the shares subject to any award that have not vested or been issued, or that are subject to any restrictions or conditions on the record date for dividends.

Eligibility under Section 162(m) of the Tax Code

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the tax code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m) of the tax code, the performance criteria will be based on stock price appreciation (in the case of stock options or SARs) or on one or more of the other factors set forth in Section 10(b) of the 2006 Equity Incentive Plan (which may be adjusted as provided in the plan), applied either individually, alternatively, or in any combination, to either the company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis, or relative to a pre-established target, to previous years’ results, or to a designated comparison group, in each case as specified by the committee in the award.

To the extent that an award under the 2006 Equity Incentive Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m) of the tax code, the performance criteria can include the achievement of strategic objectives as determined by the Board.

The number of shares of common stock, stock options, or other benefits granted, issued, retainable, and/or vested under an award due to satisfaction of performance criteria may be reduced by the committee based on any further considerations that the committee may determine at its sole discretion.

Transferability

Awards granted under the 2006 Equity Incentive Plan are transferable only by will or the laws of descent and distribution, or to the extent otherwise determined by the committee. The committee has sole discretion to permit the transfer of an award.

Administration

The committee, which is made up entirely of independent directors, administers the 2006 Equity Incentive Plan. The committee will select the employees who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the 2006 Equity Incentive Plan, establish the terms, conditions, and other provisions of the grants. The committee may interpret the 2006 Equity Incentive Plan and establish, amend, and rescind any rules related to the 2006 Equity Incentive Plan. The committee may delegate to a committee of one or more directors the ability to grant awards and take other actions with respect to participants who are not executive officers, and may delegate administrative or ministerial functions under the 2006 Equity Incentive Plan to an officer or officers. The committee has delegated authority to a committee consisting of the CEO (who is also a director) to grant awards to non-executive employees within limits and a budget pre-approved by the committee.

Claw-Back Provision for Executive Officers

For any participant who is determined by the Board to be an “executive officer,” if the committee determines that the participant engaged in an act of embezzlement, fraud, or breach of fiduciary duty during the participant’s employment that contributed to an obligation to restate Intel’s financial statements, the participant may be required to repay the stock option proceeds and/or restricted stock proceeds resulting from any sale or other disposition of shares issued or issuable upon exercise of a stock option or SAR, or upon vesting of restricted stock or an RSU, if the sale or disposition was effected during the 12-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “option proceeds” means, with respect to any sale or other disposition of shares issued or issuable upon exercise of a stock option or SAR, an amount determined appropriate by the committee to reflect the effect of the restatement on Intel’s financial statements, up to the amount equal to the number of shares sold or disposed of multiplied by the difference between the market value per share of Intel’s common stock at the time of such sale or disposition and the exercise price. The term “restricted stock proceeds” means, with respect to any sale or other disposition of shares issued or issuable upon vesting of restricted stock or an RSU, an amount determined appropriate by the committee to reflect the effect of the restatement on Intel’s financial statements, up to the amount equal to the market value per share of Intel’s common stock at the time of such sale or other disposition multiplied by the number of shares or units sold or disposed of.

Amendments Requiring Stockholder Approval

The Board may terminate, amend, or suspend the 2006 Equity Incentive Plan, provided that no action is taken by the Board (except those described in “Adjustments”) without stockholder approval to:

•	increase the number of shares that may be issued under the 2006 Equity Incentive Plan

•	grant stock options at less than the market value

•	reprice outstanding stock options

•	repurchase underwater stock options for cash

•	amend the maximum shares set forth that may be granted as stock options, SARs, restricted stock, or RSUs to any participant or in total

•	extend the term of the 2006 Equity Incentive Plan

•	change the class of persons eligible to participate in the 2006 Equity Incentive Plan

•	otherwise implement any amendment required to be approved by stockholders under NASDAQ rules

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of our common stock, or any similar equity restructuring transaction (as that term is used in SFAS No. 123(R)) affecting our common stock, the committee will equitably adjust the number and kind of shares available for grant under the 2006 Equity Incentive Plan, and subject to the various limitations set forth in the 2006 Equity Incentive Plan, the number and kind of shares subject to outstanding awards under the 2006 Equity Incentive Plan, and the exercise or settlement price of outstanding stock options and of other awards.

The impact of a merger or other reorganization of Intel on outstanding stock options, SARs, restricted stock, and RSUs granted under the 2006 Equity Incentive Plan will be specified in the agreement related to the merger or reorganization, subject to the limitations and restrictions set forth in the 2006 Equity Incentive Plan. Such agreement may provide for, among other things, assumption of outstanding awards, accelerated vesting, or accelerated expiration of outstanding awards, or settlement of outstanding awards in cash.

U.S. Tax Consequences

The federal tax rules applicable to awards under the 2006 Equity Incentive Plan under the tax code are summarized below. This summary omits the tax laws of any municipality, state, or foreign country in which a participant resides. Stock option grants under the 2006 Equity Incentive Plan may be intended to qualify as incentive stock options under Section 422 of the tax code or may be non-qualified stock options governed by Section 83 of the tax code. Generally, federal income tax is not due from a participant upon the grant of a stock option, and a deduction is not taken by the company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common stock on the exercise date and the stock option grant price. We are entitled to a corresponding deduction on our income tax return. A participant will not have any taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that the alternative minimum tax may apply), and we will not receive a deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of a stock option depends on how long the shares were held and whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Generally, taxes are not due when a restricted stock or RSU award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (it becomes vested or transferable), in the case of restricted stock, or when shares are issuable in connection with vesting, in the case of an RSU. Income tax is paid on the value of the stock or units at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold.

Section 409A of the tax code affects taxation of awards to employees but does not affect our ability to deduct deferred compensation. Section 409A applies to RSUs, performance units, and performance shares. Such grants are taxed at vesting but will be subject to new limits on plan terms governing when vesting may occur. If grants under such plans do not allow employees to elect further deferral on vesting or on distribution, under the regulations, a negative impact should not attach to the grants.

Section 409A of the tax code does not apply to incentive stock options, non-qualified stock options (that are not discounted), and restricted stock, provided that there is no deferral of income beyond the vesting date. Section 409A also does not cover SARs if the SARs are issued by a public company on its traded stock, the exercise price is not less than the fair market value of the underlying stock on the date of grant, the rights are settled in such stock, and there are not any features that defer the recognition of income beyond the exercise date.

As described above, awards granted under the 2006 Equity Incentive Plan may qualify as performance-based compensation under Section 162(m) of the tax code. To qualify, stock options and other awards must be granted under the 2006 Equity Incentive Plan by a committee consisting solely of two or more outside directors (as defined under Section 162 regulations) and satisfy the 2006 Equity Incentive Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than stock options and stock-settled SARs to qualify, the grant, issuance, vesting, or retention of the award must be contingent upon satisfying one or more of the performance criteria set forth in the 2006 Equity Incentive Plan, as established and certified by a committee consisting solely of two or more outside directors.

For information on our executive compensation philosophy, see “Compensation Discussion and Analysis” in this proxy statement.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” amendment and extension of the 2006 Equity Incentive Plan.

PROPOSAL 4: APPROVAL OF AN EMPLOYEE STOCK OPTION EXCHANGE PROGRAM

The Board of Directors is requesting that our stockholders approve an employee stock option exchange program (Option Exchange). In brief, under the Option Exchange, Intel employees (but not our listed officers) would be given the opportunity to exchange stock options with an exercise price above our 52-week high for a lesser number of new stock options that have approximately the same fair value as the options surrendered. The Board believes that the Option Exchange is in the best interest of stockholders and Intel, as new stock options received under the program will provide added incentive to motivate and retain talented employees. In addition, it will provide the opportunity to reduce our “overhang” of outstanding employee stock options and allow Intel to make better use of the compensation costs that we have already incurred from our outstanding stock option awards.

Background

We have been granting stock options to our employees for more than 25 years, seeking to align employees’ economic interests with the interests of our stockholders. Since 1997, our stock option program has covered nearly all full-time and part-time employees. In 2006, we began to grant RSUs to employees in addition to stock options. Stock options provide actual economic value to the holder if the price of Intel stock has increased from the grant date at the time the option is exercised. In contrast, RSUs have economic value when they vest, so they have some retention value even if the stock price declines or stays flat. Stock options motivate employees by providing more potential upside. RSUs align employees with stockholders and balance our compensation program design, as they take into account both upside and downside risk in our stock price. Because the grant date fair value of each RSU that we grant is greater than the grant date fair value of each stock option, employees on average receive fewer RSUs now than stock options in the past. We are asking for stockholders to approve the Option Exchange in order to satisfy the terms of our stock plans and NASDAQ rules, and as a matter of good corporate governance.

Many of our employees currently receive only RSUs as equity grants, while other employees receive a mix of RSUs and stock options. As a general matter, the proportion of stock options to RSUs increases as the grade level and responsibility of the employee increase. Further, the proportion of the variable pay that an employee receives as a percentage of total compensation also increases as the grade level and responsibility of the employee increase, so that more pay is at risk. Equity is an essential part of our total compensation structure, and when stock price growth is flat to down, our employees individually experience its impact through the structure of their total compensation and the broad-based reach of our equity program. Intel grants equity awards to approximately 95% of our employees annually in conjunction with our annual performance review cycle. Of Intel’s 83,900 employees as of December 27, 2008, approximately 73,100 (87%) are currently holding stock options. Over the past five years, on average only 2.5% of all equity awards were granted to our listed officers. Our stock options are granted with an exercise price equal to the market value on the date of grant. The majority of outstanding stock options vest over four years in 25% annual increments and after vesting can be exercised until expiration seven to 10 years after their grant date. Our stock option grants outstanding have been made on predetermined dates throughout the year. As a result, outstanding stock options have a number of varying exercise prices, vesting, and expiration dates. Our employee stock options cannot be sold; they are either voluntarily exercised when there is a positive spread between the exercise price and the market price of Intel common stock, or they expire unexercised and provide no economic value to the employee.

Rationale for Option Exchange

The price of Intel common stock, along with that of other semiconductor companies, has been significantly impacted by the worldwide economic downturn. As of December 26, 2008, Intel common stock closed at a market price of $14.18, resulting in more than 99% of our outstanding stock option grants being underwater (meaning the stock option exercise price exceeded the market price of Intel common stock). Over recent years, Intel has continued to invest in leading-edge technologies and growth initiatives in order to strengthen our competitive position and enter new market segments while focusing on our commitment to efficiency and controlling spending. We have reduced our headcount by nearly 20,000 from our highest levels during 2006, and we have engaged in a number of divestitures of non-strategic businesses. While these efforts have assisted us on the spending side, we face a rapidly changing marketplace in which demand is shifting among mobile, desktop, and server microprocessors, and the prices and margins of our products have been under pressure. We consider our employees an important component in our drive to enhance our competitive position and to prepare for future success. Many of our employees are engineers, scientists, and other specialists who are working on important multi-year research and development projects or have skills that they have developed over the years and would be difficult to replace.

Although we have sought to address the factors that we could control in recent years, the current worldwide economic downturn has dramatically affected our business. The pace of the revenue decline in the fourth quarter of 2008 resulted from reduced demand and inventory contraction across the supply chain. The 19% sequential decline in revenue from the third quarter of 2008 to the fourth quarter of 2008 was only the second time in the last 20 years that our fourth-quarter revenue fell below our third-quarter revenue. It is unclear when a turnaround may occur, and there remains a high degree of uncertainty around demand, which may continue to decline. Accordingly, subsequent to the end of 2008, management approved plans to restructure some of our manufacturing and assembly and test operations, and align our manufacturing and assembly and test capacity to current market conditions. Despite these significant actions taken by management, the financial sector crisis and other macro-economic factors have contributed to the price of our common stock declining significantly. Exercise prices for stock options outstanding as of December 26, 2008, excluding stock options assumed from acquisitions, ranged from $13.59 to $72.88, and the closing market price of our common stock was $14.18 on that date. As a result, the current situation provides a considerable challenge to maintaining employee motivation, as well as creating a serious threat to retention until a recovery commences. The Option Exchange would help to address both of these concerns and reinvigorate a culture based on employee stock ownership.

Further, successful execution of the Option Exchange would significantly reduce our “overhang” (equity awards outstanding but not exercised, plus equity awards available to be granted, divided by total common shares outstanding at the end of the year). Underwater stock option awards have little or no retentive value but remain in overhang until they are exercised, expire, or are cancelled. Our overhang on December 27, 2008 was 15.3% (679 million equity awards outstanding plus 174 million shares available for future grant divided by 5,562 million total common shares outstanding). Under the Option Exchange, we expect that a reduction in overhang will occur, because participating employees will receive fewer new stock options than the number of stock options being surrendered, and surrendered stock options will be cancelled and not be re-issued. The exchange ratios of old stock options for new stock options will be based on the fair value determined under applicable accounting rules shortly before we commence with the Option Exchange. The Option Exchange is intended to be a value-for-value exchange; in order to obtain a new in-the-money stock option, an employee will be required to surrender a higher number of underwater stock options that have value approximately equivalent to the new stock option. The total overhang reduction is difficult to estimate and will only be known when the actual exchange is complete. For example, if the fair values of stock options to be surrendered and received in the actual exchange, as determined using the Black-Scholes option pricing model, are similar to the fair values estimated as of fiscal year-end 2008, the Option Exchange could reduce the overhang by up to approximately 285 million shares if all eligible stock options are surrendered for new stock options.

Lastly, the Option Exchange will allow us to recapture expense already allocated to equity awards, to enhance employee motivation and retention rather than incur new, additional costs to achieve the same result. Generally, when stock options are granted to employees, the company bears an expense that reduces our net income. This expense (known as share-based compensation) is calculated at the time a stock option is granted based on the determined value of each stock option when granted. Intel is using a mathematical formula known as the Black-Scholes option pricing model to determine the value of each stock option. We started recognizing share-based compensation in 2006 as a result of the adoption of SFAS No. 123(R). As of December 27, 2008, there was $335 million in unrecognized compensation costs related to outstanding stock options to be expensed in 2009 and beyond; however, at current stock prices, these outstanding stock option awards are of limited benefit in motivating and retaining our employees. Through the Option Exchange, we believe that we can increase the significance of these stock option awards for our employees and provide a more meaningful incentive. We have designed the Option Exchange so that it is not expected to create additional share-based compensation expense; as noted above, this is known as a value-for-value exchange.

Structure of the Option Exchange

We are asking our stockholders to approve the Option Exchange with the following features:

Exclusion of Our Listed Officers and Directors. The Option Exchange will be available to specified employees holding eligible stock options (as defined below) other than our listed officers and directors.

Eligible Stock Options. The Option Exchange will be offered only with respect to stock options with a purchase (exercise) price above the highest daily adjusted closing price of our common stock over the 52 weeks (52-week high) prior to the end of the exchange offer period, and will exclude any stock options granted within the 12 months preceding the beginning of the exchange offer period. This approach seeks to remove stock options with intrinsic value in the recent past from being eligible for the Option Exchange, as they would be considered likely to have intrinsic value in the near future.

Offer an Approximate Value-for-Value Exchange. The value of an employee’s new stock option grant received as part of the Option Exchange is not expected to exceed the value of such employee’s surrendered stock options. The exercise price of the new stock options will be set on the grant date of the Option Exchange using the average of the market high and low prices for the day. The exchange ratios of shares associated with surrendered eligible stock options into new stock options will be established shortly before the start of the Option Exchange. The exchange ratios will be established by grouping together eligible awards with similar grant dates and exercise prices, and assigning an appropriate exchange ratio to each grouping. (See the example in “Stock Option Exchange Ratios” below.)

Establishment of a New Vesting Period with a Term of Seven Years. New stock option awards will receive a renewed vesting period that will vest in 25% annual increments over a four-year period from grant date with a seven-year term. This vesting period supports the long-term nature of stock as an incentive vehicle and also provides for additional years of retention over the tendered stock options.

Implementation of the Option Exchange within Nine Months of Stockholder Approval. We expect that the Option Exchange will begin within nine months of the stockholder approval, if received. The actual implementation date within that nine-month period, and whether we actually implement this program, will be determined by our Board. If the Option Exchange does not commence within this time frame, Intel will not conduct the Option Exchange without first seeking stockholder approval. Our Board reserves the right to amend, postpone, or under certain circumstances cancel the Option Exchange once it has commenced.

Impact of Option Exchange

We currently estimate that the Option Exchange could cover approximately 488 million outstanding stock options. The new stock options would be granted with an exercise price equal to the market value of an Intel share on the grant date, and would be subject to a four-year vesting schedule and seven-year contractual life. We considered other alternatives, such as applying the remaining term of the surrendered stock options to the new stock options granted or using a weighted average remaining term, but these approaches would structure the new stock option grants as short-term equity incentive vehicles with shorter associated vesting. This goes against the intent of equity as a long-term incentive vehicle. Our objective for the Option Exchange is to preserve the integrity of the new stock option grants for long-term retention and motivation, with a term and vesting schedule following that of the majority of our stock options. The seven-year term will be reflected in the exchange ratios that we calculate on a value-for-value basis. We believe that this is appropriate because using a seven-year term and a four-year linear vesting schedule better aligns our employees with our other stockholders for long-term stock price growth and provides better retention.

All stock options surrendered as part of the Option Exchange will be cancelled upon completion of the exchange offer, and the shares underlying those options will not be available for new grants, except to the extent that the surrendered options were granted under the 2006 Equity Incentive Plan. Accordingly, because the 2006 Equity Incentive Plan is not expected to have sufficient shares available for the Option Exchange if all eligible options are exchanged, as part of this proposal we are requesting an amendment to the 2006 Equity Incentive Plan to authorize the issuance of enough additional shares to satisfy all of the new stock options that will be granted in the Option Exchange, which will not exceed 235 million shares. Those shares will be used only for stock options granted in the Option Exchange, and if any of those shares are not issued under new options granted in the Option Exchange for any reason (including upon forfeiture or expiration of those new options), they will cease to be available for issuance under the plan. This request for stock options is in addition to the stock options and RSUs, and the underlying shares, that we are requesting in Proposal 3 for our 2006 Equity Incentive Plan, to cover our customary equity granting practices and an extension of the plan expiration date to June 30, 2012. For more information on the 2006 Equity Incentive Plan, see Proposal 3.

Option Exchange Process

Additional information about how we expect to conduct the Option Exchange, if approved by stockholders, is set forth below. While the terms of the Option Exchange are expected to conform to the material terms described above in this proposal, we may find it necessary or appropriate to change the terms of the Option Exchange from those described below to take into account our administrative needs, local law requirements in foreign jurisdictions, accounting rules, or company policy decisions. For example, although we will not under any circumstances permit the members of our Board or our listed officers to participate, or allow stock options priced below the applicable 52-week high or granted less than 12 months prior to the anticipated end of the Option Exchange to participate, we may decide that it is appropriate to preclude additional employees or exclude stock options granted below a higher price point than would otherwise be permitted under this proposal. As another example, we may alter the method of determining exchange ratios if we decide that there is a more efficient and appropriate way to achieve our goal of granting replacement stock options that have a fair value approximately equal to the fair value of the eligible stock options they replace, subject to any fluctuations in our stock price or other factors that may occur between the time we establish the exchange ratios and the time that new stock options are actually granted as part of the Option Exchange.

Additionally, we may decide not to implement the Option Exchange even if stockholder approval of the Option Exchange is obtained, or we may amend or terminate the Option Exchange once it is in progress. The final terms of the Option Exchange will be described in the exchange offer documents that will be filed with the SEC.

Overview of the Option Exchange Process

Upon initiation of the Option Exchange, eligible employees holding eligible stock option awards will receive a written offer setting forth the precise terms of the Option Exchange and will need to voluntarily elect to participate. All of our full-time and part-time employees who are employed on the commencement date of the exchange offer period, are still employed at the grant date, and hold eligible stock option awards may participate in the Option Exchange, with the exclusion of our listed officers and directors; as noted above, additional employees may also be excluded from the program. Eligible employees will be given at least 20 business days to elect to surrender eligible stock options in exchange for a lesser amount of new stock options. Upon completion of the Option Exchange, surrendered stock options will be cancelled and new stock options will be granted promptly. The 2006 Equity Incentive Plan will govern any terms or conditions of new options not specifically addressed within the Option Exchange proposal.

Election to Participate

Eligible employees will receive a tender offer document and will be able to voluntarily elect to participate in the Option Exchange. If you are both a stockholder and an employee holding stock options that are potentially subject to the Option Exchange, note that voting to approve the Option Exchange does not constitute an election to participate in the Option Exchange. The written exchange offer documents described above will be provided if and when the Option Exchange is initiated; you can elect to participate after that time only.

Eligible Stock Options to Be Cancelled via the Option Exchange

If, for example, the Option Exchange grant date occurs in mid-November of 2009, stock options granted from October 1, 2000 to October 1, 2008, excluding those under assumed plans from acquisitions, and that meet the 52-week-high criteria noted earlier would be eligible to be surrendered for the Option Exchange. As of December 27, 2008, there were

612 million stock options outstanding (which includes the 488 million shares estimated to be eligible for the Option Exchange) held by approximately 73,100 employees. Eligible stock options would be expected to have exercise prices ranging from $15.96 to $43.31 per share, a weighted average exercise price of $24.08 per share, and a weighted average remaining term of 2.9 years per share. If the 52-week-high adjusted closing price is $15.48 (assuming that the adjusted closing price as of December 16, 2008 becomes the 52-week high for the Option Exchange), any stock options with exercise prices below such 52-week high would be ineligible for the Option Exchange.

Stock Option Exchange Ratios

The exchange ratios of shares associated with surrendered eligible stock options into new stock options will be established shortly before the start of the Option Exchange. The exchange ratios will be established by grouping eligible awards with similar grant dates and exercise prices, and assigning an appropriate exchange ratio to each grouping.

These exchange ratios will be based on the fair value of the eligible awards (calculated using the Black-Scholes option pricing model) within the relevant grouping. The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the volatility of our stock and the expected term of a stock option. Setting the exchange ratios in this manner is intended to result in the issuance of new stock options that have a fair value approximately equal to the fair value of the surrendered eligible stock options that they replace. This is designed to eliminate additional compensation expense from such new stock options, other than compensation expense that might result from changes in our stock price or other variables after the exchange ratios have been established but before the time that new stock options are granted in the Option Exchange.

Although exchange ratios cannot be determined now, we are providing an example by making certain assumptions regarding the start date of the offer, the fair value of the eligible stock options, and the fair market value of our common stock. To calculate the exchange ratios in the example, we have used the applicable inputs available as of December 26, 2008 for the Black-Scholes option pricing model; one exception is the input for expected term for which we have used an expected term as of the anticipated Option Exchange date of November 2009. Note that only stock options with an exercise price above the 52-week-high daily adjusted closing price as of the grant date of the Option Exchange and meeting all the other eligibility requirements referenced earlier will be eligible to participate in the Option Exchange.

In the table below, the exchange ratio represents the number of existing stock options that an employee would be required to surrender in exchange for one new stock option. For example, if an employee surrendered 1,000 stock options granted in 2001 that have an exercise price of $30.00 per share, that employee (for purposes of this example only) would receive approximately 54 new stock options, using the exchange ratio of 18.5:1 as stipulated. The following is an example of our methodology. Note that because there were no grants in 2006 or 2008 that had exercise prices above the 52-week-high daily adjusted closing price of $24.38 as of March 23, 2009, there are no exchange ratios for those years in the example.

Examples of Stock Option Exchange Ratios

			Maximum Number of		Weighted Average
	Exercise Price of	Exchange	Shares Underlying	Weighted Average	Remaining Life
Grant Year	Eligible Grants	Ratio	Eligible Options	Exercise Price	(in years)
2000	$32.00–39.00	66.8 : 1	15,760,000	$38.52	1.6

	$39.01 and above	99.6 : 1	3,134,200	$41.94	1.6

2001	$25.00–26.00	5.9 : 1	23,175,400	$25.69	2.0

	$26.01 and above	18.5 : 1	9,350,000	$30.79	2.2

2002	$28.00–30.00	3.8 : 1	17,406,800	$29.33	3.1

	$30.01 and above	6.5 : 1	2,190,800	$31.60	3.0

2003	$31.00 and above	2.5 : 1	8,673,500	$31.83	4.6

2004	$26.00–27.00	1.9 : 1	60,587,000	$27.00	5.1

	$27.01 and above	2.5 : 1	1,801,600	$32.92	4.8

2005	$27.00 and above	3.0 : 1	4,058,800	$27.26	3.3

2007	$25.00 and above	1.7 : 1	5,508,200	$26.67	5.6

Accounting Impact

Effective January 1, 2006, Intel adopted the provisions of SFAS No. 123(R), which requires employee equity awards to be accounted for under the fair value method.

This Option Exchange is intended to be “cost neutral” from an accounting standpoint. Thus, we will establish exchange ratios with the intent not to generate incremental share-based compensation expense for Intel. To be cost neutral, the value of the stock options surrendered as calculated immediately prior to their surrender must be at least equal to the value of the new stock options received by employees in the Option Exchange. We use the Black-Scholes option pricing model to estimate the fair value of all stock options granted to employees, and expect to use that same model in valuing the stock options that are part of the Option Exchange. Note that the Option Exchange ratios will be established just prior to commencement of the exchange offer. Therefore, some risk of incremental compensation does exist if there are fluctuations in Intel’s common stock price or other key inputs to the Black-Scholes option pricing model between the date the Option Exchange ratios are established and the effective date of the Option Exchange.

Any unrecognized compensation expense from the surrendered stock options will be recognized prior to the end of the service period of the new stock options received in the Option Exchange. Incremental compensation cost, if any, associated with the new stock options under the Option Exchange will be recognized over the service period of the new awards. Compensation cost for stock options forfeited due to employees not meeting the applicable service requirements will not be recognized.

U.S. Tax Consequences

The exchange of stock options pursuant to the Option Exchange should be treated as a non-taxable exchange because the new stock options will have an exercise price equal to the fair market value of Intel common stock on grant date. Intel and participating employees should not recognize any income for U.S. federal income tax purposes upon the grant of the new stock options. All new stock options granted under the Option Exchange will be non-qualified stock options for U.S. federal income tax purposes. Tax effects may vary in other countries; a more detailed summary of tax considerations will be provided to all participants in the Option Exchange documents.

Conclusion

We strongly believe that our stock programs and emphasis on employee stock ownership have been integral to our success. We believe that our broad-based equity program has enhanced our ability to attract, motivate, and retain the employee talent critical to attaining long-term improved company performance and stockholder returns. Therefore, we consider approval of the Option Exchange to be important to our future success, as it will enable Intel to strengthen the motivational and retentive value of our stock option awards to our employees.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” an employee stock option exchange program.

PROPOSAL 5: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is aware of the significant interest in executive compensation matters by investors and the general public, and in the idea of U.S. public corporations proposing advisory votes on compensation practices for executive officers (commonly referred to as a “say on pay” proposal). For the past two years, Intel has participated in a working group of investors and company representatives studying say on pay as implemented in other countries and how it might be utilized in the United States. In late 2008, Intel received a stockholder proposal on this topic from Walden Asset Management and several co-sponsors. The Board considered the merits of the stockholder proposal and determined that providing stockholders with an advisory vote on executive compensation may produce useful data on investor sentiment with regard to the Compensation Committee’s executive compensation philosophy, policies, and procedures. The Board also noted the potential for U.S. congressional action in this area and felt it could be beneficial to gain practical experience with the advisory vote so that Intel can better contribute to the development of regulatory standards.

While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will review the voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and the company would consult directly with stockholders to better understand issues and concerns not previously presented. The Board and management understand that, as was done this year, it is useful and appropriate to seek the views of significant stockholders when considering the design and initiation of executive compensation programs. Intel expects to continue to engage regularly with stockholders concerned with executive compensation or any other matter of stockholder concern. Stockholders who want to communicate with Intel’s Board or management should refer to “Other Matters; Communicating with Us” in this proxy statement for additional information.

The Board of Directors asks you to consider the following statement:

“Do you approve of the Compensation Committee’s compensation philosophy, policies, and procedures as described in the ‘Compensation Discussion and Analysis’ section of this proxy statement?”

The Board of Directors recommends that you vote in favor of the Compensation Committee’s compensation philosophy, policies, and procedures as described in “Compensation Discussion and Analysis” by voting “FOR” this proposal.

PROPOSAL 6: STOCKHOLDER PROPOSAL TO HAVE THE BOARD TAKE THE STEPS NECESSARY TO
ADOPT CUMULATIVE VOTING

Stockholder William Steiner, owner of $2,000 or more of Intel common stock, proposes the following resolution:

6—Cumulative Voting

RESOLVED: Cumulative Voting. Stockholders recommend that our Board take the steps necessary to adopt cumulative voting. Cumulative voting means that each stockholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A stockholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates. Under cumulative voting stockholders can withhold votes from certain poor-performing nominees in order to cast multiple votes for others.

Supporting Statement

Statement of William Steiner

Cumulative voting won 54%-support at Aetna and greater than 51%-support at Alaska Air in 2005 and in 2008. It also received greater than 53%-support at General Motors (GM) in 2006 and in 2008. The Council of Institutional Investors www.cii.org recommended adoption of this proposal topic. CalPERS also recommend a yes-vote for proposals on this topic.

Cumulative voting allows a significant group of stockholders to elect a director of its choice—safeguarding minority stockholder interests and bringing independent perspectives to Board decisions.

The merits of this Cumulative Voting proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•	The Corporate Library (TCL) www.thecorporatelibrary.com an independent investment research firm rated our company:

“D” in Overall Board Effectiveness
“High Governance Risk Assessment.”
“Very High Concern” in executive pay.

•	Two Directors were designated “Problem Directors” by The Corporate Library:

Carol Bartz due to her involvement with the New York Stock Exchange board during “Dick” Grasso’s tenure.

Reed Hundt due to his involvement with Allegiance Telecom and its bankruptcy.

•	Our Lead Director, David Yoffie, had 19-years Intel director tenure—Independence concern.

•	Our directors also served on 8 other boards rated “D” or “F” by the Corporate Library:

John L. Thornton	Ford (F)
John L. Thornton	News Corporation (NWS) F-rated
James Plummer	International Rectifier (IRF)
James Plummer	Leadis Technology (LDIS)
Charlene Barshefsky	Estee Lauder (EL)
Carol A. Bartz	Autodesk (ADSK)
Susan L. Decker	Costco (COST)
Jane E. Shaw	McKesson (MCK)

•	On the other hand 5 directors served on no other significant corporate boards—Experience concern.

•	Nine of the 12 seats on our three key board committees were held by directors who served on D-rated boards were involved with accelerated vesting, had too much tenure or were “Problem Directors.”

•	We had no stockholder right to:

Cumulative voting.
Act by written consent.
Vote on executive pay
An Independent Chairman

•	Our management should show that it has the leadership initiative to adopt Board accountability items such as the above instead of leaving it to stockholders to take the initiative in proposing improvements.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Cumulative Voting
Yes on 6

Board of Directors’ Response

In summary, Intel believes that cumulative voting is contrary to the objective of its Bylaws providing for majority voting in the election of directors and is inconsistent with its other strong governance practices.

Supporting Discussion

The Board of Directors has considered this proposal and believes that it would be inappropriate and unnecessary to adopt cumulative voting, since Intel already has a majority voting standard in place, and there are negative governance implications to cumulative voting in general, and cumulative voting plus majority voting in particular. Cumulative voting is a tool whose primary use is to ensure that a minority faction of investors can place its representatives on the Board of Directors. Intel does not have any identified faction of investors seeking Board representation, nor has it received any requests for adoption of cumulative voting other than this stockholder proposal. This proposal was sent to Intel without any prior contact by the proponent, who thereafter refused to negotiate or otherwise discuss the matter with company representatives.

Intel has strong governance provisions and practices in place, as described elsewhere in this proxy statement and in our Corporate Governance Guidelines, and a long-standing reputation for being responsive to stockholder concerns. In fact, a January 2009 article in the RiskMetrics Group’s publication Risk & Governance Weekly stated that Intel “has a record as a governance pioneer.”

Intel was one of the first U.S. companies to adopt a majority voting standard in uncontested director elections, and was perhaps the first Fortune 100 company to place the requirement in its Bylaws. Intel adopted a majority voting standard to further underscore our focus on corporate governance and provide for a greater level of accountability of directors to stockholders. Intel’s majority voting standard reinforces directors’ accountability to all stockholders by providing that a director nominee may be elected only if he or she is supported by stockholders owning a majority of the shares that vote on the election of that director.

The Board believes that implementing cumulative voting, as requested in the proposal, is incompatible with the objectives of a majority voting standard, because cumulative voting enables stockholders owning a minority of shares to elect a director to the Board. The Board believes that each director should be elected only if the director receives a majority of the votes cast, with each share having one vote, and that each director should represent the interests of all stockholders, rather than the interests of a minority stockholder or special constituency that can “cumulate” its votes. Because the Board believes that cumulative voting and majority voting in director elections serve conflicting objectives, if stockholders vote to adopt cumulative voting, the Board will view it as a vote against Intel’s current majority voting standard.

Additionally, the Board believes that cumulative voting has negative corporate governance implications. Specifically, as a corollary of allowing a minority of stockholders to elect a director, under cumulative voting directors can be removed only by a super-majority vote of stockholders. The Board views super-majority voting standards as a poor governance practice. Accordingly, in 2006 the Board recommended, and stockholders approved, amending Intel’s Certificate of Incorporation to remove a number of super-majority provisions. Finally, the adoption of cumulative voting would be inconsistent with the practice at most other public companies, as fewer than 10% of S&P 500 companies currently provide for cumulative voting.

Recommendation of the Board

The Board of Directors recommends that you vote “AGAINST” this proposal to adopt cumulative voting.

PROPOSAL 7: STOCKHOLDER PROPOSAL TO REQUEST THAT THE BOARD OF DIRECTORS CREATE
A COMPREHENSIVE POLICY FOR THE HUMAN RIGHT TO WATER

Stockholder Northstar Asset Management Inc., owner of $2,000 or more of Intel common stock, proposes the following resolution:

Policy on Human Right to Water

WHEREAS Intel uses vast quantities of water in its semiconductor manufacturing process and operates in water-scarce areas of the world like Israel and the American Southwest.

Water is used to clean silicon wafers during fabrication and packaging. One Intel manufacturing plant in Chandler, AZ uses over 600 million gallons of water per year, while worldwide; Intel reports it used 7.5 billion gallons of water in 2007;

Intel is recognized as a leader in water reclamation programs, has won water efficiency awards, and is known a thoughtful and engaged corporate citizen;

Even though Intel’s worldwide water use has increased at a rate less than its production growth (according to the Global Environmental Management Initiative), Intel’s water use is still a concern. Because it operates in countries that enforce the Human Right to Water through the assurance of a healthy environment and life as well as in countries that have constitutional provisions protecting this right, its water usage and respect for local communities will remain under scrutiny;

The UN High Commissioner for Human Rights has issued a report on the scope of the human rights obligations related to equitable access to safe drinking water and sanitation, and her comments place responsibility for ensuring this level of access not only on governments, but on corporations as well;

We believe that global corporations operating without strong human rights and environmental policies face serious risks to their reputation and share value if they are seen to be responsible for or complicit in human rights violations, specifically the violation or erosion of the Human Right to Water;

We believe that significant commercial advantages may accrue to our Company by adopting a comprehensive Human Right to Water policy, including enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations, and reduced risk of adverse publicity, consumer boycotts, divestment campaigns, and lawsuits;

BE IT RESOLVED that the shareholders request that the Board of Directors create a comprehensive policy articulating our Company’s respect for and commitment to the Human Right to Water.

Supporting Statement

Proponents believe the policy should address potability, volume, physical accessibility and affordability of water. In defining “human rights,” proponents suggest that the Board could use the Universal Declaration of Human Rights as a nonbinding benchmark or reference document.

Board of Directors’ Response

In summary, Intel has a very comprehensive and successful sustainable water program and does not believe that a separate “Human Right to Water” policy is necessary or appropriate.

Supporting Discussion

Intel recognizes the importance of water to its business, the communities in which it operates, and generally to the citizens of the world. Accordingly, Intel has a long history of strong water conservation programs for its business operations. The Board believes that adopting a policy on “Human Right to Water” is duplicative of existing policies and adds no real value to the company or our stockholders. We already have a sustainable water management system in place, and we have an existing policy document on Human Rights Principles that includes not only language on conserving natural resources such as water, but also covers other topics such as non-discrimination and child labor.

Our annual Corporate Responsibility report includes information on water programs and use, and our Human Rights Principles policy document is posted on our web site. A separate policy on human rights related to water would be overly narrow and prescriptive. Intel’s commitment to the environment and corporate social responsibility is expressed in Intel’s Code of Conduct, which states:

We demonstrate respect for people and the planet and ask all our employees to consider the short and long-term impacts to the environment and the community when they make business decisions. In all Intel-related activities, we need to uphold Intel’s long-standing, global reputation as a role model for socially responsible behavior.

Our focus on sustainable water management begins before we ever manufacture a semiconductor. As part of our site selection criteria, we conduct a thorough analysis and review of water availability and quality in the local area by analyzing information such as historic droughts and weather patterns, projected supply and growth rates, location and reliability of the water supplies, and potential changes in water demand in the community. We work with government agencies, the local community, and stakeholders to understand how our needs might impact the water availability in that area and how we can minimize our impact. Once we have selected a location, taking into account these considerations, we then design our operations to be highly water-efficient, incorporating ways to maximize our water reuse and recycling and minimize our needs for incoming fresh water. In some locations, we have arranged, with government clearance, to treat the water we use and return it to the aquifer, and in other locations our water is treated and used for local irrigation. Working diligently on water management enabled us to conserve over 3 billion gallons of water last year and more than 30 billion gallons over the last decade alone.

Intel’s position as a global benchmark in sustainability is long-standing. In 2007, Intel received the U.S. Environmental Protection Agency’s Water Efficiency Leader Award in the Corporate category for the comprehensive water management strategies at one of our Arizona facilities. Intel has been a member of the Dow Jones Sustainability Index for 10 consecutive years (since inception of the list) and the Supersector Leader of all technology companies for eight consecutive years. Innovest Strategic Value Advisors gave Intel an AAA rating and named Intel one of the 100 Most Sustainable Corporations in the World for five years in a row.

In the area of water use, conservation, and sustainability, Intel details its actions and initiatives in its annual Corporate Responsibility Report. As noted in our most recently published report, which is posted on our web site, over the past 10 years we have invested more than $100 million in water conservation programs at our global facilities. In Arizona, Intel and the local government developed a cooperative water sustainability program that results in purified water being directed into the local aquifer for immediate reuse as a potable water source. In India, our efforts include a wastewater treatment plant and a rainwater harvesting unit. Our newest plant in China is being designed to use a reduced amount of city water. The facility’s ultra-pure reclaim water system will capture and recycle over 50% of the water used at the facility, which will then be used in the facility’s mechanical closed-loop systems. Our Corporate Responsibility report also provides updated information on Intel’s progress in meeting our corporate goal to reduce its water consumption.

Intel’s activities and existing disclosures demonstrate our recognition of water usage as a significant social and environmental issue and the need to be good stewards of this resource. A separate policy on “the Human Right to Water” would not enhance Intel’s existing disclosures or practices regarding our water conservation and sustainability efforts and would just be broad, aspiring language that adds nothing to our existing commitments and endeavors. We believe it is more effective to continue to highlight our goals and work with local governments and through research and public-private partnerships to further conserve, reuse, and manage sustainable use of water.

Recommendation of the Board

The Board of Directors recommends that you vote “AGAINST” this proposal for Intel to adopt a policy on “Human Right to Water.”

ADDITIONAL MEETING INFORMATION

Proxy Solicitation. We will bear the expense of soliciting proxies, and we have retained D. F. King & Co., Inc. to solicit proxies for a fee of less than $20,000 plus a reasonable amount to cover expenses. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers and nominees for the expenses of doing so in accordance with statutory fee schedules. We currently estimate that this reimbursement will cost us more than $3 million.

Inspector of Elections. Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2009 annual meeting.

Stockholder List. Intel’s list of stockholders as of March 23, 2009 will be available for inspection for 10 days prior to the 2009 annual meeting. If you want to inspect the stockholder list, please call our Investor Relations department at (408) 765-1480 to schedule an appointment.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC and NASDAQ an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during fiscal 2008 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), with the following exceptions:

•	Robert J. Baker had one late filing in 2008 related to shares, options, and RSUs transferred to his former wife; and

•	Patrick P. Gelsinger had one late filing in 2008 with respect to 38,248 shares gifted to charity.

2009 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2010 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary by one of the means discussed below under “Communicating with Us.” Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Standard Time) on December 4, 2009.

We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Corporate Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see the “Corporate Governance” section of this proxy statement.

In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2010 annual meeting, other than precatory (non-binding) proposals presented under Rule 14a-8, must give notice to our Corporate Secretary between December 4, 2009 and February 17, 2010, unless the notice also is made pursuant to Rule 14a-8. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2010 annual meeting is held more than 30 days from the anniversary of the 2009 annual meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 60th day before the 2010 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws are posted on our web site at www.intel.com/intel/finance/corp_docs.htm. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

Financial Statements. Our financial statements for the year ended December 27, 2008 are included in our 2008 Annual Report to Stockholders, which we are providing to our stockholders at the same time as this proxy statement. Our annual report and this proxy statement are also posted on our web site at www.intel.com/intel/annualreports. If you have not received or do not have access to the annual report, please call our Investor Relations department by one of the means set forth below, and we will send a copy to you without charge, or please send a written request to Intel Corporation, Attn: Investor Relations, M/S RNB-4-148, 2200 Mission College Blvd., Santa Clara, California 95054-1549.

Communicating with Us. If you would like to receive information about us, you can visit our main Internet site at www.intel.com, which contains product and marketing information and job listings. Our Investor Relations site at www.intc.com contains press releases, earnings releases, financial information, stock quotes, corporate governance information, and links to our SEC filings.

If you would like to contact us, call our Investor Relations department at (408) 765-1480, or send correspondence to Intel Corporation, Attn: Investor Relations, M/S RNB-4-148, 2200 Mission College Blvd., Santa Clara, California 95054-1549. If you would like to communicate with our Board, see the procedures described in “Corporate Governance; Communications from Stockholders to Directors.”

You can contact our Corporate Secretary via e-mail at corporate.secretary@intel.com, by fax to (408) 653-8050, or by mail to Cary Klafter, Intel Corporation, M/S RNB-4-151, 2200 Mission College Blvd., Santa Clara, California 95054-1549 to communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates or introduce business at the annual meeting, or revoke a prior proxy instruction.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Intel stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to our Corporate Secretary at the address specified above under “Other Matters; Communicating with Us,” or call our Investor Relations department at (408) 765-1480, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By Order of the Board of Directors

Cary I. Klafter
Corporate Secretary

Santa Clara, California
April 3, 2009

Intel and Intel logo are trademarks of Intel Corporation in the U.S. and other countries.
*Other names and brands may be claimed as the property of others.

EXHIBIT A

INTEL CORPORATION

2006 EQUITY INCENTIVE PLAN
AS AMENDED AND RESTATED EFFECTIVE MAY 20, 2009

1.	PURPOSE

The purpose of this Intel Corporation 2006 Equity Incentive Plan (the “Plan”) is to advance the interests of Intel Corporation, a Delaware corporation, and its Subsidiaries (hereinafter collectively “Intel” or the “Corporation”), by stimulating the efforts of employees who are selected to be participants on behalf of Intel, aligning the long-term interests of participants with those of stockholders, heightening the desire of participants to continue in working toward and contributing to the success of Intel, assisting Intel in competing effectively with other enterprises for the services of new employees necessary for the continued improvement of operations, and to attract, motivate and retain the best available individuals for service to the Corporation. This Plan permits the grant of stock options, stock appreciation rights, restricted stock and restricted stock units, each of which shall be subject to such conditions based upon continued employment, passage of time or satisfaction of performance criteria as shall be specified pursuant to the Plan.

2.	DEFINITIONS

(a) “Award” means a stock option, stock appreciation right, restricted stock or restricted stock unit granted to a Participant pursuant to the Plan.

(b) “Board of Directors” means the Board of Directors of the Corporation.

(c) “Code” shall mean the Internal Revenue Code of 1986, as such is amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.

(d) “Committee” shall mean the committee appointed by the Board of Directors from among its members to administer the Plan pursuant to Section 3.

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any reference to a section of the Exchange Act shall include any successor provision of the Exchange Act.

(f) “Outside Director” shall mean a member of the Board of Directors who is not otherwise an employee of the Corporation.

(g) “Participants” shall mean those individuals to whom Awards have been granted from time to time and any authorized transferee of such individuals.

(h) “Performance Award” means an Award the grant, issuance, retention, vesting and/or settlement of which is subject to satisfaction of one or more of the Qualifying Performance Criteria specified in Section 10(b).

(i) “Plan” means this Intel Corporation 2006 Equity Incentive Plan.

(j) “Share” shall mean a share of common stock, $.001 par value, of the Corporation or the number and kind of shares of stock or other securities which shall be substituted or adjusted for such shares as provided in Section 11.

(k) “Subsidiary” means any corporation or entity in which Intel Corporation owns or controls, directly or indirectly, fifty percent (50%) or more of the voting power or economic interests of such corporation or entity.

3.	ADMINISTRATION

(a) Composition of Committee. This Plan shall be administered by the Committee. The Committee shall consist of two or more Outside Directors who shall be appointed by the Board of Directors. The Board of Directors shall fill vacancies on the Committee and may from time to time remove or add members of the Committee. The Board of Directors, in its sole discretion, may exercise any authority of the Committee under this Plan in lieu of the Committee’s exercise thereof, and in such instances references herein to the Committee shall refer to the Board of Directors.

(b) Delegation and Administration. The Committee may delegate to one or more separate committees (any such committee a “Subcommittee”) composed of one or more directors of the Corporation (who may but need not be members of the Committee) the ability to grant Awards and take the other actions described in Section 3(c) with respect to Participants who are not executive officers, and such actions shall be treated for all purposes as if taken by the Committee. The Committee may delegate to a Subcommittee of one or more officers of the Corporation the ability to grant Awards and take the other actions described in Section 3(c) with respect to Participants (other than any such officers themselves) who are not directors or executive officers, provided however that the resolution so authorizing such officer(s) shall specify the total number of rights or options such Subcommittee may so award, and such actions shall be treated for all purposes as if taken by the Committee. Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee, and references in this Plan to the Committee shall include any such Subcommittee. The Committee may delegate the administration of the Plan to an officer or officers of the Corporation, and such administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

(c) Powers of the Committee. Subject to the express provisions and limitations set forth in this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

(i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

(ii) to determine which persons are eligible to be Participants, to which of such persons, if any, Awards shall be granted hereunder and the timing of any such Awards, and to grant Awards;

(iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors;

(iv) to establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;

(v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical);

(vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 11;

(vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Corporation; and

(viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(d) Effect of Change in Status. The Committee shall have the discretion to determine the effect upon an Award and upon an individual’s status as an employee under the Plan (including whether a Participant shall be deemed to have experienced a termination of employment or other change in status) and upon the vesting, expiration or forfeiture of an Award in the case of (i) any individual who is employed by an entity that ceases to be a Subsidiary of the Corporation, (ii) any leave of absence approved by the Corporation or a Subsidiary, (iii) any transfer between locations of employment with the Corporation or a Subsidiary or between the Corporation and any Subsidiary or between any Subsidiaries, (iv) any change in the Participant’s status from an employee to a consultant or member of the Board of Directors, or vice versa, and (v) at the request of the Corporation or a Subsidiary, any employee who becomes employed by any partnership, joint venture, corporation or other entity not meeting the requirements of a Subsidiary.

(e) Determinations of the Committee. All decisions, determinations and interpretations by the Committee regarding this Plan shall be final and binding on all Participants or other persons claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Corporation and such attorneys, consultants and accountants as it may select. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

4.	PARTICIPANTS

Awards under the Plan may be granted to any person who is an employee or Outside Director of the Corporation. Outside Directors may be granted Awards only pursuant to Section 9 of the Plan. The status of the Chairman of the Board of Directors as an employee or Outside Director shall be determined by the Committee. Any person designated by the Corporation as an independent contractor shall not be treated as an employee and shall not be eligible for Awards under the Plan.

5.	EFFECTIVE DATE AND EXPIRATION OF PLAN

(a) Effective Date. This Plan was approved by the Board of Directors on February 23, 2006 and became effective on May 17, 2006.

(b) Expiration Date. The Plan shall remain available for the grant of Awards until June 30, ~~2010~~2012 or such earlier date as the Board of Directors may determine. The expiration of the Committee’s authority to grant Awards under the Plan will not affect the operation of the terms of the Plan or the Corporation’s and Participants’ rights and obligations with respect to Awards granted on or prior to the expiration date of the Plan.

6.	SHARES SUBJECT TO THE PLAN

(a) Aggregate Limits. Subject to adjustment as provided in Section 11, the aggregate number of Shares authorized for issuance as Awards under the Plan is~~294,000,000,~~428,000,000, of which no more than an aggregate of ~~168,000,000~~253,000,000 Shares may be issued as restricted stock or restricted stock units and no more than an aggregate of~~7,000,000~~175,000,000 Shares shall be available for issuance as stock options under any program providing for stock option grants that vest in full in five or more years and that have a maximum term of ten years. In the event that stockholders approve an option exchange program proposed for the 2009 Annual Stockholders’ Meeting, the aggregate number of Shares authorized for issuance as Awards shall in addition be increased by the number of shares issuable upon exercise of the options granted in the option exchange program (the “Exchange Program Options”), but in any case by no more than an additional 235,000,000 Shares; provided further that any such additional Shares that are not issued under the Exchange Program Options for any reason (including upon forfeiture or expiration of an Exchange Program Option) shall not again be available for issuance as Awards under the Plan. The Shares subject to the Plan may be either Shares reacquired by the Corporation, including Shares purchased in the open market, or authorized but unissued Shares. Any Shares subject to an Award which for any reason expires or terminates unexercised or is not earned in full may again be made subject to an Award under the Plan. The following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right, (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Award, or (iii) Shares repurchased on the open market with the proceeds of the option exercise price.

(b) Tax Code Limits. The aggregate number of Shares subject to stock options or stock appreciation rights granted under this Plan during any calendar year to any one Participant shall not exceed 3,000,000. The aggregate number of Shares subject to restricted stock or restricted stock unit Awards granted under this Plan during any calendar year to any one Participant shall not exceed 2,000,000. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 11, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The aggregate number of Shares issued pursuant to incentive stock options granted under the Plan shall not exceed ~~294,000,000,~~428,000,000, which limitation shall be subject to adjustment under Section 11 only to the extent that such adjustment is consistent with adjustments permitted of a plan authorizing incentive stock options under Section 422 of the Code.

7.	PLAN AWARDS

(a) Award Types. The Committee, on behalf of the Corporation, is authorized under this Plan to grant, award and enter into the following arrangements or benefits under the Plan provided that their terms and conditions are not inconsistent with the provisions of the Plan: stock options, stock appreciation rights, restricted stock and restricted stock units. Such arrangements and benefits are sometimes referred to herein as “Awards.” The Committee, in its discretion, may determine that any Award granted hereunder shall be a Performance Award.

(i) Stock Options. A “Stock Option” is a right to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in or determined pursuant to the document(s) evidencing the Award (the “Option Agreement”). The Committee may grant Stock Options intended to be eligible to qualify as incentive stock options (“ISOs”) pursuant to Section 422 of the Code and Stock Options that are not intended to qualify as ISOs (“Non-qualified Stock Options”), as it, in its sole discretion, shall determine.

(ii) Stock Appreciation Rights. A “Stock Appreciation Right” or “SAR” is a right to receive, in cash or stock (as determined by the Committee), value with respect to a specific number of Shares equal to or otherwise based on the excess of (i) the market value of a Share at the time of exercise over (ii) the exercise price of the right, subject to such terms and conditions as are expressed in the document(s) evidencing the Award (the “SAR Agreement”).

(iii) Restricted Stock. A “Restricted Stock” Award is an award of Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the document(s) evidencing the Award (the “Restricted Stock Agreement”).

(iv) Restricted Stock Unit. A “Restricted Stock Unit” Award is an award of a right to receive, in cash or stock (as determined by the Committee) the market value of one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the document(s) evidencing the Award (the “Restricted Stock Unit Agreement”).

(b) Grants of Awards. An Award may consist of one of the foregoing arrangements or benefits or two or more of them in tandem or in the alternative.

8.	EMPLOYEE PARTICIPANT AWARDS

(a) Grant, Terms and Conditions of Stock Options and SARs

The Committee may grant Stock Options or SARs at any time and from time to time prior to the expiration of the Plan to eligible employee Participants selected by the Committee. No Participant shall have any rights as a stockholder with respect to any Shares subject to Stock Options or SARs hereunder until said Shares have been issued. Each Stock Option or SAR shall be evidenced only by such agreements, notices and/or terms or conditions documented in such form (including by electronic communications) as may be approved by the Committee. Each Stock Option grant will expressly identify the Stock Option as an ISO or as a Non-qualified Stock Option. Stock Options or SARs granted pursuant to the Plan need not be identical but each must contain or be subject to the following terms and conditions:

(i) Price. The purchase price (also referred to as the exercise price) under each Stock Option or SAR granted hereunder shall be established by the Committee. The purchase price per Share shall not be less than 100% of the market value of a Share on the date of grant. For purposes of the Plan, “market value” shall mean the average of the high and low sales prices of the Corporation’s common stock. The exercise price of a Stock Option shall be paid in cash or in such other form if and to the extent permitted by the Committee, including without limitation by delivery of already owned Shares, withholding (either actually or by attestation) of Shares otherwise issuable under such Stock Option and/or by payment under a broker-assisted sale and remittance program acceptable to the Committee.

(ii) No Repricing. Other than in connection with a change in the Corporation~~’~~’s capitalization ~~(~~or other transaction as described in Section 11(a) through (d) of the Plan~~)~~, at any time when the ~~exercise~~purchase price of a Stock Option or SAR ~~may not be reduced~~is above the market value of a Share, the Corporation shall not, without stockholder approval, reduce the purchase price of such Stock Option or SAR and shall not exchange such Stock Option or SAR for a new Award with a lower (or no) purchase price or for cash.

(iii) No Reload Grants. Stock Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Corporation in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(iv) Duration, Exercise and Termination of Stock Options and SARs. Each Stock Option or SAR shall be exercisable at such time and in such installments during the period prior to the expiration of the Stock Option or SAR as determined by the Committee. The Committee shall have the right to make the timing of the ability to exercise any Stock Option or SAR subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Committee. At any time after the grant of a Stock Option, the Committee may reduce or eliminate any restrictions on the Participant’s right to exercise all or part of the Stock Option, except that no Stock Option shall first become exercisable within one (1) year from its date of grant, other than upon the death, disability or retirement of the person to whom the Stock Option was granted, in each case as specified in the Option Agreement.

Each Stock Option or SAR that vests in full in less than five (5) years (standard grants) must expire within a period of not more than seven (7) years from the grant date and each Stock Option or SAR that vests in full in five (5) or more years (long-term retention grants) must expire within a period of not more than ten (10) years from the grant date. In each case, the Option Agreement or SAR Agreement may provide for expiration prior to the end of the stated term of the Award in the event of the termination of employment or service of the Participant to whom it was granted.

(v) Suspension or Termination of Stock Options and SARs. If at any time (including after a notice of exercise has been delivered) the Committee, including any Subcommittee or administrator authorized pursuant to Section 3(b) (any such person, an “Authorized Officer”), reasonably believes that a Participant, other than an Outside Director, has committed an act of misconduct as described in this Section, the Authorized Officer may suspend the Participant’s right to exercise any Stock Option or SAR pending a determination of whether an act of misconduct has been committed. If the Committee or an Authorized Officer determines a Participant, other than an Outside Director, has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to Intel, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, or if a Participant makes an unauthorized disclosure of any Corporation trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with the Corporation or induces any principal for whom Intel acts as agent to terminate such agency relationship, neither the Participant nor his or her estate shall be entitled to exercise any Stock Option or SAR whatsoever. In addition, for any Participant who is designated as an “executive officer” by the Board of Directors, if the Committee determines that the Participant engaged in an act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Corporation’s financial statements (“Contributing Misconduct”), the Participant shall be required to repay to the Corporation, in cash and upon demand, the Option Proceeds (as defined below) resulting from any sale or other disposition (including to the Corporation) of Shares issued or issuable upon exercise of a Stock Option or SAR if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “Option Proceeds” means, with respect to any sale or other disposition (including to the Corporation) of Shares issuable or issued upon exercise of a Stock Option or SAR, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Corporation’s stock price, up to the amount equal to the number of Shares sold or disposed of multiplied by the difference between the market value per Share at the time of such sale or disposition and the exercise price. The return of Option Proceeds is in addition to and separate from any other relief available to the Corporation due to the executive officer’s Contributing Misconduct. Any determination by the Committee or an Authorized Officer with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is an executive officer, the determination of the Committee or of the Authorized Officer shall be subject to the approval of the Board of Directors.

(vi) Conditions and Restrictions Upon Securities Subject to Stock Options or SARs. Subject to the express provisions of the Plan, the Committee may provide that the Shares issued upon exercise of a Stock Option or SAR shall be subject to such further conditions or agreements as the Committee in its discretion may specify prior to the exercise of such Stock Option or SAR, including, without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions. The obligation to make payments with respect to SARs may be satisfied through cash payments or the delivery of Shares, or a combination thereof as the Committee shall determine. The Committee may establish rules for the deferred delivery of Common Stock upon exercise of a Stock Option or SAR with the deferral evidenced by use of Restricted Stock Units equal in number to the number of Shares whose delivery is so deferred.

(vii) Other Terms and Conditions. Stock Options and SARs may also contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Committee shall deem appropriate.

(viii) ISOs. Stock Options intending to qualify as ISOs may only be granted to employees of the Corporation within the meaning of the Code, as determined by the Committee. No ISO shall be granted to any person if immediately after the grant of such Award, such person would own stock, including stock subject to outstanding Awards held by him or her under the Plan or any other plan established by the Corporation, amounting to more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Corporation. To the extent that the Option Agreement specifies that a Stock Option is intended to be treated as an ISO, the Stock Option is intended to qualify to the greatest extent possible as an “incentive stock option” within the meaning of Section 422 of the Code, and shall be so construed; provided, however, that any such designation shall not be interpreted as a representation, guarantee or other undertaking on the part of the Corporation that the Stock Option is or will be determined to qualify as an ISO. If and to the extent that any Shares are issued under a portion of any Stock Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the

Committee and certain actions by a Participant may cause a Stock Option to cease to qualify as an ISO pursuant to the Code and by accepting a Stock Option the Participant agrees in advance to such disqualifying action.

(b) Grant, Terms and Conditions of Restricted Stock and Restricted Stock Units

The Committee may grant Restricted Stock or Restricted Stock Units at any time and from time to time prior to the expiration of the Plan to eligible employee Participants selected by the Committee. A Participant shall have rights as a stockholder with respect to any Shares subject to a Restricted Stock Award hereunder only to the extent specified in this Plan or the Restricted Stock Agreement evidencing such Award. Awards of Restricted Stock or Restricted Stock Units shall be evidenced only by such agreements, notices and/or terms or conditions documented in such form (including by electronic communications) as may be approved by the Committee. Awards of Restricted Stock or Restricted Stock Units granted pursuant to the Plan need not be identical but each must contain or be subject to the following terms and conditions:

(i) Terms and Conditions. Each Restricted Stock Agreement and each Restricted Stock Unit Agreement shall contain provisions regarding (a) the number of Shares subject to such Award or a formula for determining such, (b) the purchase price of the Shares, if any, and the means of payment for the Shares, (c) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (d) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Committee, (e) restrictions on the transferability of the Shares and (f) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

(ii) Sale Price. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which Shares of Restricted Stock or Restricted Stock Units shall be sold or awarded to a Participant, which may vary from time to time and among Participants and which may be below the market value of such Shares at the date of grant or issuance.

(iii) Share Vesting. The grant, issuance, retention and/or vesting of Shares under Restricted Stock or Restricted Stock Unit Awards shall be at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of Shares under Restricted Stock or Restricted Stock Unit Awards subject to continued employment, passage of time and/or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Committee, which criteria may be based on financial performance and/or personal performance evaluations. Up to ~~100,000~~300,000 Shares shall be available for issuance to employee Participants as Awards having no minimum vesting period. No condition that is based on performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than one year, and no condition that is based upon continued employment or the passage of time shall provide for vesting in full of a Restricted Stock or Restricted Stock Unit Award in less than pro rata installments over three years from the date the Award is made, other than with respect to such Awards that are issued upon exercise or settlement of Stock Options or SARs or upon the death, disability or retirement of the Participant, in each case as specified in the agreement evidencing such Award. Notwithstanding anything to the contrary herein, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Restricted Stock Award is granted.

(iv) Termination of Employment. The Restricted Stock or Restricted Stock Unit Agreement may provide for the forfeiture or cancellation of the Restricted Stock or Restricted Stock Unit Award, in whole or in part, in the event of the termination of employment or service of the Participant to whom it was granted.

(v) Restricted Stock Units. Except to the extent this Plan or the Committee specifies otherwise, Restricted Stock Units represent an unfunded and unsecured obligation of the Corporation and do not confer any of the rights of a stockholder until Shares are issued thereunder. Settlement of Restricted Stock Units upon expiration of the deferral or vesting period shall be made in Shares or otherwise as determined by the Committee. Dividends or dividend equivalent rights shall be payable in cash or in additional shares with respect to Restricted Stock Units only to the extent specifically provided for by the Committee. Until a Restricted Stock Unit is settled, the number of Shares represented by a Restricted Stock Unit shall be subject to adjustment pursuant to Section 11. Any Restricted Stock Units that are settled after the Participant’s death shall be distributed to the Participant’s designated beneficiary(ies) or, if none was designated, the Participant’s estate.

(vi) Suspension or Termination of Restricted Stock Options and Restricted Stock Units. If at any time the Committee, including any Subcommittee or administrator authorized pursuant to Section 3(b) (any such person, an

“Authorized Officer”), reasonably believes that a Participant, other than an Outside Director, has committed an act of misconduct as described in this Section, the Authorized Officer may suspend the vesting of Shares under the Participant’s Restricted Stock or Restricted Stock Unit Awards pending a determination of whether an act of misconduct has been committed. If the Committee or an Authorized Officer determines a Participant, other than an Outside Director, has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to Intel, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, or if a Participant makes an unauthorized disclosure of any Corporation trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with the Corporation or induces any principal for whom Intel acts as agent to terminate such agency relationship, the Participant’s Restricted Stock or Restricted Stock Unit Agreement shall be forfeited and cancelled. In addition, for any Participant who is designated as an “executive officer” by the Board of Directors, if the Committee determines that the Participant engaged in an act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Corporation’s financial statements (“Contributing Misconduct”), the Participant shall be required to repay to the Corporation, in cash and upon demand, the Restricted Stock Proceeds (as defined below) resulting from any sale or other disposition (including to the Corporation) of Shares issued or issuable upon the vesting of Restricted Stock or a Restricted Stock Unit if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “Restricted Stock Proceeds” means, with respect to any sale or other disposition (including to the Corporation) of Shares issued or issuable upon vesting of Restricted Stock or a Restricted Stock Unit, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Corporation’s stock price, up to the amount equal to the market value per Share at the time of such sale or other disposition multiplied by the number of Shares or units sold or disposed of. The return of Restricted Stock Proceeds is in addition to and separate from any other relief available to the Corporation due to the executive officer’s Contributing Misconduct. Any determination by the Committee or an Authorized Officer with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is an executive officer, the determination of the Committee or of the Authorized Officer shall be subject to the approval of the Board of Directors.

9.	OUTSIDE DIRECTOR AWARDS

Each Outside Director may be granted Awards (each an “Outside Director Award”) each fiscal year for up to 30,000 Shares, as determined by the Board of Directors. Notwithstanding anything to the contrary in this Plan, the foregoing limitation shall be subject to adjustment under Section 11. The number of Shares subject to each Outside Director Award, or the formula pursuant to which such number shall be determined, the type or types of Awards included in the Outside Director Awards, the date of grant and the vesting, expiration and other terms applicable to such Outside Director Awards shall be specified from time to time by the Board of Directors, subject to the terms of this Plan, including the terms specified in Section 8. If the Board of Directors reasonably believes that an Outside Director has committed an act of misconduct as specified in Section 8(a)(v) or 8(b)(vi), the Board of Directors may suspend the Outside Director’s right to exercise any Stock Option or SAR and/or the vesting of any Restricted Stock or Restricted Stock Unit Award pending a determination of whether an act of misconduct has been committed. If the Board of Directors determines that an Outside Director has committed an act of misconduct, neither the Outside Director nor his or her estate shall be entitled to exercise any Stock Option or SAR whatsoever and shall forfeit any unvested Restricted Stock or Restricted Stock Unit Award.

10.	OTHER PROVISIONS APPLICABLE TO AWARDS

(a) Transferability. Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable as provided hereunder, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution. The Committee may grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable (a) in the case of a transfer without the payment of any consideration, to any “family member” as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as such may be amended from time to time, and (b) in any transfer described in clause (ii) of Section 1(a)(5) of the General Instructions to Form S-8 under the 1933 Act as amended from time to time, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant to whom it was granted, as modified as the Committee shall determine appropriate, and as a condition to such transfer the transferee shall execute an agreement agreeing to be bound by such terms; provided further, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance that does not qualify under this Section 10(a) shall be void and unenforceable against the Corporation.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Corporation as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) market segment share, (q) product release schedules, (r) new product innovation, (s) product cost reduction through advanced technology, (t) brand recognition/acceptance, (u) product ship targets, or (v) customer satisfaction. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to stockholders for the applicable year. Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award, the number of Shares, Stock Options, SARs, Restricted Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(c) Dividends. Unless otherwise provided by the Committee, no adjustment shall be made in Shares issuable under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to their issuance under any Award. The Committee shall specify whether dividends or dividend equivalent amounts shall be paid to any Participant with respect to the Shares subject to any Award that have not vested or been issued or that are subject to any restrictions or conditions on the record date for dividends.

(d) Documents Evidencing Awards. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

(e) Additional Restrictions on Awards. Either at the time an Award is granted or by subsequent action, the Committee may, but need not, impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued under an Award, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant or Participants, and (c) restrictions as to the use of a specified brokerage firm for receipt, resales or other transfers of such Shares.

(f) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by Intel issuing any subject Shares to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

11.	ADJUSTMENT OF AND CHANGES IN THE COMMON STOCK

(a) The existence of outstanding Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation or any issuance of

Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or other securities of the Corporation or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided herein or by the Committee, (i) the issuance by the Corporation of shares of stock or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, (ii) the payment of a dividend in property other than Shares, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Stock Options or other Awards theretofore granted or the purchase price per Share, unless the Committee shall determine, in its sole discretion, that an adjustment is necessary or appropriate.

(b) If the outstanding Shares or other securities of the Corporation, or both, for which the Award is then exercisable or as to which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar equity restructuring transaction (as that term is used in Statement of Financial Accounting Standards No. 123 (revised) affecting the Shares or other securities of the Corporation, the Committee shall equitably adjust the number and kind of Shares or other securities that are subject to this Plan and to the limits under Section 6 and that are subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of Shares or other securities subject to such Awards without changing the aggregate exercise or settlement price, if any.

(c) No right to purchase fractional Shares shall result from any adjustment in Stock Options or SARs pursuant to this Section 11. In case of any such adjustment, the Shares subject to the Stock Option or SAR shall be rounded down to the nearest whole share.

(d) Any other provision hereof to the contrary notwithstanding (except Section 11(a)), in the event Intel is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by Intel (if Intel is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.

12.	LISTING OR QUALIFICATION OF COMMON STOCK

In the event that the Committee determines in its discretion that the listing or qualification of the Shares available for issuance under the Plan on any securities exchange or quotation or trading system or under any applicable law or governmental regulation is necessary as a condition to the issuance of such Shares, a Stock Option or SAR may not be exercised in whole or in part and a Restricted Stock or Restricted Stock Unit Award shall not vest or be settled unless such listing, qualification, consent or approval has been unconditionally obtained.

13.	TERMINATION OR AMENDMENT OF THE PLAN

The Board of Directors may amend, alter or discontinue the Plan and the Board or the Committee may to the extent permitted by the Plan amend any agreement or other document evidencing an Award made under this Plan, provided, however, that the Corporation shall submit for stockholder approval any amendment (other than an amendment pursuant to the adjustment provisions of Section 11) required to be submitted for stockholder approval by NASDAQ or that otherwise would:

(a) Increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) Reduce the price at which Stock Options may be granted below the price provided for in Section 8(a);

(c) Reduce the option price of outstanding Stock Options;

(d) Extend the term of this Plan;

(e) Change the class of persons eligible to be Participants; or

(f) Increase the limits in Section 6.

In addition, no such amendment or alteration shall be made which would impair the rights of any Participant, without such Participant’s consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Corporation, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

14.	WITHHOLDING

To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise with respect to any Stock Option, SAR, Restricted Stock or Restricted Stock Unit Award, or any sale of Shares. The Corporation shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by having the Corporation withhold a portion of the Shares of stock that otherwise would be issued to a Participant under such Award or by tendering Shares previously acquired by the Participant.

15.	GENERAL PROVISIONS

(a) Employment At Will. Neither the Plan nor the grant of any Award nor any action by the Corporation, any Subsidiary or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Corporation or a Subsidiary. The Corporation and each Subsidiary expressly reserve the right to discharge, without liability but subject to his or her rights under this Plan, any Participant whenever in the sole discretion of the Corporation or a Subsidiary, as the case may be, it may determine to do so.

(b) Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

(c) Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Corporation shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Corporation or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

16.	NON-EXCLUSIVITY OF PLAN

Neither the adoption of this Plan by the Board of Directors nor the submission of this Plan to the shareholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of stock options, stock appreciation rights, restricted stock or restricted stock units otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17.	COMPLIANCE WITH OTHER LAWS AND REGULATIONS

This Plan, the grant and exercise of Awards thereunder, and the obligation of the Corporation to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Corporation shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Corporation is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary or advisable for the lawful issuance and sale of any Shares hereunder, the Corporation shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Stock Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Stock Option is effective and current or the Corporation has determined that such registration is unnecessary.

18.	LIABILITY OF CORPORATION

The Corporation shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Corporation has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Stock Option or other Award granted hereunder.

INVESTOR RELATIONS 2200 MISSION COLLEGE BLVD SANTA CLARA, CA 95054
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INTZL1
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY INTEL CORPORATION
A. Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 — 5:
1. Election of Directors
For Against Abstain
Nominees:
1a. Charlene Barshefsky 0 0 0 1b. Susan L. Decker 0 0 0 For Against Abstain 1c. John J. Donahoe 0 0 0 1d. Reed E. Hundt 0 0 0 1e. Paul S. Otellini 0 0 0 1f. James D. Plummer 0 0 0 1h. Jane E. Shaw 0 0 0 1i. John L. Thornton 0 0 0 1j. Frank D. Yeary 0 0 0 1k. David B. Yoffie 0 0 0
The Board of Directors recommends a vote AGAINST Proposals 6 and 7:
2. Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for the current year 0 0 0
3. Amendment and extension of the 2006 Equity Incentive Plan 0 0 0
4. Approval of an employee stock option exchange program 0 0 0 1g. David S. Pottruck 0 0 0
5. Advisory vote on executive compensation 0 0 0
6. Stockholder proposal: Cumulative voting 0 0 0
7. Stockholder proposal: Human right to water 0 0 0
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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
INTZL2
Proxy — Intel Corporation
Notice of 2009 Annual Meeting of Stockholders
May 20, 2009, 8:30 a.m. Pacific Time Intel Corporation Building SC-12, 3600 Juliette Lane, Santa Clara, CA 95054
Proxy Solicited by Board of Directors for Annual Meeting — May 20, 2009
Craig R. Barrett, Paul S. Otellini, Cary I. Klafter, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Intel Corporation to be held on May 20, 2009 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR item 1 (Election of Directors), FOR item 2 (Ratification of Selection of Independent Registered Public Accounting Firm), FOR item 3 (Amendment and Extension of the 2006 Equity Incentive Plan), FOR item 4 (Approval of an Employee Stock Option Exchange Program), FOR item 5 (Advisory Vote on Executive Compensation) and AGAINST items 6 & 7 (Stockholder Proposals).
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)